CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE ATHLETIC MEDIA COMPANY,

THE NEW YORK TIMES COMPANY,

SUBSCRIPTION HOLDING CO.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

JANUARY 6, 2022

(continued)

i

(continued)

(continued)

(continued)

EXHIBITS

Exhibit A	Form of Certificate of Merger
Exhibit B	Accounting Principles and Net Working Capital Sample Calculation
Exhibit C	Excluded Deferred Revenue
Exhibit D	Escrow Agreement
Exhibit E	Paying Agent Agreement
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Company Closing Certificate
Exhibit H	Form of Buyer Closing Certificate
Exhibit I	Form of Option Cancellation Agreement
Exhibit J	Form of Warrant Cancellation Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 6, 2022, is made by and among (i) The Athletic Media Company, a Delaware corporation (the “Company”), (ii) The New York Times Company, a New York corporation (“Buyer”), (iii) Subscription Holding Co., a Delaware corporation and wholly-owned Subsidiary of Buyer (“Merger Sub” and, together with the Company, the “Constituent Corporations”), and (iv) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Securityholders as set forth in this Agreement (the “Securityholders’ Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below. “Party” as used herein means, individually, each of the Company, Buyer, Merger Sub and, solely in such capacity, the Securityholders’ Representative (and all are collectively referred to herein as the “Parties”).

WHEREAS, the boards of directors of the Company, Buyer and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the DGCL, the BCL and, to the extent applicable, the CCC (the “Merger”), and the board of directors of the Company (the “Company Board”) has declared that it is advisable and in the best interests of the stockholders of the Company that this Agreement and the Merger be adopted and approved by the stockholders of the Company (the “Transaction Approval”);

WHEREAS, subsequent to the approval of this Agreement by the Company Board and after the execution of this Agreement, Stockholders of the Company holding beneficially and of record not less than (i) a majority of all issued and outstanding Capital Stock of the Company entitled to vote on the Merger (on an as-converted to Common Stock basis, as applicable) and (ii) a majority of all issued and outstanding Preferred Stock entitled to vote on the Merger (voting together as a single class and on an as-converted to Common Stock basis) will provide the Transaction Approval by the execution and delivery to the Company of an irrevocable written consent of those Stockholders that includes adoption of resolutions satisfactory to Buyer providing the Transaction Approval and a waiver of any appraisal rights under Section 262 of the DGCL (the “Stockholder Resolutions”), and copies of the Stockholder Resolutions will be delivered to Buyer and the Company;

WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Merger;

WHEREAS, the authorized capital stock of the Company consists of the Common Stock and the Preferred Stock and the Merger constitutes a “Liquidation Event” under the Charter which entitles the holders of Preferred Stock to receive, in preference to any distribution of proceeds to the holders of Common Stock, the greater of (i) the sum of the applicable original issue price for such holder’s shares of Preferred Stock, plus payable unpaid dividends on such shares, in each case as set forth in the Charter (the “Liquidation Preference”), and (ii) the amount that would be distributed to such holder if such holder converted its shares of Preferred Stock to shares of Common Stock immediately prior to the Liquidation Event in accordance with the Charter;

WHEREAS, the portion of the Merger Consideration to be received by each holder of Series D Preferred Stock under this Agreement if such holder converted its shares of Series D Preferred Stock to shares of Common Stock immediately prior to the Effective Time in accordance with the Charter, might not exceed the applicable Liquidation Preference;

WHEREAS, if the portion of the Merger Consideration to be received by each holder of Series D Preferred Stock under this Agreement if such holder converted its shares of Series D Preferred Stock to shares of Common Stock immediately prior to the Effective Time in accordance with the Charter does not exceed the applicable Liquidation Preference, each holder of Series D Preferred Stock will hold Non-Converting Series D Preferred Stock and accordingly, for purposes of this Agreement and in accordance with the Charter, will receive the Per Share Non-Converting Series D Consideration for each such share of Non-Converting Series D Preferred Stock;

WHEREAS, if the portion of the Merger Consideration to be received by each holder of Preferred Stock (other than Non-Converting Series D Preferred Stock) under this Agreement if such holder converted such shares of Preferred Stock to shares of Common Stock immediately prior to the Effective Time in accordance with the Charter, exceeds the applicable Liquidation Preference, therefore, for purposes of this Agreement and in accordance with the Charter, the holders of Preferred Stock (other than Non-Converting Series D Preferred Stock) shall be treated as if such holders converted their shares of Preferred Stock (other than Non-Converting Series D Preferred Stock) to shares of Common Stock immediately prior to the Effective Time in accordance with the Charter and the holders of Preferred Stock (other than Non-Converting Series D Preferred Stock) and Common Stock will receive the same per share portion of the Merger Consideration;

WHEREAS, each issued and outstanding warrant to acquire Common Stock (the “Warrants”), pursuant to their terms, automatically shall be exercised on a cashless basis for the number of shares of Common Stock set forth on Schedule 3.04(b)(ii) (the “Warrant Common Stock”) contingent on the Closing and effective immediately prior to the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company shall cause to be executed and delivered to Buyer the Offer Letters for the Key Employees; and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company shall cause to be executed and delivered to Buyer the Non-Compete Agreements for the Key Employees.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. On and subject to the terms and conditions contained herein, and in accordance with Section 251 of the DGCL, and, to the extent applicable, the CCC, at the Effective Time, Merger Sub will merge with and into the Company, with (i) the separate corporate existence of Merger Sub thereupon ceasing and (ii) the Company surviving the Merger as a wholly owned Subsidiary of Buyer (the Company, as the surviving corporation after the Effective Time, is sometimes referred to herein as the “Surviving Corporation”).

1.02 Filing of Merger Certificate; Effective Time. At the Closing, subject to satisfaction or waiver of the conditions specified in Article VII, (i) the Company will execute a certificate of merger in substantially the form of Exhibit A (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL, and (ii) the Company and Merger Sub will, and Buyer will cause Merger Sub to, cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and the Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Buyer and the Company and specified therein (the “Effective Time”).

1.03 Effect of the Merger; Further Assurances.

(a) The Merger will have the effects provided in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL, the BCL and the CCC (as applicable). If, at any time after the Effective Time, the Surviving Corporation determines that any further documents or acts are necessary to vest in the Surviving Corporation the title to any properties, rights, privileges, powers or franchises of the Constituent Corporations acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors will execute and deliver all such documents and do all such acts, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action after the Effective Time solely for the purposes set forth in this Section 1.03.

(b) At the Effective Time, the certificate of incorporation of the Company will, by operation of Law and without any further action by any Person, be amended and restated in its entirety to contain the provisions set forth in the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except for any references to the name, incorporator or original directors of Merger Sub), and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof and applicable Law.

(c) At the Effective Time, the bylaws of the Company will, by operation of Law and without any further action by any Person, be amended and restated in their entirety to contain the provisions set forth in the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except for any references to the name of Merger Sub), and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

(d) The directors of Merger Sub in office immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

(e) The officers of Merger Sub in office immediately prior to the Effective Time will be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

1.04 Conversion of Shares; Treatment of Options and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:

(a) Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than such shares cancelled pursuant to Section 1.04(e) and Dissenting Shares) will be converted into the right to receive the Closing Per Participating Share Merger Consideration, plus any amount payable with respect to such share of Common Stock pursuant to Section 1.08, Section 10.06 and Section 11.18, as applicable, and will automatically be cancelled and retired and will cease to exist.

(c) Each share of Non-Converting Series D Preferred Stock (other than such shares cancelled pursuant to Section 1.04(e) and Dissenting Shares) that is issued and outstanding as of immediately prior to the Effective Time will be converted automatically into the right to receive an amount in cash equal to the Per Share Non-Converting Series D Consideration and will automatically be cancelled and retired and will cease to exist.

(d) Each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than such shares cancelled pursuant to Section 1.04(e), Non-Converting Series D Preferred Stock and Dissenting Shares) will be converted into the right to receive the Closing Per Participating Share Merger Consideration, plus any amount payable with respect to such share of Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock (other than Non-Converting Series D Preferred Stock) pursuant to Section 1.08, Section 10.06 and Section 11.18, as applicable, and will automatically be cancelled and retired and will cease to exist.

(e) Each share of Capital Stock held in the treasury of the Company and each share of Capital Stock owned or held, directly or indirectly, by the Company or by Buyer, Merger Sub or their respective Subsidiaries, in each case, immediately prior to the Effective Time, will be cancelled and retired and will cease to exist without any conversion thereof and no payment of cash or any other consideration will be made with respect thereto.

(f) Each unexpired and unexercised Option outstanding immediately prior to the Effective Time (each, an “Outstanding Option”), whether or not then vested or exercisable, will be converted at that time into the right to receive, conditional upon the occurrence of the Merger and upon delivery by the Optionholder of an option cancellation agreement, substantially in the form attached as Exhibit I (an “Option Cancellation Agreement”), with such delivery by the Employee Optionholders to the Company and such delivery by the Non-Employee Optionholders to the Paying Agent, the Closing Option Per Share Merger Consideration, plus any amount payable with respect to such Outstanding Option pursuant to Section 1.08, Section 10.06 and Section 11.18, as applicable, in each case, with respect to Employee Options, subject to any applicable Tax withholding pursuant to Section 1.10, and all such Outstanding Options subject to any such Option Cancellation Agreement will automatically be cancelled and retired and will cease to exist. The amount of cash each Optionholder is entitled to receive with respect to its Outstanding Options shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Outstanding Options held by such Optionholder.

(g) Each unexpired and unexercised Warrant outstanding immediately prior to the Effective Time (each, an “Outstanding Warrant”) will be converted into the right to receive, upon delivery by the Warrant Holder of a warrant cancellation agreement, substantially in the form attached as Exhibit J (a “Warrant Cancellation Agreement”), to the Paying Agent, the Closing Per Participating Share Merger Consideration, plus any amount payable pursuant to Section 1.08, Section 10.06 and Section 11.18, as applicable, in each case, in respect of each share of Warrant Common Stock issuable upon the cashless exercise of any particular Warrant, and will automatically be cancelled and retired and will cease to exist. The amount of cash each Warrant Holder is entitled to receive with respect to its Outstanding Warrants shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Outstanding Warrants held by such Warrant Holder.

1.05 Pre-Closing Merger Consideration Estimate.

(a) At least four (4) Business Days prior to the Closing, the Company will prepare and deliver to Buyer (x) an estimated unaudited balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”) and (y) a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith calculation of (i) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the estimated Closing Cash (the “Estimated Closing Cash”), (iii) the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) the estimated Transaction Expenses (the “Estimated Transaction Expenses”), (v) the Company’s calculation of the Estimated Merger Consideration, (vi) the Closing Per Participating Share Merger Consideration and Closing Common Stock Payment payable at the Closing to each holder of Common Stock in accordance with Section 1.05(b)(i), (vii) the Closing Non-Converting Series D Preferred Stock Payment payable at the Closing to each holder of Non-Converting Series D Preferred Stock in accordance with Section 1.05(b)(ii), (viii) the Closing Per Participating Share Merger Consideration and Closing Preferred Stock Payment payable at the Closing to each holder of Preferred Stock (other than Non-Converting Series D Preferred Stock) in accordance with Section 1.05(b)(iii), (ix) the

Closing Option Per Share Merger Consideration and Closing Option Payment payable at the Closing to each Optionholder in accordance with Section 1.05(b)(iv), indicating whether each Optionholder is an Employee Optionholder or a Non-Employee Optionholder and (ix) the Closing Per Participating Share Merger Consideration and the Closing Warrant Payment payable at the Closing to Warrant Holders in accordance with Section 1.05(b)(v). The Estimated Closing Statement will be prepared in accordance with the Accounting Principles, and the Estimated Closing Net Working Capital, the Estimated Closing Cash, the Estimated Closing Indebtedness and the Estimated Transaction Expenses will be determined, in each case, in good faith, on a consolidated basis in accordance with the definitions set forth in this Agreement.

(b) The portion of the Estimated Merger Consideration payable to each Securityholder at the Closing will be set forth on the Estimated Closing Statement and will be determined as follows:

(i) each holder of Common Stock will be entitled to receive, in respect of its shares of Common Stock (the “Closing Common Stock Payment”), an amount equal to the product of (i) the Closing Per Participating Share Merger Consideration multiplied by (ii) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time that were converted in accordance with Section 1.04(b);

(ii) each holder of Non-Converting Series D Preferred Stock will be entitled to receive, in respect of its shares of Non-Converting Series D Preferred Stock (the “Closing Non-Converting Series D Preferred Stock Payment”), an amount equal to the product of (i) the Per Share Non-Converting Series D Consideration multiplied by (ii) the number of shares of Non-Converting Series D Preferred Stock held by such Stockholder immediately prior to the Effective Time that were converted in accordance with Section 1.04(c);

(iii) each holder of Preferred Stock (other than Non-Converting Series D Preferred Stock) will be entitled to receive, in respect of its shares of Preferred Stock (other than Non-Converting Series D Preferred Stock) on an as-converted to Common Stock basis (the “Closing Preferred Stock Payment”), an amount equal to the product of (i) the Closing Per Participating Share Merger Consideration multiplied by (ii) the number of shares of Preferred Stock (other than Non-Converting Series D Preferred Stock) held by such Stockholder immediately prior to the Effective Time that were converted in accordance with Section 1.04(d);

(iv) each Optionholder will be entitled to receive, in respect of its Outstanding Options (the “Closing Option Payment”), an amount equal to the product of (i) the Closing Option Per Share Merger Consideration applicable to such Outstanding Option multiplied by (ii) the number of shares of Common Stock corresponding to such Outstanding Option held by such Optionholder as of immediately prior to the Effective Time that were converted in accordance with Section 1.04(f); and

(v) each Warrant Holder will be entitled to receive, in respect of its Outstanding Warrants (the “Closing Warrant Payment”), an amount equal to the product of (i) the Closing Per Participating Share Merger Consideration multiplied by (ii) the number of shares of Warrant Common Stock corresponding to such Outstanding Warrant held by such Warrant Holder as of immediately prior to the Effective Time that were converted in accordance with Section 1.04(g).

(c) Following delivery of the Estimated Closing Statement, the Company shall cooperate in good faith to answer any questions raised by Buyer and its Representatives in connection with their review of the Estimated Closing Statement, and the Company shall provide Buyer and its Representatives with reasonable access to the books and records of the Company and its Subsidiaries to assist Buyer and its Representatives in connection with their review of such Estimated Closing Statement; provided, that such access shall not unreasonably interfere with the normal business operations of the Company or its Subsidiaries. Buyer and its Representatives shall have the right to provide the Company with comments to the Estimated Closing Statement no later than the second (2nd) Business Day immediately prior to the Closing. The Company shall consider the comments, if any, of Buyer and its Representatives to the Estimated Closing Statement and shall accept those comments that the Company determines in good faith are reasonable. The Company shall reissue the Estimated Closing Statement containing the Estimated Merger Consideration and each component thereof, reflecting those reasonable comments, no later than the Business Day immediately prior to the Closing, which reissued Estimated Closing Statement will control for purposes of Closing.

(d) Buyer and Merger Sub shall be entitled to rely on the Estimated Closing Statement in making payments under this Article I, and Buyer and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Estimated Closing Statement.

1.06 Closing Payments.

(a) At the Closing, Buyer will, or will cause Merger Sub to, deposit with the Paying Agent the aggregate Closing Common Stock Payments, the aggregate Closing Preferred Stock Payments, the aggregate Closing Non-Converting Series D Preferred Stock Payment, the aggregate Closing Warrant Payments and the aggregate portion of the Closing Option Payments payable to the Non-Employee Optionholders, in each case, as set forth in the Estimated Closing Statement by wire transfer of immediately available funds, to the account designated by the Paying Agent no later than two (2) Business Days prior to the Closing Date.

(b) At the Closing, Buyer will, or will cause Merger Sub to, deliver the aggregate portion of the Closing Option Payments payable to the Employee Optionholders, as set forth in the Estimated Closing Statement, by wire transfer of immediately available funds, to an account designated by the Company at least two (2) Business Days prior to the Closing Date. No later than three (3) Business Days following the Closing, the Surviving Corporation will distribute to the Employee Optionholders, through a special payroll of the Company, their respective Closing Option Payments, subject to any applicable Tax withholding pursuant to Section 1.10. After the Closing, Buyer shall cause the Surviving Corporation to make payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders in accordance with Section 1.10.

(c) At the Closing, Buyer will, or will cause Merger Sub to, deliver the Adjustment Escrow Deposit Amount, the Indemnification Escrow Deposit Amount and the Specific Indemnity Escrow Deposit Amount to the Escrow Agent by wire transfer of immediately available funds, to three segregated escrow accounts designated by the Escrow Agent no later than two (2) Business Days prior to the Closing Date (the “Adjustment Escrow Account”, the “Indemnification Escrow Account” and the “Specific Indemnity Escrow Account”) and established pursuant to the terms of an escrow agreement, to be dated as of the Closing Date and substantially in the form attached as Exhibit D (the “Escrow Agreement”), among Buyer, the Securityholders’ Representative and the Escrow Agent. The Escrow Accounts will be maintained separately from other funds held by the Escrow Agent. The Adjustment Escrow Account will be Buyer’s and Merger Sub’s sole and exclusive source of recovery for any amounts owing to Buyer, Merger Sub or, following the Closing, the Surviving Corporation, pursuant to Section 1.08 and shall be released in accordance with the terms thereof.

(d) At the Closing, Buyer will pay, or will cause Merger Sub to pay, to the Securityholders’ Representative, the Representative Holdback Amount, by wire transfer of immediately available funds to an account designated by the Securityholders’ Representative at least two (2) Business Days prior to the Closing Date.

(e) At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company and its Subsidiaries, all Estimated Transaction Expenses to such Persons as they are owed as set forth in the Estimated Closing Statement by wire transfer of immediately available funds to accounts designated by the Company at least two (2) Business Days prior to the Closing Date.

(f) At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company and its Subsidiaries, all amounts required to be paid under the Payoff Letters delivered pursuant to Section 5.09 at least two (2) Business Days prior to the Closing Date in order to fully discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such Payoff Letters.

1.07 Surrender of Certificates; Paying Agent.

(a) In accordance with the payments administration agreement to be dated as of the Closing Date and substantially in the form attached as Exhibit E (the “Paying Agent Agreement”), the Paying Agent will act as Buyer’s agent in delivering the Stock Consideration to each Stockholder (other than holders of shares of Capital Stock cancelled pursuant to Section 1.04(e) and Dissenting Shares), the Option Consideration to each Non-Employee Optionholder and the Warrant Consideration to each Warrant Holder.

(b) No later than one (1) Business Day prior to the Closing Date, the Company shall deliver written instruction to its transfer agent, eShares, Inc., d/b/a Carta, Inc. (“Carta”), with a copy to Buyer, directing Carta to (A) cancel all Certificates, such cancellation to be effective as of the Effective Time, and (B) deliver to Buyer, as promptly as practicable, but in no event later than one (1) Business Day after the Effective Time, written confirmation of the cancellation of all Certificates. At or after the Effective Time, upon such cancellation of Certificates which, prior to the Effective Time, represented shares of Capital Stock (other than shares of Capital Stock cancelled pursuant to Section 1.04(e) and Dissenting Shares) and delivery by a Stockholder of a duly executed letter of transmittal substantially in the form of Exhibit F (the “Letter of

Transmittal”) to the Paying Agent, (i) the Paying Agent will pay each such Stockholder the Closing Common Stock Payment, Closing Preferred Stock Payment or Closing Non-Converting Series D Preferred Stock Payment, as applicable, to which such Stockholder is entitled under Section 1.05 and (ii) each Stockholder will be irrevocably entitled to receive the portion of any amount payable under Section 1.08, Section 10.06 and Section 11.18, as applicable, with respect to the shares of Capital Stock held by such Stockholder immediately prior to the Effective Time. The Stock Consideration payable to a Stockholder will be made by wire transfer of immediately available funds to an account designated in writing by such Stockholder in the Letter of Transmittal, unless, to the extent permitted by the Letter of Transmittal, alternative arrangements are specified by such holder in the Letter of Transmittal. Each such Stockholder that makes the deliveries to the Paying Agent required by this Agreement, the Letter of Transmittal and the Paying Agent Agreement prior to the Closing Date will be paid its Closing Common Stock Payment, Closing Preferred Stock Payment or Closing Non-Converting Series D Preferred Stock Payment, as applicable, on the same Business Day as the Effective Time. Each such Stockholder that makes the deliveries to the Paying Agent required by this Agreement, the Letter of Transmittal and the Paying Agent Agreement thereafter will be paid its Closing Common Stock Payment, Closing Preferred Stock Payment or Closing Non-Converting Series D Preferred Stock Payment, as applicable, as soon as possible after delivery thereof is made (but in any event no later than two (2) Business Days after the date such delivery thereof is made).

(c) If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed (in form and substance reasonably satisfactory to the Paying Agent) and, if required by the Paying Agent, the delivery of such indemnity by such Person as is reasonably satisfactory to the Paying Agent, the Paying Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate or instrument representing shares of Capital Stock the proper amount of the Stock Consideration to which it is entitled hereunder, subject to the other deliveries required by this Section 1.07(c).

(d) At or after the Effective Time, upon delivery by a Non-Employee Optionholder or Warrant Holder of a duly executed Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, to Buyer and the Paying Agent, (i) the Paying Agent will pay each such Non-Employee Optionholder or Warrant Holder the Closing Option Payment or Closing Warrant Payment, as applicable, to which such Securityholder is entitled under Section 1.05(b)(iv) or Section 1.05(b)(v) and (ii) each Non-Employee Optionholder and Warrant Holder will be irrevocably entitled to receive the portion of any amount payable under Section 1.08, Section 10.06 and Section 11.18, with respect to the Non-Employee Options or Outstanding Warrants held by such Securityholder immediately prior to the Effective Time. The Option Consideration or Warrant Consideration payable to a Non-Employee Optionholder or Warrant Holder will be made by wire transfer of immediately available funds to an account designated in writing by such Securityholder in the Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, unless, to the extent permitted by such agreement, alternative arrangements are specified by such holder therein. Each Non-Employee Optionholder and Warrant Holder that makes the deliveries to Buyer and the Paying Agent required by this Agreement, the Option Cancellation Agreement or the Warrant Cancellation Agreement, as applicable, and the Paying Agent Agreement will be paid its Closing Option Payment or Closing Warrant Payment on the later of (i) the same Business Day as the Effective Time and (ii) two (2) Business Days after the date such deliveries are made.

(e) At any time that is more than one (1) year after the Effective Time, Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Merger Consideration (including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to Securityholders as of such time (other than any amounts then subject to dispute). After the Paying Agent makes such payments to the Surviving Corporation, all former Securityholders will be entitled to look only to the Surviving Corporation (subject to any applicable abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the cash payable to them upon surrender of their Certificates, if applicable, pursuant to this Agreement, and the Paying Agent will have no further obligation under this Section 1.07(e) in its capacity as such. None of the Surviving Corporation, Buyer, Merger Sub, the Securityholders’ Representative or the Paying Agent will be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to the Surviving Corporation, upon demand.

(f) At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the books and records of the Company. If, after the Effective Time, Certificates representing shares of Capital Stock are presented to the Surviving Corporation or the Paying Agent, they will be cancelled and exchanged as provided in this Section 1.07(f).

1.08 Post-Closing Merger Consideration Adjustment. Following the Closing Date, the Merger Consideration will be adjusted, if at all, as set forth below:

(a) Buyer will prepare and deliver to the Representative within ninety (90) days after the Closing Date a statement (the “Closing Statement”) setting forth a calculation of (A) the Closing Net Working Capital, (B) the Closing Cash, (C) the Closing Indebtedness, (D) the Transaction Expenses, (E) Buyer’s calculation of the Final Merger Consideration, and (F) with respect to each of the foregoing, the changes in such amounts from the corresponding amounts set forth in the Estimated Closing Statement. The Closing Statement will be prepared in accordance with the Accounting Principles, and the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be determined, in each case, in good faith, on a consolidated basis in accordance with the definitions set forth in this Agreement.

(b) On or prior to the thirtieth (30th) day following Buyer’s delivery of the Closing Statement, the Securityholders’ Representative may give Buyer a written notice stating in reasonable detail the Securityholders’ Representative’s objections (a “Notice of Disagreement”) to the Closing Statement. During such thirty (30) day period, and any period of dispute thereafter with respect to the Closing Statement, Buyer will, and will cause the Surviving Corporation and its Subsidiaries to, (i) provide the Securityholders’ Representative and its Advisors reasonable access to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, and personnel of the Surviving Corporation and its Subsidiaries and, subject to execution of any customary work paper access letters required by them, the Surviving Corporation’s accountants and their work papers, and (ii) otherwise reasonably cooperate with and assist the Securityholders’ Representative and its Advisors in connection with such review; provided, that such access (a) shall be limited to documents and personnel that relates to the Closing Statement, (b) shall be during normal business hours and subject to the customary security protocols of Buyer or the Surviving Corporation and (c) shall be exercised in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Surviving Corporation. Any determination set forth on the Closing Statement which is not specifically objected to in the Notice of Disagreement will be deemed acceptable to the Securityholders’ Representative, and will be final and binding upon all Parties upon delivery of the Notice of Disagreement. If the Securityholders’ Representative does not deliver to Buyer a Notice of Disagreement within such thirty (30) day period, then the Closing Statement and the Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be final and binding upon the Parties as of the expiration of such thirty (30) day period, and the Final Merger Consideration set forth in the Closing Statement will constitute the Final Merger Consideration for all purposes of this Section 1.08.

(c) Following Buyer’s receipt of any Notice of Disagreement, the Securityholders’ Representative and Buyer may attempt to negotiate in good faith to resolve the disputed matters set forth therein, and all such discussions and negotiations related thereto shall (unless otherwise agreed by Buyer and the Securityholders’ Representative) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule. In the event that the Securityholders’ Representative and Buyer fail to resolve any of the Securityholders’ Representative’s proposed adjustments set forth in the Notice of Disagreement within thirty (30) days after Buyer receives the Notice of Disagreement (or such longer period as agreed by Buyer and the Securityholders’ Representative in writing), the Securityholders’ Representative and Buyer agree to use their respective reasonable best efforts to cause BDO USA LLP (provided, that if BDO USA LLP is not independent or unable or unwilling to serve in such capacity, the Securityholders’ Representative and Buyer shall jointly select an alternative firm that is a nationally recognized independent accounting firm) (the “Firm”), within forty-five (45) days immediately following such first thirty (30) day period, to make the final written determination of all matters which were included in the Notice of Disagreement and were not resolved directly by Buyer and the Securityholders’ Representative. Buyer and the Securityholders’ Representative will instruct the Firm to, and the Firm will, make a final determination of the items included in the Closing Statement solely by aggregating (i) the Closing Statement items that were never in dispute, (ii) the resolution of those disputed items that were resolved directly by Buyer and the Securityholders’ Representative and (iii) the Firm’s determination with respect to the remaining disputed items, in each case, acting as an expert and not as an arbitrator. Buyer and the Securityholders’ Representative will execute a customary engagement letter and will cooperate with the Firm during the term of its engagement. Buyer and the Securityholders’ Representative will instruct the Firm not to, and the Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Securityholders’ Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Securityholders’ Representative, on the other hand. Buyer and the Securityholders’ Representative will also instruct the Firm to, and the Firm will, make its determination based solely on the terms and provisions of this Agreement and on written submissions by Buyer and the Securityholders’ Representative that are in accordance with this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction

Expenses, in each case, as adjusted by the Firm in accordance with this Section 1.08(c), will be final and binding on the Parties on the date the Firm delivers its final determination in writing to Buyer and the Securityholders’ Representative. The date on which the Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses are finally determined pursuant to Section 1.08(b), are agreed upon by Buyer and the Securityholders’ Representative pursuant to this Section 1.08(c) or are determined by the Firm in accordance with this Section 1.08(c) is referred to as the “Settlement Date.” The fees, costs and expenses of the Firm will be allocated between Buyer, on the one hand, and the Securityholders’ Representative (on behalf of the Securityholders), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Firm that is unsuccessfully disputed by such Party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if the Securityholders’ Representative submits a Notice of Disagreement for $1,000, and if Buyer contests only $500 of the amount claimed by the Securityholders’ Representative, and if the Firm ultimately resolves the dispute by awarding the Securityholders’ Representative (on behalf of the Securityholders) $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to the Securityholders’ Representative (on behalf of the Securityholders).

(d) If the Estimated Merger Consideration exceeds the Final Merger Consideration (such excess, the “Excess Amount”), Buyer and the Securityholders’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Buyer (or its designee), within five (5) Business Days after the Settlement Date by wire transfer of immediately available funds, the Excess Amount from the Adjustment Escrow Funds. In the event that the Excess Amount is less than the Adjustment Escrow Funds (such shortfall, the “Remaining Adjustment Escrow Funds”), Buyer and the Securityholders’ Representative will simultaneously with delivery of the instructions in the immediately foregoing sentence deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay the Remaining Adjustment Escrow Funds from the Adjustment Escrow Account to the Paying Agent, with all such amounts, subject to Section 11.18(b), to be paid to the Securityholders (excluding, for the avoidance of doubt, holders of only Non-Converting Series D Preferred Stock) in accordance with each such holder’s Pro Rata Portion; provided, that the portion of any such amounts payable to Employee Optionholders shall be remitted to the Surviving Corporation for payment to such Persons through the Surviving Corporation’s payroll procedures subject to applicable Tax withholding pursuant to Section 1.10, and the Surviving Corporation shall make such payments promptly following receipt thereof. The Adjustment Escrow Funds shall be the sole and exclusive source of recovery for any Excess Amount.

(e) If the Final Merger Consideration exceeds the Estimated Merger Consideration (such excess, the “Adjustment Amount”), then (i) Buyer will, within five (5) Business Days after the Settlement Date, make payment of the Adjustment Amount by wire transfer of immediately available funds to the Paying Agent, and (ii) Buyer and the Securityholders’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to make payment of the Adjustment Escrow Funds from the Adjustment Escrow Account, within five (5) Business Days after the Settlement Date, to the Paying Agent, with all such amounts, subject to Section 11.18(b), to be paid to the Securityholders (excluding, for the avoidance of doubt, holders of only Non-Converting Series D Preferred Stock) based on each such holder’s Pro Rata Portion; provided, that (x) notwithstanding anything contained herein to the contrary, in satisfying its obligations pursuant to this Section 1.08(e), in no event shall Buyer be required to make payments that, in the aggregate, exceed the Adjustment Escrow Deposit Amount and (y) the portion of any such amounts payable to Employee Optionholders shall be remitted to the Surviving Corporation for payment to such Persons through the Surviving Corporation’s payroll procedures subject to applicable Tax withholding pursuant to Section 1.10, and the Surviving Corporation shall make such payments promptly following receipt thereof.

(f) Any payment made pursuant to this Section 1.08 shall be treated for all purposes (including for Tax purposes) as an adjustment to the aggregate consideration, unless otherwise required by applicable Law.

1.09 Appraisal Rights. Each share of Capital Stock that is issued and outstanding immediately prior to the Effective Time and is held by a Person who, in accordance with Section 262 of the DGCL and Section 1313 of the CCC (if applicable), (i) has not executed the Stockholder Resolutions or has not otherwise voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights (whether before or after the date of this Agreement) and (ii) has properly demanded appraisal of such share of Capital Stock, and not effectively withdrawn, lost or failed to perfect their rights to appraisal, will not, at the Effective Time, be converted into the right to receive any portion of the Stock Consideration and instead will be cancelled and retired and shall cease to exist and shall represent only the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL and the CCC (if applicable), unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost its right to appraisal and payment under the DGCL and the CCC (if applicable), in which case such share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with Article I, without interest, in accordance with this Agreement, the Stock Consideration. From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote its shares of Capital Stock for any purpose or to receive payment of dividends or other distributions on its shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time). Any shares of Capital Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, in each case, in accordance with this Section 1.09 and the DGCL and the CCC (if applicable), are referred to in this Agreement as “Dissenting Shares.” The Company will give Buyer prompt notice of any demands for appraisal received by the Company, including any Stockholder’s notice of their intent to demand payment pursuant to the DGCL and the CCC (if applicable) that the Company receives, withdrawals of such demands and any other instruments served pursuant to the DGCL and the CCC (if applicable) and received by the Company. The Company shall not, except with the prior written consent of Buyer, voluntarily make or agree to make any payment with respect to any demands for appraisal of Capital Stock, or settle or offer to settle any such demands.

1.10 Withholding Rights. Each of Buyer, Merger Sub, the Company, the Paying Agent, the Escrow Agent and any of their respective Affiliates and Representatives will be entitled to deduct and withhold from the Merger Consideration or any other payment made pursuant to this Agreement or any other Transaction Document such amounts that are required to be deducted and withheld pursuant to any provision of Tax Law applicable to the Transactions. Buyer, Merger Sub, the Company, the Paying Agent, the Escrow Agent and each of their respective Affiliates and

Representatives, as applicable (the “Payor”), will timely remit any such withheld amounts to the applicable Tax authority. Such withheld and remitted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event that the Payor determines that withholding from the Merger Consideration is required under applicable Tax Law (other than withholding with respect to Employee Options or any other compensatory payments), the Payor will (A) use reasonable best efforts to so notify the recipient of such payment, at least two (2) Business Days prior to the Closing Date or any subsequent date that the applicable payment is to be made, and (B) provide such recipient with an opportunity to provide any form or documentation, contest, or take other steps (at such recipient’s expense) with respect to such claim in order to avoid such withholding and the Payor and the applicable recipient shall reasonably cooperate with one another to minimize or eliminate such withholding; provided, that such notice and contest (or other action) does not subject any of Buyer, Merger Sub, the Company, the Paying Agent, the Escrow Agent or any of their respective Affiliates or Representatives to any potential liability to any taxing authority and would not otherwise result in adverse consequences to any of Buyer, Merger Sub, the Company, the Paying Agent or any of their respective Affiliates or Representatives.

ARTICLE II

CLOSING

2.01 The Closing. In lieu of an in-person meeting, the closing of the Merger and the other Transactions (the “Closing”) will be accomplished remotely by teleconference and electronic exchange of documents (in .pdf or image format) (a) on the second (2nd) Business Day following the satisfaction (or due waiver by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or (b) on such other date as the Parties may mutually agree. The date the Closing actually occurs is referred to herein as the “Closing Date.”

2.02 Certain Closing Deliveries. Subject to the terms and conditions in this Agreement, the Parties will make the following deliveries at the Closing:

(a) Buyer will deliver each of the payments it is required to deliver under Section 1.06.

(b) Buyer will deliver to the Company copies certified by a duly authorized officer of Buyer of:

(i) the resolutions or consents of the boards of directors of each of Buyer and Merger Sub approving this Agreement and the Merger; and

(ii) the unanimous written consent of Buyer, as the sole stockholder of Merger Sub, approving this Agreement and the Merger.

(c) The Company will deliver to Buyer:

(i) a duly executed Certificate of Merger;

(ii) a copy of the resolution or consent of the Company Board approving this Agreement and the Merger certified by a duly authorized officer of the Company;

(iii) a certificate dated as of the Closing in form and substance reasonably satisfactory to Buyer and conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) executed by a duly authorized officer of the Company certifying that the Company is not and has not been during the five (5) years preceding the date of such statement a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

(iv) a good standing certificate for the Company and each of its Subsidiaries, as applicable, dated no earlier than five (5) Business Days prior to the Closing Date;

(v) a copy of the director and officer resignations referenced in Section 5.07; and

(vi) fully executed Payoff Letters (in accordance with Section 5.09).

(d) Each of Buyer and the Securityholders’ Representative will duly execute and deliver to the other, and to the Escrow Agent, the Escrow Agreement.

(e) Each of Buyer and the Securityholders’ Representative will duly execute and deliver to the other, and to the Paying Agent, the Paying Agent Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedules delivered to Buyer and Merger Sub (the “Disclosure Schedules”), as follows:

3.01 Organization and Power.

(a) The Company is a corporation, and the Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the DGCL or other applicable Laws of their jurisdiction of formation or organization, and each of the Company and its Subsidiaries has all requisite power and authority to own, operate and/or lease its assets, rights and properties and to carry on its businesses as now conducted and as currently proposed to be conducted. The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.

(b) Each of the Company and its Subsidiaries is qualified to do business and is in good standing (or its equivalent) as a domestic or foreign entity, in each jurisdiction listed on Schedule 3.01(b), which constitutes all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(c) True, accurate and complete copies of the Organizational Documents, including statutory books, if applicable (including minute books), of the Company and its Subsidiaries, in each case as in effect as of the date of this Agreement, have been made available to Buyer. Neither the Company nor its Subsidiaries is in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of its Organizational Documents.

3.02 Authorization; No Breach.

(a) The Company Board has duly adopted resolutions pursuant to which the Company Board (i) approved and authorized the execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party, (ii) approved the consummation of the Transactions, including the Merger, (iii) determined that the execution and delivery of this Agreement, the other Transaction Documents to which it is or will be a party, and the consummation of the Transactions are advisable, (iv) recommended that the Stockholders of the Company approve this Agreement and the Merger and (v) directed that this Agreement and the Merger be submitted to the Stockholders of the Company for their approval. Such resolutions have not been rescinded or modified and are in full force and effect. This Agreement has been, and each other Transaction Document to which the Company is a party will be, duly executed and delivered by the Company and, assuming this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of Buyer and/or the other parties thereto, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) Except for the Stockholder Resolutions, no other votes or approvals of the Company’s Stockholders are required to approve this Agreement and the Merger.

(c) Assuming receipt of the consents set forth on Schedule 3.02(c), the HSR Approval, and the receipt of any approvals, authorizations, consents, clearances, or waiting period expirations or terminations as may be required in connection with the transactions described herein under any non-US antitrust, merger control, or competition law (collectively with the HSR Approval, the “Antitrust Approvals”), and except as set forth on Schedule 3.02(c), the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any material Lien upon any of the Company’s or any of its Subsidiaries’ properties or assets (tangible or intangible) under: (i) the Organizational Documents of the Company or any of its Subsidiaries; (ii) any material Contract to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets is bound (including any Contract set forth on Schedule 3.11); (iii) the Stockholder Resolutions or the

Company Board approval; (iv) any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible); or (v) any Order or any approval issued to or held by the Company or any of its Subsidiaries necessary for the operation of those entities or their respective businesses. None of the Company, any of its Subsidiaries or any Stockholder is party to or bound by any Contract that grants any Person any right of first refusal, right of first offer, right of first negotiation, notice, waiting period or other similar right in connection with a change in control of the Company (including the Transactions).

3.03 Governmental Consents. Except as set forth on Schedule 3.03, the Company is not, and none of its Subsidiaries is, required to file, seek or obtain any notice, authorization, approval, Order, Permit, consent, waiver, of, or registration, declaration or filing with any Governmental Body in connection with the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, except (a) any filings required to be made under the HSR Act, any non-US Antitrust Law, (b) notices to Stockholders required by the DGCL, the CCC (if applicable) and the Company’s Organizational Documents, or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the Company and its Subsidiaries taken as a whole and would not reasonably be expected to prevent the consummation of the Transactions.

3.04 Capitalization.

(a) The authorized and outstanding capital stock or other equity interests of the Company and each of its Subsidiaries, and the record and legal and beneficial owners thereof, in each case, as of the date hereof, are as set forth on Schedule 3.04(a). All of the outstanding shares of capital stock or other equity interests of the Company and its Subsidiaries have been duly authorized and are validly allotted, issued, fully paid and, if applicable, nonassessable, are not subject to any vesting or similar arrangements, and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal, in each case, which have been granted by the Company, and have been issued in compliance with the Organizational Documents of the Company or its Subsidiaries and applicable securities Laws or exemptions therefrom. There are no shares of capital stock or other equity interests of the Company owned by any Subsidiary of the Company.

(b) Schedule 3.04(b)(i) sets forth a complete and correct list of each Outstanding Option as of the date hereof, including the number of shares of Common Stock issuable upon exercise, the date of grant, the expiration date, the exercise price (as applicable), whether such Option is an incentive stock option as defined in Section 422 of the Code, and the name of the holder thereof. Each Outstanding Option set forth on Schedule 3.04(b)(i) (A) was granted pursuant to the Company Equity Plan and an individual award agreement that has been provided to Buyer, (B) to the extent any such Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, such Option so qualifies, (C) was duly authorized by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), (D) was made in accordance with all applicable federal and state securities Laws and regulatory rules or requirements, (E) has a per share exercise price that is no less than the fair market value (within the meaning of Section 422 of the Code or Section 409A of the Code, as applicable) of the underlying share on the date of grant for such

Option, and (F) was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. Schedule 3.04(b)(ii) sets forth a complete and correct list of each outstanding Warrant as of the date hereof, including the number of shares of Common Stock issuable upon exercise, the date of issuance, the expiration date, the exercise price, the name of the holder thereof and the number of shares of Warrant Common Stock issuable upon the cashless exercise of such Warrant immediately prior to the Effective Time in accordance with the terms of such Warrant. Except as set forth on Schedule 3.04(b)(iii), the Company owns all of the outstanding shares or other equity interests of the Company’s Subsidiaries free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 3.04(a), Schedule 3.04(b)(i) and Schedule 3.04(b)(ii), there are no outstanding options, warrants, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other equity-based compensation awards, rights to subscribe to, rights in respect of exchange or conversion for, redemption or purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to the issuance, purchase, sale or repurchase of any shares of capital stock, limited liability company interests or other equity interests issued by the Company or any of its Subsidiaries containing any equity features, or Contracts, understandings or arrangements, by which the Company or any of its Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests, or options, warrants, rights to subscribe to, purchase rights, conversion or exchange rights, calls or commitments made by the Company or any of its Subsidiaries relating to any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

(c) Except as set forth on Schedule 3.04(c), there are no (i) proxies, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock or equity interests of the Company or any such Subsidiary or (ii) obligations or commitments restricting the transfer of, or requiring the registration or sale of, any shares of capital stock or other equity interests of the Company or any such Subsidiary. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the Stockholders of the Company or any such Subsidiary.

(d) There are no declared or accumulated but unpaid dividends in respect of any shares of Capital Stock. All distributions, dividends, repurchases and redemptions of the Capital Stock (or other equity interests) of the Company were undertaken in compliance with the Company’s Organizational Documents then in effect and any agreement to which the Company then was a party and in compliance with applicable Law.

3.05 Subsidiaries.

(a) Except for the Persons set forth on Schedule 3.05(a), the Company does not own, and has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and neither the Company nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement.

(b) Schedule 3.05(b) sets forth each acquisition made by the Company or any of its Subsidiaries in any manner (including acquisition through merger, consolidation with, or the purchase of assets or equity securities) of any business or any Person or division thereof (the “Prior Acquisitions”). Neither the Company nor any of its Subsidiaries has any ongoing payment, indemnification, escrow, purchase price adjustment or other rights or obligations (including any obligation to issue equity in the Company or any Subsidiary of the Company) with respect to such Prior Acquisitions.

3.06 Financial Statements; No Undisclosed Liabilities.

(a) Attached to Schedule 3.06(a) are complete and correct copies of: (i) the unaudited consolidated balance sheet as of September 30, 2021 (the “Latest Balance Sheet”) and the related statements of operations, income and cash flows for the nine month period then ended September 30, 2021 of the Company and its Subsidiaries (the “Company Unaudited Financial Statements”), and (ii) the audited consolidated balance sheet as of December 31, 2018, December 31, 2019 and December 31, 2020, and the related statements of operations, income, changes in stockholders’ equity and cash flows for the twelve (12) month periods then ended, of the Company and its Subsidiaries (the “Audited Financial Statements” and collectively with the Company Unaudited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.06(a), the Financial Statements present fairly in all material respects, in accordance with GAAP consistently applied, the consolidated financial condition and the results of operations and cash flows of the business of the Company and its Subsidiaries, as applicable, as of the dates and for the periods referred to therein subject, in the case of the Company Unaudited Financial Statements, to (y) the absence of footnote disclosures and other presentation items in each case that, if present, would not differ materially from the notes presented in the Audited Financial Statements and (z) changes resulting from normal and recurring year-end adjustments (which are not expected to be material in nature or amount, individually or in the aggregate).

(b) Except as set forth on Schedule 3.06(b), the Company and its Subsidiaries do not have any liabilities or obligations (collectively, “Liabilities”), except (i) Liabilities specifically reflected and reserved against in the Latest Balance Sheet; (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which relates to breach of Contract, breach of warranty, tort, infringement, misappropriation, violation of Law or any legal Proceeding); (iii) Liabilities arising in connection with the Transactions and (iv) other Liabilities which would not, individually or in the aggregate, be material to the Company and its Subsidiaries.

(c) During the periods covered by the Financial Statements, the Company’s external auditor was independent of the Company and its management. Schedule 3.06(c) lists each written report by the Company’s external auditors to the Company Board, or any committee thereof, or the Company’s management concerning any period covered by the Financial Statements.

(d) The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or similar legislation, or has made an assignment in favor of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. Neither the Company nor any of its Subsidiaries has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of the Company of any of its Subsidiaries or any of their respective assets, and no execution or distress has been levied on any of such assets, nor have proceedings been commenced in connection with any of the foregoing.

3.07 Absence of Certain Developments. Except as set forth on Schedule 3.07, from September 30, 2021 until the date of this Agreement (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.07, since September 30, 2021 through the date of this Agreement, neither the Company nor any of its Subsidiaries has:

(a) amended or modified its Organizational Documents;

(b) issued, delivered or sold, disposed or pledged any of its shares of, or authorized the same in respect of, capital stock, any voting securities or any other equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, calls or commitments with respect to such securities of any kind, or granted phantom stock or other similar rights with respect to any of the foregoing;

(c) created, incurred, assumed or guaranteed any indebtedness for borrowed money other than (i) in the ordinary course of business consistent with past practice pursuant to the Company’s existing revolving credit facility, or (ii) pursuant to arrangements solely among or between the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among or between its direct or indirect wholly owned Subsidiaries;

(d) implemented any reduction-in-force or employee layoff, in each case, that triggered notice requirements under the Worker Adjustment and Retraining Notification Act or any similar state or provincial Law (collectively, the “WARN Act”);

(e) (i) made or granted any material cash compensation increase to any former or current officer or employee whose base salary exceeds $150,000 per annum, except pursuant to agreements listed on Schedule 3.11, (ii) materially increased the benefits under any Plan that would increase the expense of maintaining such Plan above the expense incurred with respect thereto for the most recent fiscal year, (iii) adopted, amended or terminated any material Plan (including any plan, policy or other arrangement that would be a material Plan if it were in existence as of the date of this Agreement), (iv) granted any additional rights to severance or termination pay to any current or former Company Service Provider or (v) granted or entered into any agreement to grant or provide any current or former Company Service Provider with any change in control or transaction-based bonus, benefits or compensation (in each case, except as required by a Plan or as otherwise required by Law or, with respect to clause (iv), pursuant to standard form separation agreements entered with terminating Company Service Providers in the ordinary course of business consistent with past practice);

(f) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization, stopped payment or been unable to pay its debts, entered into a transaction at an undervalue or given a preference to any Person, had an order made or petition presented or resolution passed or meeting convened to consider its winding up, made a composition or similar arrangement with creditors, had any moratorium under applicable Law in force (or any step or procedure with a view to entering into the same), had any other step taken toward enforcement of any security over any of its assets, or any unsatisfied judgement against it;

(g) subjected, or permitted to be subjected, any portion of its assets that is material to the Company and its Subsidiaries taken as a whole to any Lien, except for Permitted Liens;

(h) adopted or made any material change in its Tax accounting methods, or made or changed any material election relating to Taxes, entered into any material closing agreement, filed any amended Tax Return, settled any material claim or assessment in respect of Taxes, surrendered any refund claim, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, in each case except as required by GAAP, the Code or applicable Law;

(i) engaged in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent of accelerating sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in a subsequent period, (ii) any practice with the intent of accelerating collections of receivables that would otherwise be expected (based on past practice) to be made in a subsequent period, (iii) any practice with the intent of postponing payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in an earlier period or (iv) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case in this clause (iv), in a manner outside the ordinary course of business consistent with past practice;

(j) made any acquisition of all or substantially all of the assets, capital stock or business of any other Person, whether by merger, stock or asset purchase;

(k) sold, leased, licensed, assigned, transferred, abandoned, allowed to lapse or otherwise disposed of (whether by merger, stock or asset sale or otherwise) any of the Company’s or any Subsidiary’s assets, rights (including Intellectual Property rights), securities, properties, goodwill interests or businesses, except for (i) assets, securities, properties, interests or businesses (excluding Intellectual Property rights) with a fair market value or replacement cost (whichever is higher) not in excess of $10,000 in the aggregate or not otherwise material to the Company’s or any of its Subsidiaries’ business, (ii) dispositions of obsolete assets in the ordinary course of business consistent with past practice, and (iii) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(l) made any loans or advances to any Persons, except to employees and extensions of credit to customers, in each case, in the ordinary course of business consistent with past practice;

(m) cancelled, waived or released any material debts, rights or claims in favor of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice;

(n) granted a forbearance, delay or waiver of a third Person’s payment or performance obligations thereunder, in each case except in the ordinary course of business consistent with past practice, or entered into any Contract to release any third Person’s payment or performance obligation under, or failure to use commercially reasonable efforts to resist any third Person’s effort to exercise, any force majeure or similar right under any Contract;

(o) received any commencement, or notice or threat in writing of commencement of any Proceeding against the Company or any of its Subsidiaries or their respective properties or assets, or commencement of any Proceeding by the Company or any of its Subsidiaries, or settlement of any Proceeding (regardless of the party initiating the same);

(p) entered into, modified or terminated any Contract set forth on Schedule 3.11 (including any Contract that, if not modified or terminated, would be required to be included on Schedule 3.11), except in the ordinary course of business consistent with past practice;

(q) entered into any Contract containing any covenant limiting the freedom of the Company or any of its Subsidiaries or any of their present or future affiliates to solicit for employment, hire or employ any Person, except in the ordinary course of business consistent with past practice;

(r) made any material capital expenditures;

(s) entered into a new line of business or abandoned or discontinued any existing line of business;

(t) made an application for, or obtained, any Permit;

(u) purchased, leased or otherwise acquired the right to own, use or lease any property or assets for an amount in excess of $10,000 (in the case of a lease, per annum), except for purchases of supplies in the ordinary course of business consistent with past practice; or

(v) agreed or committed in writing to do any of the foregoing.

3.08 Litigation; No Orders. Except with respect to the HSR Act or other Antitrust Laws related to the Transactions and arising after the date hereof, and except as set forth on Schedule 3.08, since the Lookback Date, there have been, no Proceedings pending against or by the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Body, and, to the Company’s Knowledge, no such Proceedings are threatened against the Company or any of its Subsidiaries. The Company and its Subsidiaries are not a party to or subject to, or in default under, any outstanding Order. None of the Company, its Subsidiaries or their respective properties is subject to any order, injunction or decree that materially impairs the Company’s or any of its Subsidiaries’ ability to operate.

3.09 Permits; Compliance with Laws. Except as set forth on Schedule 3.09:

(a) Each of the Company and its Subsidiaries holds and is in compliance in all respects with all permits, licenses, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Body that are material to the Company and its Subsidiaries taken as a whole and required in connection with the current conduct of their business operations under applicable Laws (the “Permits”). All of the Permits are valid and in full force and effect and none of the Permits is reasonably expected to be terminated as a result of, or in connection with, the consummation of the Transactions.

(b) Except with respect to the HSR Act or other Antitrust Laws related to the Transactions and arising after the date hereof, the Company and its Subsidiaries are and have been since the Lookback Date, in compliance in all material respects with all applicable Laws, including Export Control Laws and Marketing and Subscription Laws. Since the Lookback Date, neither the Company nor any of its Subsidiaries has received notice of any Proceeding against it alleging any failure to comply with any such Laws. To the Knowledge of the Company, no investigation by any Governmental Body with respect to the Company or any of its Subsidiaries is pending or threatened under any such Laws, and, to the Knowledge of the Company, since the Lookback Date, neither the Company nor any of its Subsidiaries has received any notice of any such investigation under any such Laws.

(c) None of the Company Licensing Parties has suffered a suspension, denial, non-renewal, limitation, termination, or revocation of any Gaming Approval by a Gaming Authority.

(d) The Company Licensing Parties constitute all of the Persons who have been required to be licensed or found suitable under applicable Gaming Laws in the process of determining the suitability of the Company for a Gaming Approval by a Gaming Authority in any of the Designated States.

(e) None of the Company Licensing Parties has received notice of any investigation or review by any Gaming Authority or other Governmental Body with respect to any of the Company Licensing Parties, and, to the Knowledge of the Company, no investigation or review is threatened, nor has any Gaming Authority or other Governmental Body indicated any intention to conduct the same.

(f) None of the Company Licensing Parties has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or other Governmental Body under, or relating to, any violation or possible violation of, any Gaming Law.

(g) Except as set forth on Schedule 3.09(g), none of the Company Licensing Parties has received any written communication from a Gaming Authority that indicates a Gaming Approval is reasonably likely to not be granted.

(h) To the Knowledge of the Company, there are no facts which if known to any Gaming Authority could reasonably be expected to result in the denial, revocation, limitation or suspension of a Gaming Approval or other material license, finding of suitability, registration, permit or approval of the Company Licensing Parties.

(i) All information provided by the Company Licensing Parties to the Gaming Authorities in any jurisdiction where it has received or applied for a license or registration is true and correct.

(j) To the Knowledge of the Company, the Company has not entered into a contract for Gaming-Related Business Activities with a counterparty that does not comply with 18 U.S.C. § 1084, the Federal Wire Act.

3.10 Taxes.

(a) The Company and each of its Subsidiaries has properly and timely filed (taking into account applicable extensions of time to file obtained in the ordinary course of business consistent with past practice) all income and other material Tax Returns, and the Company and each of its Subsidiaries has timely paid all income and other material Taxes owed including all installments on account of Taxes for the current year, due and owing by it (whether or not shown, or required to be shown, on any Tax Returns).

(b) The Company and each of its Subsidiaries has registered and collected all sales and use, goods and services, value added and similar Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority of any Governmental Body, or have been furnished properly completed exemption certificates and has maintained all such records and supporting documents in the manner required by all applicable sales and use, goods and services, valued added and similar Tax statutes and regulations in all material respects.

(c) All Tax Returns filed by the Company and each of its Subsidiaries were and remain complete, accurate and correct in all material respects.

(d) The Company has delivered or made available to Buyer correct and complete copies of all income and other material Tax Returns (including amended Tax Returns), examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to taxable periods for which the statute of limitations has not expired as of the date of this Agreement.

(e) No Proceeding, enquiry, deficiency, assessment or proposed adjustment which has not been fully paid, settled or resolved for any amount of Tax has been asserted or assessed in writing by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries, and no such Proceeding, enquiry, deficiency or assessment is currently pending or, to the Company’s Knowledge, threatened.

(f) Neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect, and neither the Company nor any of its Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, including an indemnification agreement or arrangement (other than agreements entered into in the ordinary course of business the primary focus of which is not Tax).

(h) Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated or similar group Tax Return for state, local or non-U.S. Tax purposes, other than a group the common parent of which was the Company, or (ii) has any liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any corresponding provision of state, local or non-U.S. Tax Law), or as a transferee or successor, or by contract, or otherwise.

(i) Neither the Company nor any of its Subsidiaries has acquired any property from any non-arm’s-length Person, within the meaning of Tax Law, for consideration which is less than the fair market value of the property acquired.

(j) The prices and terms for the transfer of any property or provision of any services undertaken between the Company or any of its Subsidiaries are arm’s length for purposes of the relevant transfer pricing guidelines.

(k) None of sections 17, 67, 78, 79, 79.1 or 80 to 80.04 of the Tax Act has applied to any Subsidiary and there are no circumstances existing which could result in the application of any such section of the Tax Act in the future.

(l) No Subsidiary has made an “investment,” within the meaning of subsection 212.3(10) of the Tax Act, the full amount of which was not (or could not be) subject to subsection 212.3(7) of the Tax Act.

(m) There has been no “loss restriction event,” as defined in the Tax Act in respect of any Subsidiary, other than in accordance with this Agreement.

(n) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Section 6707A of the Code and the regulations thereunder or any similar obligation under any predecessor or successor Law or regulation or comparable provision of state or local Law.

(o) Neither the Company nor any of its Subsidiaries has taken a position on any Tax Return that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(p) There are no Liens for Taxes upon any of the Company’s or any of its Subsidiaries’ property or assets, other than Permitted Liens.

(q) No written claim has ever been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction, nor is there a reasonable basis for any such claim. Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment or other taxable presence in any country (other than in such entity’s jurisdiction of formation), as determined pursuant to applicable U.S. or non-U.S. Law and any applicable Tax treaty or convention.

(r) Each of the Company and its Subsidiaries has been properly treated as a C corporation for U.S. federal income Tax purposes since its date of formation and has taken no action inconsistent with such treatment.

(s) Neither the Company nor any of its Subsidiaries has any obligation under any loans issued pursuant to The Paycheck Protection Program under the CARES Act.

(t) The Company and each of its Subsidiaries have timely withheld all amounts required by Law or Contract to be withheld from the wages, salaries or other payments to employees of or consultants or contractors to the Company or any of its Subsidiaries, has filed returns and deposits with the relevant Governmental Body where applicable, and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and each of its Subsidiaries has properly classified all of their respective employees, consultants or contractors under applicable Tax Law.

(u) The Company and each of its Subsidiaries have timely withheld all material amounts required by Law (including amounts in connection with Sections 1441 and 1442 of the Code and the regulations thereunder (and any similar provision of applicable state, local or non-U.S. Law)), and has remitted, or will remit on a timely basis, such amounts to the appropriate taxing authority of any Governmental Body.

(v) All intercompany transactions between the Company and its Subsidiaries have met the requirements of Section 482 of the Code and the regulations thereunder (and any similar provision of applicable state, local or non-U.S. Law).

(w) The unpaid Taxes of the Company and its Subsidiaries did not, as of the Latest Balance Sheet date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Latest Balance Sheet, and, as of the Closing Date, will not exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Estimated Closing Balance Sheet. Neither the Company nor any of its Subsidiaries will incur any liability for Taxes from the Latest Balance Sheet date through the Closing Date other than in the ordinary course of business consistent with past practice or as a result of the Transactions.

(x) Neither the Company nor any of its Subsidiaries is a party to or member of any joint venture, partnership, limited liability company or other arrangement or Contract which is treated as a partnership for federal income Tax purposes.

(y) Neither the Company nor any of its Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(z) Neither the Company nor any of its Subsidiaries (i) has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as, a Tax-free transaction pursuant to Section 355 of the Code within the past two (2) years, or (ii) is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

(aa) Neither the Company nor any of its Subsidiaries has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise. Neither the Company nor any of its Subsidiaries will be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date (including any adjustment pursuant to Section 451(b) of the Code) outside of the ordinary course of business, (v) any election pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (vi) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date or (vii) installment sale or open transaction disposition made on or prior to the Closing Date.

(bb) Neither the Company nor any of its Subsidiaries is a “passive foreign investment company” within the meaning of Section 1297 of the Code, and neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interests in an entity that is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code. None of the Company’s non-U.S. Subsidiaries has recognized either a material amount of Subpart F income as defined in Section 952 of the Code or a material amount of global intangible low-taxed income within the meaning of Section 951A of the Code during a taxable year (or portion thereof) of the Company or such Subsidiary ending on or prior to the Closing Date.

(cc) Neither the Company nor any of its Subsidiaries has transferred any intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code, or is subject to any gain recognition agreements.

(dd) None of the Company’s non-U.S. Subsidiaries is or at any time has been engaged in a U.S. trade or business within the meaning of the Code, nor do any of the non-U.S. Subsidiaries generate, nor have they generated, income effectively connected with the conduct of a U.S. trade or business within the meaning of the Code.

(ee) Neither the Company nor any of its Subsidiaries has engaged in a transaction or agreed to make any payment governed by Section 267A of the Code.

(ff) None of the shares of outstanding capital stock of the Company or any of its Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code (or any similar provision of applicable state, local or non-U.S. Law).

(gg) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company or any of its Subsidiaries after the Closing.

3.11 Contracts.

(a) Except as set forth on Schedule 3.11, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any:

(i) collective bargaining agreement with any labor union or other similar labor or union Contracts;

(ii) (A) currently effective employment, separation, or services agreement with any current Company Service Provider, in each case, that is not terminable by the Company or such Subsidiary upon notice or payment in lieu of notice, (B) currently effective severance, employment or separation agreement with any former Company Service Provider that provides for payments that are unsatisfied and (C) change in control, retention or transaction bonus Contract, plan or arrangement with or for the benefit of any current or former Company Service Provider;

(iii) Any individual award agreement evidencing, or governing the terms of, any Outstanding Option that is materially different from the standard form of award agreement;

(iv) Contract under which the Company or one of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of indebtedness or guaranteed liabilities of others (other than intercompany indebtedness for borrowed money solely among the Company and its Subsidiaries, guarantees of indebtedness for borrowed money of the Company or any of its Subsidiaries or endorsements for the purpose of collection or purchases of equipment or materials made under conditional sales Contracts, in each case in the ordinary course of business consistent with past practice), in each case, having an outstanding principal amount in excess of $50,000;

(v) Intellectual Property Agreement that (A) involves aggregate payments or consideration of more than $50,000, (B) any other Contract providing for the development of any material Intellectual Property for the Company or its Subsidiaries or (C) any Contract from or to the Company or its Subsidiaries granting any rights to use any Company Intellectual Property (other than (i) licenses of Off-The-Shelf Software, (ii) non-exclusive licenses with customers and vendors entered into in the ordinary course of business consistent with past practice, (iii) non-disclosure Contracts entered into in the ordinary course of business consistent with past practice, and (iv) licenses for Open Source Software);

(vi) lease or other Contract under which it is lessee of, or holds or operates, any personal property owned by any other party;

(vii) lease or other Contract under which it is lessor of or permits any third party to hold or operate any property, real or personal;

(viii) Contract (excluding any purchase orders and change orders) with a Key Supplier;

(ix) Contract containing (A) a “most-favored-nation,” best pricing or other similar term or (B) a requirement to deal exclusively with or grant exclusive rights or rights of first refusal;

(x) Contract that restricts the Company or any of its Subsidiaries from (A) competing with any Person, or (B) freely engaging in any business anywhere in the world;

(xi) Contract relating to any acquisition or disposition by the Company or any of its Subsidiaries of any assets, rights or properties of the Company or any of its Subsidiaries or any merger, consolidation or similar business combination transaction pursuant to which the Company or any of its Subsidiaries has (A) any unfulfilled obligation to pay any purchase price thereunder or (B) any deferred purchase price, “earn-out,” purchase price adjustment or similar contingent purchase price payment obligation;

(xii) Contract that involves any take-or-pay arrangements;

(xiii) Contract relating to any joint venture;

(xiv) Contract involving any resolution or settlement of any actual or threatened Proceeding involving the Company or its Subsidiaries; or

(xv) agreements to enter into any of the foregoing.

(b) Each of the Contracts listed or required to be listed on Schedule 3.11 and each of the Leases is in full force and effect and is a valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the Knowledge of the Company, each of the other parties thereto. Neither the Company nor any of its Subsidiaries, as applicable, is in material default (with or without notice or lapse of time or both), or is alleged in writing by the counterparty thereto to have breached or to be in material default, under any Lease or any Contract listed or required to be listed on Schedule 3.11, and, to the Knowledge of the Company, the other party to each Lease or each of the Contracts listed or required to be listed on Schedule 3.11 is not in material default (with or without notice or lapse of time) thereunder. The Company has made available to Buyer complete and correct copies of all Contracts required to be listed on Schedule 3.11 and all Leases, together with all modifications, amendments and supplements thereto. None of the Contracts listed or required to be listed on Schedule 3.11 or any of the Leases has been cancelled or otherwise terminated (except for expirations pursuant to the terms thereof), and neither the Company nor its Subsidiaries has received any written notice from any Person regarding any such cancellation or termination.

3.12 Accounts Receivable. All of the accounts receivable of the Company and its Subsidiaries reflected in the Latest Balance Sheet (a) represent bona fide transactions that arose in the ordinary course of business consistent with past practice, (b) are subject to no setoffs or counterclaims and (c) are appropriately reserved and are recorded in accordance with GAAP. No Person has any Lien on any account receivable, and no request or agreement for material deduction or material discount has been made with respect to any account receivable. Set forth on Schedule 3.12 is a description of each account maintained by or for the benefit of the Company or any of its Subsidiaries at any bank or other financial institution, including the authorized signatories of each account.

3.13 Real Property; Assets.

(a) Schedule 3.13(a) contains as of the date hereof a complete and correct list of all real property leased, subleased or licensed by the Company and its Subsidiaries or with respect to which the Company and its Subsidiaries have the right to use, occupy or access pursuant to real property Contracts, including easements, rights of way, railway agreements or other similar Contracts (the “Leased Real Property”), and the Contracts pursuant to which such Leased Real Property is leased, subleased or licensed (the “Leases”). Except as set forth on Schedule 3.13(a), (i) neither the Company nor its Subsidiaries has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof and (ii) neither the Company nor its Subsidiaries is a party to any Contract, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein.

(b) All rent and other charges currently due and payable under the Leases have been paid, except for liabilities reflected or reserved against in the Latest Balance Sheet. There are no matters or restrictions affecting the Leases that would reasonably be expected to interfere to any material extent with the continued use and occupancy by the Company and its Subsidiaries of the Leased Real Property for the Company’s business.

(c) The Company and its Subsidiaries do not own any real property.

(d) The Company and each of its Subsidiaries has good and valid title to, or, in the case of real property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Latest Balance Sheet and except for Permitted Liens.

3.14 Intellectual Property.

(a) Schedule 3.14(a) sets forth a list of all (i) Registered Intellectual Property (including the owner; inventor (if applicable); application, registration, patent or other identifying number under which such right is identified; application or registration/issue date; and jurisdiction), and (ii) all other trademarks, proprietary software platforms, and categories of trade secrets that are Owned Intellectual Property, are not Registered Intellectual Property and that are material to the Company’s business. The Company has made true, accurate and complete copies of file histories, applications, certificates, office actions, correspondence with the relevant Governmental Body and authorized registrars, and assignments pertaining to Registered Intellectual Property available to Buyer. All required filings and fees related to the Registered Intellectual Property have been timely filed with and paid to the relevant Governmental Body and authorized registrars, and all Registered Intellectual Property is otherwise in good standing. Except as set forth on Schedule 3.14(a), the Company or one or more of its Subsidiaries exclusively own all right, title, and interest to the Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens and has the valid right to use all Third Party Intellectual Property.

(b) All Registered Intellectual Property is valid (or, in the case of pending applications, validly applied for), subsisting, and to the Company’s Knowledge, enforceable. Neither the Company nor its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered Intellectual Property.

(c) The Company Intellectual Property constitutes all of the Intellectual Property used in or necessary for the operation of the Company’s or its Subsidiaries’ businesses as currently conducted. The Company Intellectual Property owned or used by the Company or its Subsidiaries immediately prior to Closing will be owned or available for use (as applicable) by the Surviving Corporation on identical terms and conditions immediately after Closing.

(d) Neither the execution, delivery and performance of this Agreement nor the consummation of the Merger and the other Transactions will: (i) constitute a material breach of or default under any instrument, license or other Contract pursuant to which the Company or its Subsidiaries licenses any material Third Party Intellectual Property from any third party; (ii) cause the forfeiture or termination of any, or give rise to a right of forfeiture or termination of any, or cause any additional payment to be made to maintain any existing, material Company Intellectual Property; or (iii) materially impair the right of, or cause any additional payment to maintain the existing rights of, the Company, its Subsidiaries or the Surviving Corporation to use, develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, or dispose of any material Company Intellectual Property.

(e) Neither the conduct of the Company’s nor any of its Subsidiaries’ respective businesses or the use of any Company Intellectual Property in the operation of the Company’s or its Subsidiaries’ businesses as currently conducted, infringes, misappropriates or otherwise violates any Intellectual Property rights of any other Person and has not infringed, misappropriated or otherwise violated the Intellectual Property rights on any other Person since the Lookback Date. Except for office actions issued in the ordinary course of prosecution by the United States Patent and Trademark Office or analogous foreign Governmental Body, since the Lookback Date, there have been no pending or, to the Knowledge of the Company, threatened actions, suits or claims by any third party against the Company or any of its Subsidiaries contesting the use, validity or enforceability of any of the Company Intellectual Property.

(f) To the Knowledge of the Company no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property or Third Party Intellectual Property that is exclusively licensed to the Company.

(g) The Company and its Subsidiaries have taken steps that are reasonable under the circumstances to maintain the secrecy of its material trade secrets (including material source code). Except as set forth on Schedule 3.14(g), all current and former employees, consultants, Advisors and contractors of the Company and its Subsidiaries have executed and delivered and, to the Knowledge of the Company, are in compliance with, enforceable Contracts under which they have (A) agreed to maintain the confidentiality of the know-how of the Company and its Subsidiaries and (B) assigned to the Company and its Subsidiaries all material Intellectual Property developed by such employees, consultants, or contractors in the course of performing services for the Company and its Subsidiaries to the extent permitted under applicable Laws. The Company has made available to Buyer copies of all forms currently and historically used by the Company and its Subsidiaries for the foregoing assignment and confidentiality agreements and each such agreement has been executed in a form substantially similar to the forms the Company made available to Buyer. To the Knowledge of the Company, no Affiliate or current or former partner, director, stockholder, member, officer, employee, consultant or contractor of the Company and its Subsidiaries will, after giving effect to the Transactions, own or retain any rights to use any of the Owned Intellectual Property or exclusively licensed Company Intellectual Property in the conduct of their business.

(h) To the Company’s Knowledge, no current or former Company Service Provider: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition Contract with any other party by virtue of such Company Service Provider being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, Software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such Company Service Provider has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, Software or other copyrightable, patentable or otherwise proprietary work. To the Knowledge of the Company, neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract of the type described in clause (i) of the foregoing sentence.

(i) Except as set forth on Schedule 3.14(i), with respect to the Intellectual Property Agreements: (i) to the Company’s Knowledge, there are no disputes regarding the scope of any Intellectual Property Agreements, or performance under any Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder; (ii) no Intellectual Property Agreement requires the Company to obtain any Person’s approval for any product or service at any stage of development, licensing, distribution or sale of that product or service; (iii) none of the Intellectual Property Agreements grants any third party exclusive rights to or under any Owned Intellectual Property; and (iv) the Company has obtained written, licenses sufficient for the conduct of the business to all Third Party Intellectual Property that is used in the conduct of the Company’s business as currently conducted or incorporated into, integrated or bundled by the Company with any of its current products or services.

(j) None of the Company, its Subsidiaries or, to the Company’s Knowledge, any of their employees or contractors, in connection with any of their conduct arising from or related to the business of or employment with or engagement by the Company, has engaged or is engaging in defamation, invasion of privacy, newsgathering torts or material violations of statutes as a result of newsgathering activities.

(k) The Company and its Subsidiaries have exercised commercially reasonable efforts to configure the Software used to operate the business to minimize the effects of viruses and other malicious or disabling code, and to the Knowledge of the Company, such Software does not contain any viruses or other malicious or disabling code. To the Company’s Knowledge, neither the Company nor its Subsidiaries have suffered any error, breakdown, failure, security breach or other event (i) that has led to the accidental or unlawful destruction, loss, alteration, or unauthorized disclosure of or access to know-how, or (ii) that has caused any loss of data, disruption or damage to the Company’s or and its Subsidiaries’ operations, or (iii) that was reportable to any Governmental Body.

(l) Section 3.14(i) contains a complete and accurate list and summary of the software licensed or made available pursuant to open source licenses or similar licenses or distribution models (including the Affero General Public License (AGPL), GNU General Public License (GPL), GNU Lesser General Public License (LPGL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (collectively, the “Open Source Software”) that has been incorporated into or distributed with any Software products currently licensed, sold, or distributed by the Company as of the date of this Agreement. The Company has not used Open Source Software in any manner that would (i) require the disclosure or distribution in source code form of the Software of the Company or any portion thereof, (ii) require the licensing of the Company Software or portion thereof under any Open Source Software license, or (iii) impose any other material limitation, restriction, or condition on the right of the Company and its Subsidiaries to use or distribute any Software of the Company. With respect to any Open Source Software that has been incorporated into or distributed with any Software of the Company, the Company and its Subsidiaries have been in material compliance with all applicable Open Source Software licenses with respect thereto.

3.15 Data Privacy and Security.

(a) The Company and its Subsidiaries have commercially reasonable and appropriate security, backups and disaster recovery arrangements and hardware and computer software support and maintenance arrangements in place designed to minimize the risk of a material error, breakdown, failure or security breach or other Personal Data breach occurring, and if such an event were to occur, designed to minimize any resulting material disruption to their business.

(b) Since the Lookback Date (A) the Company and its Subsidiaries have complied in all material respects with and not violated in any material respect any: (i) Data Protection Requirements; and (ii) the privacy and security policies currently in effect relating to the Personal Data maintained by the Company and its Subsidiaries, (B) no privacy policy of the Company or any Subsidiary of the Company has been or is materially inaccurate, misleading or deceptive or otherwise in material breach of Data Protection Requirements, (C) the Company and its Subsidiaries (w) have not suffered any material data breach or other data security incident, (x) have not been under investigation with respect to any violation of Data Protection Requirements, or contractual obligations concerning data privacy or security, (y) have not been required to respond to any enquiry or subject to audit by any applicable data protection regulator or supervisory authority; and (z) have used reasonable efforts to comply in all material respects with all relevant regulatory guidance relating to cross-border data transfers of Personal Data, and (D) the Company and its Subsidiaries have not received a written notice (including any enforcement notice), letter, or complaint from any Governmental Body or any person alleging noncompliance with any Data Protection Requirements. The Company and its Subsidiaries have taken appropriate safeguards designed to protect the security, confidentiality, and integrity of all Personal Data and customer data that the Company and its Subsidiaries maintain.

(c) Since the Lookback Date, (A) where required to do so pursuant to any of the terms of use, terms of service or privacy, data security or data protection policy of any customer, partner, or third-party platform, in each case, to the extent binding upon the Company and its Subsidiaries, each of the Company and its Subsidiaries has at all times required, via written contracts with customers or partners, that such Persons comply with all applicable privacy, data security and data protection policies, terms of use and terms of service of such customer, partner or third-party platform; (B) neither the Company nor its Subsidiaries uses, or has ever used, web scraping, bots, spiders, indexing, browser extensions, crawlers or similar methods or technology to collect data from the websites, online services or applications of any other Person, (C) the Company and its Subsidiaries are not currently using, and have never used, any flash cookies or super cookies and do not restore, reconstitute, re-identify, re-create, re-associate, or respawn cookies when they have been deleted by a user, and have never restored, reconstituted, re-identified, re-created, re-associated or respawned cookies when they were deleted by a user, and (D) the Company and its Subsidiaries are in compliance in all material respects with all Data Protection Requirements regarding processing of Personal Data and sensitive Personal Data related to users of its sites and/or networks, its employees and candidates for employment, whether cross border or to third Persons, have completed all required filings and notifications with or to all applicable Governmental Bodies and otherwise have informed such employees and candidates for employment regarding processing of such Personal Data and sensitive Personal Data to the extent required by any Data Protection Requirements, and have used reasonable efforts to keep such data secure and confidential at all times.

(d) The Company and its Subsidiaries have complied with, are in compliance with, and to the Company’s Knowledge none of them has taken any action that has violated or would reasonably be expected to result in a violation of all applicable Payment Card Industry Rules and the Payment Card Industry Data Security Standard, as they may be amended from time to time, and with the individual compliance programs for each payment card that the Company or any of its Subsidiaries accepts, and with any other payment information-related security obligations to which the Company or any of its Subsidiaries has contractually agreed, including with respect to transactions processed in any way (including any processing of transaction data or Payment Card Data) by the Company or its Subsidiaries on behalf of any third Person.

3.16 Employees. Except as set forth on Schedule 3.16:

(a) Since the Lookback Date, neither the Company nor any of its Subsidiaries has been party to or bound by any collective bargaining, letters of understanding, letters of intent or similar Contract with respect to any employees or former employees of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has had any duty to recognize or bargain with any labor organization representing any employees or former employees of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries is liable for any material damages, arrears of wages, penalties or Taxes for failure to comply with any of the foregoing. Since the Lookback Date, there has been no unfair labor practice charge filed or pending before the National Labor Relations Board or other similar Governmental Body and no such activity, to the Company’s Knowledge, is threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, since the Lookback Date, neither the Company nor any of its Subsidiaries has experienced any union organizing or decertification activities, and, to the Knowledge of the Company, no such activities are underway or threatened by any employees. No labor representatives hold bargaining rights with respect to any employee by way of certification, interim certification, voluntary recognition designation or successor rights. To the Knowledge of the Company, no labor representatives have applied to be certified as the bargaining agent of any employee and no labor representatives have applied to have the Company or any of its Subsidiaries declared a related or successor employer. Neither the Company nor any of its Subsidiaries have conducted negotiations with respect to any future Contracts with any labor representatives, trade union or trade association. Since the Lookback Date, neither the Company nor any of its Subsidiaries has experienced any strikes, concerted work stoppage, slowdowns or other material labor disputes, and, to the Knowledge of the Company, no such disputes are underway or threatened.

(b) The Company has provided Buyer in writing and on a redacted basis, if needed to comply with applicable Law, a true, accurate and complete list of all current employees of the Company and its Subsidiaries, and their respective (i) base salary or hourly rate, (ii) job position/title, (iii) classification as exempt or non-exempt from overtime Laws, (iv) classification as full-time or part-time, (v) bonus and/or commission paid for 2020, (vi) location (City, State, Province, Country), (vii) name of employing entity, (viii) start date, (ix) age, and (x) vacation entitlement and accrual. The Company has provided Buyer in writing, and on a redacted basis, if needed to comply with applicable Law, a true, accurate and complete list of all employees who have left the Company and its Subsidiaries since the Lookback Date, the circumstances of them leaving (e.g. resignation, termination without cause, termination for just cause, etc.) and whether a severance agreement/release was executed. All employees of the Company and its Subsidiaries are currently employed “at will” to the extent that the doctrine of “at will” employment is recognized in the jurisdiction in which an employee is based. If any employees are not employed “at will”, the Company and its Subsidiaries have the right to terminate the employment of each of its employees in accordance with the applicable notice period or by providing reasonable notice or payment in lieu of notice under common law, and the Company has provided Buyer with all employment Contracts applicable to such employees. The Company has provided Buyer in writing and on a redacted basis, if needed to comply with applicable Law, a true, accurate and complete list of all current independent contractors of the Company and its Subsidiaries, and their respective (i) contract start date, (ii) contract end date, (iii) status (whether active or inactive) and (iv) method of payment (how they were paid and amounts for 2020 and the current year). Neither the Company nor any of its Subsidiaries have entered into any consulting or independent contractor agreement currently in effect that cannot be terminated or cancelled upon thirty (30) days’ prior notice or less without penalty (other than payments for services rendered through such independent contractor’s termination date). All accruals for unpaid vacation pay, premiums for employment and parental insurance, health premiums, Canada and Québec pension plan premiums, accrued wages, salaries and commissions and Plan payments have been reflected in the books and records of the Company and its Subsidiaries.

(c) The Company and its Subsidiaries are, and since the Lookback Date, have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including relating to: wage and hour; classification of employees as exempt or non-exempt for wage-and-hour purposes; discrimination; harassment; civil and human rights; child labor; equal employment opportunity; immigration; work eligibility or I-9 practices; pay equity; safety and health; COVID-19 protocols, laws, regulations, and executive and public health orders; workers’ compensation; labor relations, accessibility (AODA), the WARN Act, and all obligations imposed by any employment Contract to which the Company or any of its Subsidiaries are a party and neither the Company nor any of its Subsidiaries is subject to or liable for any arrears of wages, penalties, fines, orders to pay, assessments, charges, damages or Taxes for failure to comply with any of the foregoing. The Company has provided Buyer with a complete and accurate list of all written employee policies and procedures of the Company and its Subsidiaries. Since the Lookback Date, no charge, Proceeding or audit relating to any employment or labor matter or practice has been filed, is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries, in each case, before or by any Governmental Body, and the Company has not received any notice of intent by any Governmental Body responsible for the enforcement of labor and employment Laws to conduct an investigation, audit or Proceeding relating to any employees or former employees of the Company or any of its Subsidiaries or any employment practices of the Company or any of its Subsidiaries. All costs, charges, experience rating assessments or other assessments or other liabilities, contingent or otherwise, under workers’ compensation legislation or other Laws relating to industrial accidents and/or occupational diseases claims applicable to the Company and its Subsidiaries have been paid or accrued and there has not been any special or penalty charge or assessment under such Laws against the Company or any of its Subsidiaries that has not been paid. Since the Lookback Date, no allegations of sexual harassment or sexual discrimination have been reported or published to the Company or any of its Subsidiaries against any members of management of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has entered into any settlement Contract related to allegations of sexual harassment or sexual discrimination.

(d) Each Person who has provided or is providing services to the Company or any of its Subsidiaries and has been classified as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, has been properly classified as such under all applicable Laws, including wage and hour Laws and Tax Laws, and pursuant to the terms of any Plan. Neither the Company nor any of its Subsidiaries has any material liability or obligation under any applicable Law or Plan arising out of improperly classifying such Person as an exempt employee, independent contractor, temporary employee, leased employee or seasonal employee, as applicable, and no such Person is entitled to any compensation or benefits that he or she has not been afforded under any applicable Law or Plan due to such misclassification.

(e) Since the Lookback Date, neither the Company nor any of its Subsidiaries has implemented any “mass layoffs,” “group or mass terminations” or “plant closings” that would have given rise to notice obligations under the WARN Act (or under any other applicable UK, Canadian or Australian legislation) and the Transactions will not prior to and through the Closing result in a “mass layoff,” “group or mass terminations” or “plant closing” under the WARN Act (or under any other applicable UK, Canadian or Australian legislation). Neither the Company nor any of its Subsidiaries had or has implemented any material workforce changes (e.g., layoffs, furloughs, terminations, reduction in hours, pay cuts, etc.) due to COVID-19.

3.17 Employee Benefit Plans.

(a) Schedule 3.17 sets forth a complete and correct list of each Plan. For purposes of this Agreement, a “Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA (regardless of whether such plans are governed by ERISA)), and any other pension, retirement, supplemental retirement, profit sharing, deferred compensation, incentive or bonus, severance, separation, termination pay, change in control, retention, share purchase, share option or equity or equity-based, perquisite, hospitalization or other medical, health, dental, vision, life, disability, insurance, salary continuation, vacation, supplemental unemployment benefits, and any other compensation or employee benefit plan, program, policy, agreement or arrangement, and any other plan, program or arrangement, whether funded or unfunded, formal or informal, written or unwritten, including all policies with respect to holidays, sick leave, expense reimbursement, automobile allowances and rights to Company-provided automobiles, in each case, that is sponsored, maintained, contributed by or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former Company Service Provider or that is sponsored, maintained, contributed by or required to be contributed to by an ERISA Affiliate and that the Company or any of its Subsidiaries may have any direct or indirect liability, but excluding, any benefit or compensation plan, program, agreement or arrangement sponsored or maintained by a Governmental Body or required to be contributed to by the Company or any of its Subsidiaries pursuant to applicable Law unless such plan is recognized as a private plan under state temporary disability benefits Law. With respect to each Plan, true, accurate and complete copies of the following have been made available to Buyer (if applicable to such Plan): (i) the current plan documents, including any related trust documents, insurance contracts, service contracts or other funding arrangements and any amendments thereto; (ii) the most recent summary plan description, including any summary of material modifications required under ERISA with respect thereto; (iii) copies of any employee communications describing Plan changes in connection with COVID-19 which have not yet been evidenced by a Plan amendment pursuant to an extended remedial amendment period; (iv) the most recent annual report on Form 5500 (and all schedules thereto) or similar report required to be filed; (v) the most recently received determination letter or opinion letter from the Internal Revenue Service; (vi) any material non-routine correspondence with a Governmental Body; (vii) the most recent written results of any required compliance testing, including non-discrimination testing; and (viii) the most recent actuarial report or financial statement.

(b) Schedule 3.17(b) sets forth a complete and correct list of each Plan that is (i) an individual agreement with a current Company Service Provider and (ii) not terminable at will by the Company or any Subsidiary without any penalty or any obligation of the Company or any Subsidiary to pay severance, termination, change of control or other amounts (other than accrued base salary, accrued commissions, and any other legally mandated benefits).

(c) Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is subject to a favorable opinion letter from the Internal Revenue Service on the form of such Plan and, to the Company’s Knowledge, nothing has occurred subsequent to the issuance of the most recent determination letter that would reasonably be expected to cause such Plan to lose its qualified status.

(d) Each Plan has been established, administered, insured, funded, operated and maintained in compliance in all material respects with its terms and applicable Laws, including the requirements of the Code, ERISA and the Tax Act. With respect to the Plans, (i) all contributions and premium payments (employer and employee) required to have been timely made or remitted by the Company or any of its Subsidiaries have been made or remitted according to the terms of the Plans and applicable Law, (ii) there are no actions, suits, claims investigations or audits pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits), including any action, investigation or audit before any arbitrator or any Governmental Body, (iii) none of the Company or any of its Subsidiaries have engaged in any prohibited transactions (as determined under ERISA) that could subject the Company or any of its Subsidiaries to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code, the Tax Act or other applicable Laws, and (iv) none of the Company, any of its Subsidiaries or any of their respective employees or any trustee, administrator or other fiduciary of such Plan (or any related trust) has engaged in any transaction that could subject the Company or any of its Subsidiaries to any material liability for breach of fiduciary duty under ERISA or any other applicable Law.

(e) Neither the Company nor its Subsidiaries has at any time sponsored, maintained, contributed to, or had at any time any obligation to contribute to or any liability (including any contingent liability on account of any ERISA Affiliate) with respect to any (i) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); or (iii) multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f) Except as set forth on Schedule 3.17(f), none of the Plans obligates the Company or its Subsidiaries to provide any current or former Company Service Provider (or any dependent thereof) any medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under any applicable Law, including Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or local Law or as part of severance pursuant to an agreement set forth on Schedule 3.17(b).

(g) Except as set forth in this Agreement or on Schedule 3.17(g), neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions will (whether alone or in combination with any other event) (excluding any Contract, arrangement or plan entered into by, or at the direction of, Buyer or its Affiliates): (i) accelerate the time of payment or vesting of benefits, or increase the benefits or the amount of compensation payable under any Plan or otherwise, (ii) trigger or accelerate any funding obligation (whether through a grantor trust or otherwise) under any Plan, trust agreement or individual agreement with a current or former Company Service Provider, (iii) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would reasonably be expected to constitute an “excess parachute payment” (as defined in Section

280G(b)(1) of the Code), (iv) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes, including under Section 409A or Section 4999 of the Code or (v) limit the ability of the Company, any of its Subsidiaries or Buyer to amend, modify or terminate, any Plan following the Closing without penalty.

(h) Each Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all respects in compliance with Section 409A of the Code. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Plan pursuant to which it was issued. Each Option was granted with an exercise price per share that is no less than the fair market value (determined in a manner that is consistent with Section 422 or Section 409A of the Code as applicable) of the underlying shares of Common Stock on the date of grant of such Option and has a grant date identical to the date on which the Company Board or compensation committee actually awarded such Option. Each Option qualifies for the Tax and accounting treatment afforded to such Option in the Company’s Tax Returns and the Financial Statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has not incurred and will not incur any liability to withhold Taxes as a result of Section 409A of the Code upon the vesting of any Options. The Company has provided or made available to Buyer true, accurate and complete copies of the Company Equity Plan and the standard form of option agreement governing all Outstanding Options and any individual stock option agreement that differs from such standard form.

(i) The Company and its Subsidiaries have taken no action in connection with events and/or circumstances related to COVID-19 with respect to any Plan or the compensation or benefits of any current or former Company Service Provider that would materially and adversely affect such Plan or such compensation or benefits of any current or former Company Service Provider.

(j) Each Plan that is subject to the Laws of a jurisdiction outside of the United States (each such plan, a “Foreign Plan” and all such plans, collectively, the “Foreign Plans”), is listed in Schedule 3.17(j). With respect to each Foreign Plan (i) such Foreign Plan is in compliance in all respects with the provisions of the Laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan, and in particular, the Company and its Subsidiaries have complied with their automatic enrollment obligations as required by the Pensions Act 2008 and associated legislation; (ii) all contributions (employer and employee) to, and payments from, such Foreign Plan that are required to be made or remitted in accordance with the terms of such Foreign Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Plan is maintained, have been made or remitted according to the terms of the Foreign Plan and applicable Law and/or an amount has been accrued therefor, in each case in all material respects; (iii) no notices, fines, or other sanctions have been issued by any relevant regulator (including the Pensions Regulator) or have been received by the Company nor its Subsidiaries and no instances of non-compliance with the automatic enrollment obligations under the Pensions Act 2008 have been notified to the Pensions Regulator in respect of the Company or its Subsidiaries; (iv) each Foreign Plan that is intended to qualify for special Tax treatment, meets, in all material respects, all requirements for such treatment, has been funded as required under its terms and applicable Law and any liabilities thereunder required to be accrued under the accounting requirements applicable to such Foreign Plan have been accrued and if required to be registered, has been registered with (or been approved by) the appropriate Governmental Body and has been maintained in all material respects in good standing with the appropriate Governmental Body; and (v) each Foreign Plan may be amended, terminated or wound up by the Company or the Subsidiaries (as the case may be) at any time in accordance with the terms of the Foreign Plan.

(k) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions, disregarding any termination of employment which may occur on or after the Closing, will: (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee of the Company nor its Subsidiaries from the Company or its Subsidiaries under any Foreign Plan or otherwise; (ii) materially increase any benefits otherwise payable under any Foreign Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent. No Foreign Plan is subject to any retroactive adjustment of premiums, contributions or payments.

(l) No Foreign Plan for the benefit of Company Service Providers engaged in Canada is subject to federal or provincial pension benefits standards legislation of Canada.

(m) All material data necessary to administer the Plans is, and will on Closing continue to be, in the possession of the Company, its Subsidiaries or their service providers, complete, correct and accurate and in a form which is sufficient for the proper administration of the Plans.

(n) Except as set forth in Schedule 3.17(n), the Company is not paying either the employer portion or the employee portion of the premiums due for COBRA continuation coverage premium assistance pursuant to the American Rescue Plan Act of 2021 (“ARP”) for any former employee of the Company or its Subsidiaries. The Company and its Subsidiaries have complied with all notice obligations under COBRA and ARP.

(o) In accordance with Section 4980H of the Code and applicable Treasury Regulations, the Company and its Subsidiaries have offered all full-time employees, as defined in Section 4980H(c)(4)(A) of the Code, (and their dependents) the opportunity to enroll in minimum essential coverage which is affordable and provides minimum value. The Company and its Subsidiaries have not received any Letters 226-J from the IRS notifying them that they may be liable for an employer shared responsibility payment under Section 4980H of the Code.

3.18 Insurance. Schedule 3.18 sets forth as of the date hereof each insurance policy maintained by or on behalf of the Company and its Subsidiaries on their properties, assets, products, business or personnel that is material to the Company and its Subsidiaries taken as a whole. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable on the Company or its Subsidiaries, as applicable, and in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation, termination, denial, or reduction of coverage or material premium increase has been received with respect to any such insurance policy; (b) neither the Company nor any of its Subsidiaries is in breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a breach or default under, or permit cancellation, termination, denial or reduction of coverage or material premium increase with respect to such policy, and to the Company’s Knowledge no insurer has threatened the same; (c) none of the Company or its Subsidiaries has received a notice of non-renewal from any of its insurers and (d) since the Lookback Date, neither the Company nor any of its Subsidiaries has made any claim under any such insurance policies as to which coverage has been disputed in writing (other than reservation of rights letters) by the applicable insurers. Except as set forth on Schedule 3.18, neither the Company nor its Subsidiaries has any self-insurance or co-insurance programs.

3.19 Environmental Matters.

(a) Except as set forth on Schedule 3.19:

(i) The Company and each of its Subsidiaries are, and have been, in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and maintaining all Permits required under Environmental Laws that are material to the operations of the Company and its Subsidiaries taken as a whole as currently conducted.

(ii) Neither the Company nor any of its Subsidiaries has since the Lookback Date received written notice from any Governmental Body or any other Person that the Company and its Subsidiaries are in material violation of or have material liability under applicable Environmental Laws.

(iii) No Hazardous Substance has been released by the Company or its Subsidiaries at any Leased Real Property in violation of, and in a manner that has resulted in or would reasonably be expected to result in liability under, any Environmental Law.

(b) The Company has made available to Buyer true, accurate and complete copies of all environmental site assessment reports in the possession of the Company or any of its Subsidiaries prepared since the Lookback Date and relating to the Leased Real Property.

3.20 Affiliated Transactions.

(a) Except as set forth on Schedule 3.20, no officer, director or Affiliate of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate or immediate family member of any such officer or director (a) is a party to any Contract or transaction with the Company or its Subsidiaries, other than (i) loans and other extensions of credit to directors and officers of the Company and its Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the ordinary course of business consistent with past practice, (ii) customary employment arrangements in the ordinary course of business consistent with past practice and (iii) the Plans (in each case, as determined in accordance with the Company’s established employee reimbursement policies consistent with past practice), or (b) has any material interest or right in any material property or right, tangible or intangible, used by the Company or its Subsidiaries.

(b) There are no receivables of any past or present members of the Company Board owing by the Company other than reimbursable business expenses to the members of the Company Board.

3.21 Broker Fees. Except as set forth on Schedule 3.21, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or any Subsidiary and is entitled to a fee or commission in connection with the Transactions from the Company or any Subsidiary.

3.22 Key Suppliers.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has as of the date hereof any material disputes concerning any products and/or services provided by any supplier or vendor who, for each of the years ended December 31, 2019 and December 31, 2020 and the current year to date as of September 30, 2021, was one of the fifteen (15) largest suppliers of products and/or services to the Company and its Subsidiaries on a consolidated basis, based on amounts paid or payable by the Company and its Subsidiaries during such period (each, a “Key Supplier”), and, to the Company’s Knowledge as of the date hereof, no Key Supplier has any material dispute with the Company or its Subsidiaries. Schedule 3.22(a) sets forth a correct and complete list of each Key Supplier. Neither the Company nor any of its Subsidiaries has received written notice from any Key Supplier indicating that any such supplier intends to terminate, cancel, materially reduce the volume under, delay deliveries under, invoke any force majeure or similar excuse for non-performance or non-payment under, default under or not renew any Contract or portion thereof with the Company or any Subsidiary.

3.23 Books and Records . The minute books and other similar records of the Company and each of its Subsidiaries contain true, accurate and complete records of all material actions taken at any meetings of their respective stockholders, boards of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting. No meeting of shareholders, the board of directors or any committee of either of them has been held for which true, accurate and complete minutes have not been prepared and are not contained in those minute books. The share certificate book, register of shareholders, register of directors and officers, securities register, register of transfer, and transparency register, as applicable, of the Company and each of its Subsidiaries are true, accurate and complete. The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and its Subsidiaries. True, accurate and complete copies of the foregoing materials have been delivered to Buyer.

3.24 Competition Act. For the purposes of and in accordance with the requirements of Part IX of the Competition Act, the aggregate value of the assets in Canada of the Company and its Subsidiaries, and the annual gross revenues from sales in or from Canada generated from those assets by the Company and its Subsidiaries, each are less than Cdn. $93 million.

3.25 Investment Canada Act. The value of the assets of the Company and its Subsidiaries’ Canadian business, as defined and calculated in accordance with the Investment Canada Act, is less than Cdn. $50 million, and these assets represent less than half of the Company and its Subsidiaries’ total assets calculated in accordance with the Investment Canada Act.

3.26 CASL. To the Knowledge of the Company:

(a) Since the Lookback Date, none of the Company nor any of its Subsidiaries has received any inquiries, notices of investigation or enforcement actions with respect to its compliance with CASL from the CRTC, or been assessed any administrative monetary penalties by the CRTC or entered into any undertakings with the CRTC as a result of non-compliance with CASL, and no complaints have been filed with the CRTC with respect to the Company or its Subsidiaries’ compliance with CASL.

(b) Since the Lookback Date, neither the Company nor any of its Subsidiaries has received any complaints from any Person that such Person has received a CEM sent by or on behalf of the Company and its Subsidiaries that the Company or its Subsidiaries was not permitted to send to such Person or that the content of the CEM did not comply with CASL; or that the unsubscribe mechanism contained in a CEM sent by the Company or its Subsidiaries was not functional or that the Company or its Subsidiaries failed to give effect to any unsubscribe request within ten (10) Business Days of receipt.

(c) Since the Lookback Date, the Company and its Subsidiaries have only sent or caused to be sent CEMs to Persons (i) who registered accounts or subscribed to the services offered by the Company and its Subsidiaries and who, at the time of sending such CEM, had not sent an unsubscribe notification to which the Company and/or its Subsidiaries were required to give effect; (ii) who have provided implied consent in accordance with CASL to receive such CEMs by the Company and its Subsidiaries and who, at the time of sending such CEM, had not sent an unsubscribe notification to which the Company and/or its Subsidiaries were required to give effect; or (iii) to whom the Company or its Subsidiaries are otherwise permitted by CASL to send CEMs.

(d) Since the Lookback Date, the database maintained by the Company and each of its Subsidiaries contains a record of (i) all Persons for whom the Company or its Subsidiaries have implied consent to the receipt of CEMs based on their registration of accounts or subscription to the services offered by the Company and its Subsidiaries and records of the date on which each subscription expires; and (ii) excludes all Persons who have withdrawn their consent to receiving CEMs from the Company and its Subsidiaries and the Company and its Subsidiaries have put in place procedures and processes to ensure that they do not send CEMs to such Persons.

(e) Since the Lookback Date, the Company and its Subsidiaries have, within ten (10) Business Days of the sending of notice of withdrawal, ceased to send CEMs to all Persons who have withdrawn their consent to receipt of CEMs.

(f) Schedule 3.26(f) contains a form of the CEM distribution lists used by or on behalf of the Company and its Subsidiaries, which is based on individuals who have created accounts or subscribed to the services offered by the Company or its Subsidiaries and excludes electronic addresses for which the Company has received unsubscribe requests/withdrawals of consent before and as of the relevant date.

(g) Since the Lookback Date, neither the Company nor any of its Subsidiaries has, in the course of a commercial activity, installed or caused to be installed a computer program on any other Person’s computer system within the meaning of CASL, without the consent of such Person or an authorized user of the computer system or in any other manner not permitted under CASL.

3.27 Corrupt Practices.

(a) The Company and each of its Subsidiaries and, to the Company’s Knowledge, each employee, contractor, consultant, distributor, reseller or agent of the Company or any of its Subsidiaries, while acting for and on behalf of the Company or any of its Subsidiaries has complied with and is in compliance with, and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, the UK Bribery Act 2010, the Criminal Code (R.S.C., 1985, c. C-46), the Corruption of Foreign Public Officials Act (S.C. 1998, c. 34) any other Laws applicable to the Company and/or any of its Subsidiaries that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering. The books and records of the Company and its Subsidiaries have been and are maintained in compliance with the applicable requirements of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(b) To the Company’s Knowledge, no employee has provided, is providing or has threatened to provide information to any Governmental Body regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to the Company, any of its Subsidiaries or any part of their respective operations. To the Company’s Knowledge, none of the Company, any of its Subsidiaries or any employee, independent contractor, consultant, subcontractor or agent of the Company or any of its Subsidiaries has unlawfully discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. 1514A(a).

3.28 No Additional Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Buyer, Merger Sub nor any other Person on behalf of Buyer or Merger Sub makes any other express or implied representation or warranty with respect to Buyer or Merger Sub or with respect to any other information in relation to Buyer or Merger Sub provided to the Company or its Affiliates or Advisors in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company as follows:

4.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, in each case, with full power and authority to enter into this Agreement and each other Transaction Document to which they are or will be a party and perform all of its obligations hereunder and thereunder.

4.02 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action by Buyer and Merger Sub, and no other corporate proceedings on the part of each of Buyer or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement by Buyer or Merger Sub. This Agreement has been, and the other Transaction Documents to which they are or will be a party have been or will be, duly and validly executed and delivered by each of Buyer and Merger Sub, and, assuming that this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of the Company or the other parties thereto, this Agreement and each such other Transaction Document constitutes a valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) Assuming receipt of and subject to the HSR Approval, neither Buyer nor Merger Sub is subject to or obligated under its respective Organizational Documents, any applicable Law, or any material Contract or instrument, or any material license, franchise or permit, or subject to any Order, that will be breached or violated in any material respect by Buyer’s or Merger Sub’s execution, delivery and performance of this Agreement and other Transaction Documents to which it is or will be a party, and the consummation of the Transactions, except for any such breaches or violations that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer or Merger Sub to consummate the Transactions.

4.03 Governmental Bodies; Consents. Each of Buyer and Merger Sub is not required to file, seek or obtain any notice, authorization, approval, Order, permit, consent, waiver, of, or registration, declaration or filing with any Governmental Body in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, except (a) any filings required to be made under the HSR Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer or Merger Sub to consummate the Transactions.

4.04 Litigation. Except with respect to the HSR Act or other Antitrust Laws related to the Transactions and arising after the date hereof, there are no Proceedings pending or, to Buyer’s or Merger Sub’s knowledge, threatened against or affecting Buyer, Merger Sub or any of their respective Affiliates at law or in equity, or before or by any Governmental Body, that would reasonably be expected to prevent or materially delay Buyer’s or Merger Sub’s performance under this Agreement or the consummation of the Transactions.

4.05 Broker Fees. Except for Allen & Co., all of whose fees and expenses will be borne solely by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer, Merger Sub or any of their respective Affiliates that might be entitled to any fee or commission in connection with the Transactions.

4.06 Investment Representation; Investigation. Buyer is acquiring the capital stock of the Surviving Corporation for its own account with the present intention of holding the capital stock of the Surviving Corporation for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Each of Buyer and Merger Sub is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Each of Buyer and Merger Sub is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. Each of Buyer and Merger Sub has been afforded access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company and its Subsidiaries.

4.07 Board Approvals.

(a) The board of directors of Buyer, by resolutions duly adopted by written consent or at a meeting duly called and held, has approved this Agreement and the Transactions, including the Merger. No other corporate proceedings on the part of Buyer are necessary to authorize the Transactions.

(b) The board of directors of Merger Sub has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (ii) approved this Agreement and the Merger. Except for the consent of Buyer, as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Merger Sub are necessary to authorize the Transactions.

4.08 Vote Required. Buyer, as the sole stockholder of Merger Sub, has approved and adopted this Agreement. No other vote of the holders of any class or series of capital stock of Merger Sub is required to adopt this Agreement and approve the Transactions.

4.09 Financial Capability. Buyer has the financial capability and shall have as of the Closing and as of the time any payment is required to be made by Buyer hereunder, sufficient cash on hand or available and existing credit facilities necessary to (a) consummate the Transactions on the terms and subject to the conditions set forth herein, including the payment of the full consideration and amounts payable by Buyer hereunder, (b) make all other necessary payments to be made by it in connection with the Transactions, and (c) pay all of its fees and expenses incurred in connection with the Transactions. Buyer has and shall have as of the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

4.10 Operation of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with its organization and formation, its execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder or in furtherance of the Transactions. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer. Except and as expressly authorized by written consent of the Company, Merger Sub is not a party to any Contract, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to, or entered into in connection with, the Transactions.

4.11 No Additional Representations or Warranties. Except for the representations and warranties contained in Article III, Buyer and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided in relation to the Company or any of its Subsidiaries or their respective businesses, including pursuant to Section 5.02, to Buyer or its Affiliates or Advisors in connection with the Transactions.

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of the Company.

(a) Except as contemplated or permitted by this Agreement or as required by applicable Law, or consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned) during the Interim Period, the Company will (x) conduct its and its Subsidiaries’ business in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to preserve substantially intact its and its Subsidiaries’ business organization, and (z) use commercially reasonable efforts to preserve in all material respects its and its Subsidiaries’ present relationships with customers, suppliers and other persons with which it has material business relations.

(b) During the Interim Period, except as (v) otherwise contemplated or permitted by this Agreement, (w) set forth on Schedule 5.01, (x) consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), (y) required by any Contract set forth on Schedule 3.11 (or any Contract entered into after the date hereof that would have been required to be set forth on Schedule 3.11 if entered into prior to the date of this Agreement) or (z) required by Law, the Company will not, and will not permit its Subsidiaries to:

(i) amend or modify its Organizational Documents;

(ii) except for issuances as may result from the exercise of Options or Warrants outstanding as of the date hereof or for issuances of replacement certificates for shares of Capital Stock, issue, deliver or reissue, or sell, dispose or pledge any of its shares of, or authorize the same in respect of, capital stock, any voting securities or any other equity interest or any options, warrants, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, calls or commitments with respect to such securities of any kind, or grant phantom stock or other similar rights with respect to any of the foregoing;

(iii) declare, set aside or pay any non-cash dividend or other distribution of assets (including in stock, property or otherwise) in respect of any shares of capital stock or other equity interests, in each case, other than dividends and distributions by a Subsidiary of the Company to the Company or a direct or indirect wholly owned Subsidiary of the Company;

(iv) adjust, split, combine, subdivide or reclassify, or redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, as the case may be, or effect any like change in the capitalization of the Company or its Subsidiaries;

(v) create, incur, assume or guarantee any indebtedness for borrowed money other than: (x) indebtedness for borrowed money not in excess of $50,000 in the aggregate that is fully prepayable and terminable by the Company at or prior to Closing, (y) in the ordinary course of business consistent with past practice pursuant to the Company’s existing credit facilities or (z) pursuant to arrangements solely among or between the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among or between its direct or indirect wholly owned Subsidiaries;

(vi) subject any portion of its assets to any material Lien, except for Permitted Liens;

(vii) implement any reduction-in-force or employee layoff, in each case, that would trigger notice obligations under the WARN Act;

(viii) (A) increase the compensation of any current Company Service Provider (other than in the ordinary course of business consistent with past practice, but in no event exceeding an increase of more than five percent (5%) above such Company Service Provider’s current base salary), (B) increase the benefits under any Plan, or adopt, amend, or terminate any Plan, including adoption of any plan, policy or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, (C) grant any additional rights to severance or termination pay or any change in control or transaction payment or benefit to any current or former Company Service Provider, (D) grant any loan to any current or former Company Service Provider or forgive any existing loan with a Company Service Provider, (E) grant or amend any equity awards under the Company Equity Plan or (F) hire or terminate (other than for cause) any Company Service Provider (in each case, except as required by a Plan existing as of the date of this Agreement or as otherwise required by Law); provided that the Company may continue to hire Company Service Providers to rank and file positions for those to whom the Company has extended such offer prior to the date of this Agreement;

(ix) except as set forth on Schedule 5.01(ix), pay any cash bonus to any current Company Service Provider; provided that, any such amounts that are promised, but unpaid as of immediately prior to the Closing, shall be accrued as a liability and accordingly captured in Net Working Capital;

(x) adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization, or make a composition or similar arrangement with creditors;

(xi) enter into or perform any transaction that would be required to be listed on Schedule 3.20, other than the termination of or any performance required by any transaction or Contract listed on Schedule 3.20;

(xii) adopt or make any change in its accounting methods (including its Tax accounting methods), make, revoke, rescind or change any material election relating to Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, file any amended income or other material Tax Return, surrender or compromise any refund claim, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than with respect to an extension obtained in the ordinary course), in each case, except as required by GAAP (with respect to its non-Tax accounting methods), the Code, or Law;

(xiii) engage in (A) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (B) any practice with the intent of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (C) any practice with the intent of postponing to post-Closing periods payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (D) any other promotional sales, discount activity, deferred revenue activity or inventory overstocking or understocking activity, in each case in this clause (D) in a manner outside the ordinary course of business consistent with past practice;

(xiv) make any acquisition of another business (whether by merger, stock or asset purchase or otherwise);

(xv) sell, lease, license, assign, transfer, abandon, allow to lapse, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) any of the Company’s or any Subsidiary’s assets, rights (including Intellectual Property rights), securities, properties, interests or businesses, except for (A) assets, securities, properties, interests or businesses (excluding Intellectual Property rights) with a fair market value or replacement cost (whichever is higher) not in excess of $50,000 in the aggregate or not otherwise material to the Company’s or any of its Subsidiaries’ business, (B) dispositions of obsolete assets in the ordinary course of business consistent with past practice, and (C) non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(xvi) settle or compromise any Proceeding other than settlements or compromises where the amount paid are less than $50,000 in the aggregate and which do not impose any material restrictions on the operations or businesses of the Company or any of its Subsidiaries following the Closing;

(xvii) make any loans or advances to any Person, except with respect to advances of business expenses to employees and extensions of credit to customers in the ordinary course of business consistent with past practice;

(xviii) cancel, waive or release any material debts, rights or claims in favor of the Company or any of its Subsidiaries;

(xix) grant a forbearance, delay or waiver of a third Person’s payment or performance obligations thereunder, in each case, except in the ordinary course of business consistent with past practice, or enter into any Contract to release any third Person’s payment or performance obligation under, or failure to use commercially reasonable efforts to resist any third Person’s effort to exercise, any force majeure or similar right under any contract;

(xx) enter into any Contract to indemnify any director, manager, member, officer or employee;

(xxi) enter into any Contract (i) pursuant to which the Company or any of its Subsidiaries makes representations or warranties or assumes support or indemnification obligations that are materially more burdensome on the Company or any of its Subsidiaries than the representations, warranties and support and indemnification obligations made in the Company’s standard forms or otherwise previously made in the ordinary course of business consistent with past practice, (ii) that contains any provision requiring consent, notice or giving a right of termination in connection with the “change of control” of the Company or any of its Subsidiaries, (iii) under which the Company, any of its Subsidiaries or any of their respective present or future Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (iv) pursuant to which any Person is granted exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s, any of the Subsidiaries’ or any of their respective present or future Affiliates’ technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market, or (v) that will create, expand, renew or extend any exclusivity, non-competition, most favored nation, minimum guarantee or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates from competing in any line of business or with any Person or in any area, or from changing pricing or services generally or for any other existing or prospective customers or partners, or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services);

(xxii) enter into a new line of business or abandon or discontinue any existing line of business;

(xxiii) apply for, or obtain, any Permit, except as necessary for the continued conduct of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice;

(xxiv) enter into any Contract containing any covenant limiting the freedom of the Company or any of its Subsidiaries or any of their present or future affiliates to solicit for employment, hire or employ any Person, except in the ordinary course of business consistent with past practice;

(xxv) terminate, or otherwise fail to maintain, any of the insurance policies that are, or should have been, set forth on Schedule 3.18; or

(xxvi) agree or commit to any of the foregoing.

(c) Notwithstanding any other provision to the contrary contained in this Agreement, (i) any action reasonably taken, or reasonably omitted to be taken, by the Company or any of its Subsidiaries pursuant to any Law, directive, pronouncement or guideline (including any COVID-19 Measure) issued by a Governmental Body or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic (including COVID-19), epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 5.01, and (ii) prior to the Adjustment Calculation Time, the Securityholders shall be permitted to receive from the Company and its Subsidiaries by way of dividends, distributions, return of capital or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company and its Subsidiaries prior to and as of the Adjustment Calculation Time, and the Company and its Subsidiaries shall be permitted to use such cash and cash equivalents to pay or repay any liabilities of the Company and its Subsidiaries.

(d) Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in Section 5.01 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

5.02 Access to Books and Records. The Company shall, and shall cause each of its Subsidiaries to, provide Buyer, Merger Sub, or their respective Affiliates and Advisors with reasonable access, during normal business hours and upon reasonable advance notice, to the facilities, assets, properties, financial information, senior management level employees, books and records of or regarding the Company and its Subsidiaries as reasonably requested from time to time; provided that (a) such access does not unreasonably interfere with the normal operations of the Company or any of its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the Transactions, and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer or any of its Representatives if such access or disclosure (x) would waive any legal privilege or (y) would be in violation of applicable Laws (including any COVID-19 Measure) or the provisions of any Contract to which the Company or any of its Subsidiaries is a party. The Company does not make any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 5.02, and Buyer and Merger Sub may not rely on the accuracy of any such information, in each case, other than the representations and warranties of the Company expressly and specifically set forth in Article III regarding the Company and its Subsidiaries, and the providing of any such information will not expand the claims or remedies available hereunder to Buyer, Merger Sub, or the Buyer Group in any manner. The information provided pursuant to this Section 5.02 will be used solely for the purpose of effecting the Transactions, and will be governed by all the terms and conditions of the Confidentiality Agreement.

5.03 Regulatory Filings. Subject to Section 9.03, the Company will use reasonable best efforts to (a) make or cause to be made all filings with and submissions to any Governmental Body required under any applicable Laws for the consummation of the Transactions, (b) coordinate and cooperate with Buyer and Merger Sub in exchanging such information and providing such assistance as Buyer and Merger Sub may reasonably request in connection with the foregoing and (c) (i) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings, (ii) make any further filings with any Governmental Body pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances. This Section 5.03 (and not Section 5.06) sets forth the Company’s sole obligations with respect to regulatory filings, other than filings under the HSR Act, which is governed solely by Section 9.03.

5.04 Notification. The Company will notify Buyer and Merger Sub of any variances from the representations and warranties contained in Article III that would reasonably be expected to result in a failure of the condition set forth in Section 7.02(a) reasonably promptly upon discovery thereof.

5.05 Exclusivity. During the Interim Period, the Company will not, and the Company will cause its Subsidiaries not to, and will not authorize or permit any of their directors, partners, officers, managers, employees, agents or Advisors to, directly or indirectly, take any action to solicit, knowingly encourage, initiate or engage in discussions or negotiations with, or provide any non-public information to, or otherwise cooperate in any way with, any Person (other than Buyer, Merger Sub and their respective Advisors acting in such capacity) concerning any merger or recapitalization involving the Company or its Subsidiaries, sale of the Capital Stock or other equity interests of the Company or its Subsidiaries, any sale of all or substantially all of the assets or equity interests of the Company or its Subsidiaries or similar transaction involving the Company or its Subsidiaries (other than equipment sold in the ordinary course of business consistent with past practice) (an “Acquisition Transaction”). The Company will, and will cause its Subsidiaries and their respective officers, directors, and Advisors to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Acquisition Transaction, including any access to any online or other datasites.

5.06 Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 5.03 and this Section 5.06), the Company will, and will cause its Subsidiaries and Advisors to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including using reasonable best efforts to (x) cause its conditions to Closing to be satisfied (but not waived) and for the Closing to occur as promptly as practicable and (y) not take any action intended to prevent the Closing.

5.07 Resignations. On the Closing Date, the Company shall cause to be delivered to Buyer duly signed resignations, effective immediately upon the Closing, of all directors of their position as a director and, if requested by Buyer in writing at least five (5) Business Days prior to Closing, of officers of their position as an officer of the Company and each of its Subsidiaries; provided, that no such resignation by any individual shall be a resignation from employment with the Company or any of its Subsidiaries if such individual is so employed.

5.08 280G Cooperation. The Company will, prior to the Closing Date, use reasonable best efforts to submit for approval by the Stockholders, in a manner that satisfies Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto, such that payments or benefits to be received or retained by any “disqualified individual” (as defined in Treasury Regulations Section 1.280G-1) arising in whole or in part as a result of or in connection with the Transactions should not be characterized as “excess parachute payments” under Section 280G of the Code. Prior to seeking such shareholder approval, the Company will use its reasonable best efforts to obtain waivers from the intended recipients of such payments or benefits which waivers shall provide that unless such payments or benefits are approved by the shareholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code and in a form reasonably acceptable to Buyer, such payments or benefits shall not be made. At least five (5) Business Days prior to seeking such waivers and soliciting such shareholder approval, the Company shall provide drafts of its Section 280G calculations, waivers and such shareholder approval materials to Buyer for its review, comment and approval of the form (such approval not to be unreasonably withheld or delayed). At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer satisfactory evidence that a vote of shareholders of the Company was solicited in accordance with the provisions of this Section 5.08 and the results.

5.09 Repayment of Indebtedness. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer a draft copy of a customary payoff letter (each, a “Payoff Letter”) (subject to delivery of funds as arranged by Buyer) from any existing lender, and, on the Closing Date, the Company shall deliver to Buyer an executed copy of such Payoff Letter.

ARTICLE VI

COVENANTS OF BUYER AND MERGER SUB

6.01 Access to Books and Records. From and after the Closing until the seventh (7th) anniversary of the Closing Date, Buyer will, and will cause the Surviving Corporation to, provide the Securityholders’ Representative (and its Advisors requiring such access in light of the purposes therefor) with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, Advisors, offices and properties of the Company and its Subsidiaries for the sole purpose of better understanding the books and records that relate to periods prior to the Closing Date. Unless otherwise consented to in writing by the Securityholders’ Representative, neither Buyer nor the Surviving Corporation will, or will permit the Surviving Corporation’s Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of the Surviving Corporation and its Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Securityholders’ Representative such books and records or any portion thereof (at the Securityholders’ cost and expense) that Buyer or the Surviving Corporation or any of its Subsidiaries may intend to destroy, alter or otherwise dispose. Notwithstanding the foregoing, no such access shall be required to be permitted to the extent it would (i) jeopardize the attorney-client privilege or other legal immunity or protection from disclosure of Buyer, the Surviving Corporation or their Subsidiaries or (ii) contravene any Law, Contract or other obligation of confidentiality.

6.02 Regulatory Filings.

(a) Subject to Section 9.03, Buyer and Merger Sub will, and will cause their respective Affiliates and Advisors to, (i) make or cause to be made all filings with and submissions to any Governmental Body required under any applicable Laws for the consummation of the Transactions, (ii) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (iii) (A) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings, (B) make any further filings with any Governmental Body pursuant thereto that may be necessary, proper or advisable in connection therewith and (C) use reasonable best efforts to take all actions necessary to obtain all required clearances by or before the End Date. Notwithstanding anything to the contrary herein, Buyer and Merger Sub will not make or cause to be made any filing or submission that solely relates to the Transactions to any Governmental Body prior to the Closing without the prior written consent of the Company, other than, subject to Section 9.03, any filing or submission required by the HSR Act or any filing or submission required by Law or any Governmental Body. Subject to Section 9.03, Buyer, Merger Sub, and their respective Affiliates and Advisors will not communicate with any Governmental Body regarding the Transactions, this Agreement, or any other matter contemplated hereby without the prior written consent of the Company.

(b) Prior to the Effective Time, without the prior written consent of the Company, Buyer will not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Buyer or any Person of which Merger Sub is a direct or indirect Subsidiary, in each case, that would require any additional regulatory approvals or notices or that could reasonably be expected to prevent or delay consummation of the Transactions.

6.03 Notification. Each of Buyer and Merger Sub will promptly notify the Company, if allowed by Law or Order, of: (a) any notice or other communication from any Person to Buyer or Merger Sub alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Body to Buyer or Merger Sub related to or in connection with the Transactions; (c) any Proceedings commenced or, to its knowledge threatened in writing against, whether civil, criminal or administrative, relating to or involving or otherwise affecting Buyer, Merger Sub or their respective Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.04 or that relate to the consummation of the Transactions; and (d) any breach or inaccuracy of any representation or warranty of Buyer or Merger Sub contained in this Agreement that would reasonably be expected to result in a failure of the condition set forth in Section 7.03(a); provided, that the delivery of any notice pursuant to this Section 6.03 will not limit any of the representations and warranties of Buyer or Merger Sub set forth in this Agreement or the remedies available hereunder to the Company.

6.04 Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 6.04), Buyer and Merger Sub will, and will cause their respective Affiliates and Advisors to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including using reasonable best efforts to (x) make any required notices and obtain all necessary actions or nonactions, waivers, consents and approvals from third parties as may be necessary, (y) cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and in any event by or before the End Date and (z) not take any action intended to, or that would reasonably be expected to, prevent the Closing. Without limiting the foregoing, during the Interim Period, Buyer, Merger Sub and their respective Subsidiaries shall not, and shall cause their respective Affiliates and Advisors not to, take any action that could reasonably be expected to prevent or materially delay or impede the consummation by Buyer, Merger Sub or any of their respective Subsidiaries of the Transactions.

6.05 Director and Officer Liability and Indemnification.

(a) All rights to indemnification by the Company existing in favor of those Persons who are current or former directors and officers of the Company or any of its Subsidiaries (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time as provided in the Charter and the Company’s bylaws or in any of the Organizational Documents of any of the Company’s Subsidiaries (as in effect on the date hereof) and as provided in those indemnification agreements between the Company or its Subsidiaries and such Indemnified Persons (as in effect on the date hereof) listed in Schedule 6.05(a) and in the forms made available by the Company to Buyer as of the date hereof, in each case subject to the terms, conditions and limitations thereof, shall survive the Merger and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Law, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 6.05(a) and the indemnification rights provided under this Section 6.05(a) until disposition of such claim. The Company hereby represents to Buyer that no claim for indemnification has been made as of the date hereof by any Indemnified Persons.

(b) For a period of at least six (6) years from the Closing Date, Buyer and the Surviving Corporation will not, and will not permit any of their Subsidiaries to, amend, repeal or modify any provision in such Person’s Organizational Documents, or in any Contract, relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect immediately prior to the Effective Time in any manner adverse to any Indemnified Person, and Buyer and the Surviving Corporation will cause all such provisions to be observed by their Subsidiaries, it being the intent of the Parties that any Indemnified Person will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under applicable Law.

(c) At the Closing, the Surviving Corporation will (at the Company’s expense) obtain, maintain and fully pay for irrevocable “tail” insurance policies naming the Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date; provided, that, in the event that any claim is brought under any such policy before the sixth (6th) anniversary of the Closing Date, such insurance policies will be maintained until final disposition thereof. Buyer and the Surviving Corporation will not, and will cause their Subsidiaries to not, cancel or change such insurance policies in any respect and will maintain such policies in full force and effect.

(d) The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Indemnified Person may at any time be entitled, and every other right and remedy of the Indemnified Persons shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. Buyer and Merger Sub hereby acknowledge that the Indemnified Persons have or may in the future have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer and Merger Sub hereby agree that, with respect to any advancement or indemnification obligation owed at any time to an Indemnified Person by Buyer, the Surviving Corporation or any of its Subsidiaries or any Other Indemnitor, whether pursuant to any Organizational Document or other Contract or pursuant to this Section 6.05 (any of the foregoing, an “Indemnification Obligation”), Buyer, the Surviving Corporation and its Subsidiaries shall be, and, after the Effective Time, Buyer shall cause the Surviving Corporation and its Subsidiaries to be, (i) jointly and severally, and at all times, the indemnitors of first resort (i.e., Buyer’s, the Surviving Corporation’s and its Subsidiaries’ obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person shall be secondary) and (ii) at all times, required to advance, and be liable, jointly and severally, for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement or any Indemnification Obligation, without regard to any rights that an Indemnified Person may have against the Other Indemnitors. Furthermore, Buyer irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims (x) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (y) that the Indemnified Person must seek expense advancement, reimbursement or indemnification from any Other Indemnitor before the Surviving Corporation or its Subsidiaries or Buyer must perform its expense advancement, reimbursement and indemnification obligations under this Agreement. Buyer hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from Buyer or the Surviving Corporation or its Subsidiaries shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against Buyer, the Surviving Corporation or its Subsidiaries, and Buyer, the Surviving Corporation and its Subsidiaries shall jointly and severally indemnify and hold harmless against such amounts actually paid by the Other Indemnitors to or on behalf of such Indemnified Person to the extent such amounts would have otherwise been payable by Buyer, the Surviving Corporation or its Subsidiaries under any Indemnification Obligation.

(e) In the event that Buyer, the Surviving Corporation or any of their Subsidiaries or any of the respective successors or assigns of the foregoing (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties, rights or assets to any Person, then, in each case, Buyer will use commercially reasonable efforts to have the successors and assigns of such Persons or properties, rights or assets, as the case may be, expressly assume in writing and be bound by the obligations set forth in this Section 6.05 in connection with such succession of assignment.

(f) This Section 6.05 is intended to be for the benefit of each of the Indemnified Persons and may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement. The obligations of Buyer and the Surviving Corporation under this Section 6.05 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.05 applies without the consent of such affected Person.

6.06 Tax Matters.

(a) Transfer Taxes. At the Closing or, if due thereafter, promptly when due thereafter, all sales, use, excise, goods and services, value added, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization or similar Taxes and all applicable conveyance fees, recording charges and other similar fees and charges applicable to, arising out of or imposed upon the Transactions, whether imposed on Buyer, Merger Sub, the Company (or, after Closing, the Surviving Corporation) or any of its Subsidiaries (collectively, “Transfer Taxes”) will be paid by Buyer. Buyer will prepare any Tax Returns or other documentation with respect to such Taxes, and the Securityholders’ Representative will use commercially reasonable efforts to cooperate (or request cooperation from any relevant Securityholders) with Buyer in the preparation and filing, including joining in the execution of, any such Tax Returns and other documentation.

(b) Tax Returns. The Company will promptly provide or make available to Buyer true, accurate and complete copies of all income and other material Tax Returns that are to be filed by the Company or any of its Subsidiaries after the date of this Agreement and on or prior to the Closing Date (including Canadian, United Kingdom and Australian income Tax, goods and services and value added Tax Returns), including giving Buyer access to all supporting work papers. Such Tax Returns shall be prepared consistent with past practice except as required by applicable Law, and to the extent not prepared consistent with past practice, the Company shall notify Buyer as to any such change and the basis therefor. The Company shall permit Buyer to review and comment on each such Tax Return prior to filing it, providing Buyer with a reasonable amount of time for such review and comment, and shall reasonably and in good faith consider such written revisions to such Tax Returns as are requested by Buyer. The Company shall pay, or cause its Subsidiaries to pay, prior to the Closing Date, all Taxes shown as due on such Tax Returns.

(c) Cooperation on Tax Matters. Buyer, the Surviving Corporation and the Securityholders’ Representative will use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by any other Party hereto, in connection with the filing of Tax Returns, any Tax audits, Tax Proceedings or other Tax-related claims after the Closing. Such cooperation will include providing records and information (with respect to the Securityholders’ Representative, to the extent in its possession) that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 6.06(c). Notwithstanding anything to the contrary in this Agreement, the Securityholders’ Representative shall have no obligation to prepare or file any Tax Returns.

(d) Tax Contests. Notwithstanding anything to the contrary in this Agreement, following the Closing, Buyer will have the sole right (but not the obligation) to conduct any Tax enquiry, investigation, audit or other Tax dispute or contest relating to the Company or any of its Subsidiaries (“Tax Contest”). If the Securityholders may be required to pay or indemnify for any Losses under this Agreement resulting from such a Tax Contest with respect to a Tax liability of the Company or its Subsidiaries, Buyer shall discuss in good faith matters relating to such Tax Contest, including its potential resolution, with the Securityholders’ Representative.

(e) Tax Sharing Agreements. Effective as of the Closing Date, any and all tax sharing or allocation agreements or arrangements to which the Company or any of its Subsidiaries is a party to shall be terminated such that none of Buyer, the Company, any of its Subsidiaries or any counterparty thereto shall have any further liability thereunder.

(f) Allocation of Taxable Income. For all purposes of this Agreement:

(i) For all income Tax purposes and otherwise to the extent the Company and its Subsidiaries are permitted, but not required, under applicable U.S., non-U.S., state or local Tax Laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period; and

(ii) in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (A) in the case of any Taxes other than gross receipts, sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which shall be the number of days in the Tax period ending on and including the Closing Date and the denominator of which shall be the number of days in the entire Tax period, and (B) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, value-added Tax, employment Tax or withholding Tax be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocations set forth in the foregoing clause (ii) shall be made in a manner consistent with the prior practice of the Company and its Subsidiaries unless otherwise required by applicable Law.

(iii) Subsection 110(1.1) Election. The Parties acknowledge that no deduction will be claimed by the Company or any Person not dealing at arm’s length with the Company in respect of any payment made to a holder of Outstanding Options in respect of the Outstanding Options pursuant to this Agreement who is a resident of Canada or who is employed in Canada (all within the meaning of the Tax Act), to the extent that the deduction under Section 110(1)(d) of the Tax Act would otherwise be available to such holder (each, a “Canadian Optionholder” ), in computing the taxable income of any of the Company or any Person not dealing at arm’s length with the Company under the Tax Act and the Company and each applicable Person not dealing at arm’s length with the Company will: (i) where applicable, make an election pursuant to Subsection 110(1.1) of the Tax Act in respect of the payments made to Canadian Optionholders in exchange for the surrender and conversion of Outstanding Options hereunder; and (ii) provide evidence in writing of such election to Canadian Optionholders as contemplated by the Tax Act, it being understood that Canadian Optionholders will be entitled to claim any deductions available to such Person pursuant to the Tax Act in respect of the calculation of any benefit arising from the surrender and conversion or other disposition.

6.07 R&W Insurance Policy. On or after the date hereof, Buyer may bind an insurance policy with respect to the representations and warranties of the Company in this Agreement (the “R&W Insurance Policy”). All costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, due diligence fees, Taxes related to such policy and other fees and expenses associated with such policy (other than the retention) will be paid by Buyer. The R&W Insurance Policy will be on customary terms and conditions (including, for the avoidance of doubt, (a) the insurer expressly waiving, and agreeing not to pursue, directly or indirectly, except claims against a person committing Fraud, any subrogation rights against the Company, its Subsidiaries, any Stockholder, any Optionholder, any Warrant Holder, or any of their direct or indirect equityholders or any of their Affiliates with respect to any claim made by any insured thereunder and (b) the insurer expressly agreeing that Buyer and its Affiliates shall have no obligation to pursue any claim against the Company, its Subsidiaries or any Stockholder or any of their direct or indirect equityholders or any of their Affiliates in connection with any loss, liability or damage related thereto). Buyer and its Affiliates will not amend, waive or otherwise modify the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to, except claims against a person committing Fraud, subrogate or otherwise make or bring any Proceeding against the Company, its Subsidiaries, any Stockholder, any Optionholder, any Warrant Holder or any of their direct or indirect equityholders or any of their Affiliates.

6.08 Gaming Approvals. During the Interim Period, Buyer agrees to reasonably cooperate with the Company and any Gaming Authority regarding the maintenance of any outstanding Gaming Approval, including providing the necessary information to the applicable Gaming Authorities to update Gaming Approvals.

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to All Parties’ Obligations. The respective obligations of each of the Company, Buyer and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction of the following conditions at the Closing:

(a) the applicable waiting period under the HSR Act has expired or been terminated (the “HSR Approval”);

(b) no court or other Governmental Body has (x) issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger or (y) commenced or docketed a legal challenge wherein an unfavorable Order would reasonably be expected to prevent the performance of this Agreement or the consummation of any of the Transactions, declare unlawful the Transactions or cause such Transaction to be rescinded; and

(c) this Agreement has not been terminated in accordance with Section 8.01.

7.02 Conditions to Buyer’s and Merger Sub’s Obligations. The obligations of Buyer and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction (or waiver in writing by Buyer) of each of the following conditions at the Closing:

(a) (i) the representations and warranties set forth in Article III (other than the Fundamental Representations and the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07) shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein) as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except in each case under this clause (i), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Fundamental Representations set forth in Article III shall be true and correct in all respects (other than de minimis exceptions) as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date) and (iii) the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07 shall be true and correct in all respects as of the dates specified therein;

(b) the Company shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) no Material Adverse Effect shall have occurred after the date of this Agreement and shall be continuing;

(d) the Company shall have delivered to Buyer and Merger Sub a certificate of the Company, in the form of Exhibit G and dated as of the Closing Date, stating that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied;

(e) The Dissenting Shares arising under the DGCL represent no more than 10% of the outstanding capital stock of the Company entitled to vote thereon;

(f) The Stockholder Resolutions shall have been executed and delivered to Buyer, remain in full force and effect and shall not have been revoked, rescinded, waived or amended without the written consent of Buyer;

(g) The Offer Letters shall remain in full force and effect and shall not have been revoked, rescinded, waived or amended without the written consent of Buyer;

(h) The Non-Compete Agreements shall remain in full force and effect and shall not have been revoked, rescinded, waived or amended without the written consent of Buyer; and

(i) The Company is in a position to deliver each of the items required to be delivered by it pursuant to Section 2.02.

7.03 Conditions to the Company’s Obligations. The obligation of the Company to consummate the Transactions, including the Merger, is subject to the satisfaction (or waiver in writing by the Company) of the following conditions at the Closing:

(a) (i) the representations and warranties set forth in Article IV shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct individually or in the aggregate has not prevented, and would not reasonably be expected to prevent, the ability of Buyer to perform its obligations under this Agreement (including to consummate the Transactions); and (ii) the Fundamental Representations set forth in Article IV shall be true and correct in all respects (other than de minimis exceptions) as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date);

(b) Buyer and Merger Sub shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) Buyer and Merger Sub shall have delivered to the Company a certificate of Buyer and Merger Sub, in the form of Exhibit H and dated as of the Closing Date, stating that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(d) Buyer and Merger Sub are in a position to deliver each of the items required to be delivered by Buyer and Merger Sub pursuant to Section 2.02.

7.04 Waiver of Conditions. Upon consummation of the Closing, at the Effective Time, any condition set forth in this Article VII which was not satisfied as of the Effective Time will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Effective Time.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a) by mutual written consent of Buyer, on the one hand, and the Company, on the other hand;

(b) by Buyer, on the one hand, or by the Company, on the other hand, if the Closing has not occurred on or before the date that is 120 days after the date of this Agreement (as such date may be extended pursuant to Section 11.15, the “End Date”); provided, that (i) no termination may be made under this Section 8.01(b) if the failure to consummate the Closing by the End Date was caused by the breach of the Party seeking to terminate this Agreement pursuant to this Section 8.01(b);

(c) by Buyer by giving written notice to the Company at any time prior to the delivery of the Stockholder Resolutions, if the Company does not deliver the Stockholder Resolutions within four (4) hours of the execution of this Agreement;

(d) by Buyer, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied; provided, that, (i) if such breach is curable by the Company, then Buyer may not terminate this Agreement under this Section 8.01(d) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the End Date and (B) thirty (30) days after Buyer notifies the Company in writing of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.01(d) will not be available to Buyer at any time that Buyer or Merger Sub is then in breach of any covenant, agreement or representation and warranty hereunder, in each case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; and

(e) by the Company, upon a breach of any covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, or if any representation or warranty of Buyer or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, that, (i) if such breach is curable by Buyer or Merger Sub, then the Company may not terminate this Agreement under this Section 8.01(e) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the End Date and (B) thirty (30) days after the Company notifies Buyer in writing of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.01(e) will not be available to the Company at any time that the Company is then in breach of any covenant, agreement or representation and warranty hereunder, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied.

The Party desiring to terminate this Agreement pursuant to this Section 8.01 shall give written notice of such termination to the other Party. Any termination by the Company under this Section 8.01 will be by action of its board of directors (without requiring any action by the Stockholders or any other Person).

8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement will become void and have no further legal effect without any liability or obligation on the part of any Party hereto, (i) other than liabilities and obligations under the Confidentiality Agreement, (ii) except that the provisions of this Section 8.02 and Article XI will survive any termination of this Agreement, (iii) except that no such termination will relieve any Party from any liabilities, losses, damages, obligations, costs or expenses (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out of pocket costs, and may include, to the extent proven, the benefit of the bargain lost by the Company, the Stockholders, the Optionholders and/or the Warrant Holders, taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such Persons) relating to such Party’s willful breach of this Agreement, including the failure to cause the Closing to occur when the conditions set forth in Article VII have been satisfied or waived.

ARTICLE IX

ADDITIONAL AGREEMENTS AND COVENANTS

9.01 Further Assurances. From time to time, as and when requested by any Party hereto and at such Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

9.02 Employees and Employee Benefits.

(a) Compensation and Benefits. Effective as of the Closing and continuing until December 31, 2022, Buyer will, or will cause one of its Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiaries) to, provide to all employees of the Company and its Subsidiaries as of immediately following the Closing to the extent that such employee remains employed through the applicable time (the “Retained Employees”): (i) a base salary or wage rate and cash bonus and commission opportunities at least equal to the base salary or wage rate and cash bonus and commission opportunities in effect for such Retained Employee immediately before the Closing and (ii) employee benefits (other than equity or equity-based compensation, defined benefit retirement or pension benefits, post-employment health and welfare benefits or deferred compensation opportunities or benefits) which are, as determined by Buyer in its discretion, (x) substantially similar, in the aggregate, to those made available to similarly situated employees of Buyer and its Affiliates, (y) substantially similar, in the aggregate, to the employee benefits in effect for such Retained Employee by the Company and its Subsidiaries immediately before the Closing or (z) a combination of the foregoing. Nothing in this Section 9.02(a) will obligate Buyer or the Surviving Corporation or any of its Subsidiaries to continue (and will not prevent Buyer or the Surviving Corporation or any of its Subsidiaries from modifying or terminating) the employment of any such Retained Employee. Buyer will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Treasury Regulations Section 54.4980B-9e.

(b) Employee Service Credit. Buyer will use commercially reasonable efforts to (i) give, or cause the Surviving Corporation to give, each Retained Employee credit under any benefit or compensation plan, program, agreement, arrangement or policy of Buyer or any of its Affiliates (including any defined contribution retirement, vacation, paid time off, sick leave and severance policies but excluding any equity or equity-based compensation, defined benefit retirement or pension benefits, post-employment health and welfare benefits or deferred compensation opportunities or benefits) (any such plan, program, agreement, arrangement or policy, a “Buyer Plan”), for purposes of eligibility, vesting and entitlement to such amount of vacation, paid time off, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date to the same extent such service was recognized under a similar Plan, except in each case, to the extent such treatment would result in duplicative benefits, (ii) allow such Retained Employees to participate in each Buyer Plan providing welfare benefits without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if any of the Plans that provide welfare benefits are terminated prior to the end of the plan year that includes the Closing Date, cause each Retained Employee to be credited with any expenses that were covered by the Plans during such plan year for purposes of determining deductibles, co-pays and other applicable limits under any replacement plans.

(c) No Third Party Beneficiaries. The provisions contained in this Section 9.02 are for the sole benefit of the Parties to this Agreement and nothing set forth in this Section 9.02 will (i) confer any rights or remedies, including any third-party beneficiary rights, upon any current or former Company Service Provider, any Retained Employee or upon any other Person other than the Parties hereto and their respective successors and assigns, (ii) be construed to establish, amend, or modify any Plan or Buyer Plan or any other benefit plan, program, agreement or arrangement or (iii) subject to compliance with the other provisions of this Section 9.02, alter or limit Buyer’s or the Surviving Corporation’s or any of its Subsidiaries’ ability to amend, modify or terminate any specific Plan, Buyer Plan or other benefit plan, program, agreement or arrangement at any time.

(d) WARN Act. For the ninety (90) day period immediately following the Closing, Buyer shall not, or shall cause its Affiliates, the Surviving Corporation and its Subsidiaries to not, take any action that would trigger notice obligations under the WARN Act with respect to any of the Retained Employees.

9.03 Antitrust Notification.

(a) The Company and the Buyer Parties shall, as promptly as practicable and no later than five (5) Business Days following the date of this Agreement, file or have filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), any notification form required pursuant to the HSR Act for the Transactions, which form will specifically request early termination of the waiting period prescribed by the HSR Act; provided, that, in the event the FTC and/or the DOJ are closed or not otherwise accepting such filings under the HSR Act (a “Government Closure”), such five (5) Business Day period shall be extended day-for-day, for each Business Day a Government Closure is in effect. Each of the Company and the Buyer Parties will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will provide any supplemental information reasonably requested by any Governmental Body as promptly as reasonably practicable. Buyer will be responsible for 100% of all filing fees payable in connection with any filings related to Antitrust Laws.

(b) Subject to the last sentence of this Section 9.03(b), the Company and the Buyer Parties will use their reasonable best efforts to promptly obtain any HSR Approval for the consummation of the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request, including using their respective best efforts to certify compliance with any request for additional information or documentary material from the DOJ or the FTC pursuant to the HSR Act (a “Second Request”) promptly after receipt of such Second Request and to produce documents on a rolling basis; provided, that, and for avoidance of doubt, Buyer and its Affiliates shall have no obligation to agree to any structural or conduct relief whatsoever, the Company shall have no obligation to agree to any structural or conduct relief that is not contingent upon the Closing, and no party shall have any obligation to litigate.

(c) The Parties hereto commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under any Antitrust Law at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of Governmental Bodies and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor the Buyer Parties will participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other Party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Buyer or the Company, will be limited to outside antitrust counsel only). Notwithstanding the foregoing, Buyer shall, in all cases, after consultation with the Company and good faith efforts to consider and reflect all views and input provided by the Company with respect to such matters and regarding all strategic decisions relevant to obtaining clearance under the HSR Act, (x) determine timing and strategy and be solely responsible for the final content of any substantive oral or written communications with any applicable Governmental Bodies (provided, that Buyer shall not be responsible for the factual representations relating to the Company contained in filings under the HSR Act, or responses to compulsory process, that are made by the Company without any input from Buyer), and (y) lead all proceedings and coordinate all activities, in each such case under clauses (x) and (y) with respect to seeking actions, consents, approvals or waivers of any Governmental Bodies under the HSR Act. Without limiting the generality of the foregoing, each party shall provide to the others (or the others’ respective advisors) upon request copies of all correspondence between such party and any Governmental Body relating to the Transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 9.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Body regarding the transactions contemplated by this Agreement by or on behalf of any party.

(d) Except as specifically required by this Agreement and except as in the ordinary course of business consistent with past practice, the Buyer Parties will not take any action, or refrain from taking any action, the effect of which could be to delay or impede the ability of the Parties to consummate the Transactions. Without limiting the generality of the foregoing, the Buyer Parties will not, and will not permit any member of the Buyer Group or their respective Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Body necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Body entering an order prohibiting the consummation of the Transactions or (iii) delay the consummation of the Transactions.

9.04 Certain Consents. Buyer and Merger Sub expressly acknowledge and agree that certain consents to the Transactions may be required from Governmental Bodies or parties to Contracts to which the Company or one of its Subsidiaries is a party (including the Contracts set forth on Schedule 3.11) and that such consents have not been obtained as of the date of this Agreement and may not be obtained. Buyer and Merger Sub expressly acknowledge and agree that, notwithstanding anything else in this Agreement, subject to the Company’s compliance with Section 9.03 in all material respects, neither the Company nor any of the Company Parties will have any liability whatsoever to Buyer or Merger Sub, including, for the avoidance of doubt, through any reduction in, or deduction from, the Base Merger Consideration in calculating the Merger Consideration (whether through any increase in Closing Indebtedness or Transaction Expenses or any decrease in Closing Net Working Capital or otherwise) in accordance with this Agreement, and Buyer and Merger Sub will not be entitled to assert any claims, in each case, arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Transactions (other than pursuant to the HSR Act) or because of the default, acceleration or termination of or loss of any right under any such Contract as a result of the Closing and the failure to obtain any such consent. Further, the Buyer Parties expressly acknowledge and agree that, notwithstanding anything else in this Agreement, subject to the Company’s compliance with Section 9.03 in all material respects, no representation, warranty or covenant of the Company contained herein will be breached or deemed breached and no condition of Buyer or Merger Sub will be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of any right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination or loss of any right. Notwithstanding the foregoing, nothing contained in this Section 9.04 is intended to modify the Company’s obligations pursuant to Section 7.02(e).

9.05 Section 262 Notices. The Company will, in accordance with applicable Law and its Organizational Documents, on or before the fifth (5th) Business Day after the date of this Agreement, deliver to any Stockholder that has not theretofore executed a written consent adopting this Agreement, approving the Transactions and waiving any appraisal rights under Section 262 of the DGCL (each, a “Remaining Stockholder”) a request that such Stockholder execute the written consent of the Company’s Stockholders approving the Merger as provided in Section 228 of the DGCL and that such Stockholder waive any appraisal rights under Section 262 of the DGCL. In connection with such request, the Company will, through the Company Board, recommend to its

Stockholders approval of the Merger. Approval of this Agreement by the Stockholders of the Company will not restrict the ability of the Company Board thereafter to terminate or amend this Agreement to the extent permitted by this Agreement and not prohibited under Section 251(d) of the DGCL. As soon as reasonably practicable after the date of this Agreement, but in no event later than two (2) Business Days thereafter, the Company will deliver to Buyer, for review and comment, the information statement or other information to be delivered to the Remaining Stockholders, and will incorporate therein any reasonable comments of Buyer and its legal counsel delivered to the Company within two (2) Business Days after Buyer receiving such information statement or other information. Such information statement or other information will be mailed by the Company to the Remaining Stockholders not later than five (5) Business Days after the date of this Agreement.

ARTICLE X

INDEMNIFICATION

10.01 Survival. All representations and warranties of the parties hereto contained in this Agreement and any certificate or other document provided hereunder will survive the Closing and the consummation and performance of the Transactions. Each party shall have liability pursuant to Section 10.02 or Section 10.03, as applicable, with respect to a breach of any representation or warranty only if an Indemnified Party delivers a Claim Notice or Indemnity Notice, as applicable, with respect to such breach on or before the date that is twelve (12) months following the Closing Date (or, if pursuant to Section 10.02(d), on or before the date that is three (3) years following the Closing Date); provided, that claims against the perpetrator of Fraud shall survive and remain in full force and effect indefinitely. The covenants and agreements of the parties in this Agreement or in any certificate or other document provided hereunder which require performance prior to the Closing shall terminate as of the Closing, and the covenants and agreements of the parties in this Agreement or in any certificate or other document provided hereunder which require performance on or following the Closing Date shall survive in accordance with their respective terms or if not specified herein then until the applicable statute of limitations.

10.02 Indemnification by the Securityholders. Each Securityholder shall, severally and not jointly (in accordance with their Pro Rata Portion), subject to the limitations set forth in Section 10.05, indemnify, defend and hold Buyer and its Affiliates and its and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, without duplication, resulting from, arising out of or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by the Company in or pursuant to this Agreement as of the date hereof or as of the Closing Date (or, in the case of representations and warranties that by their terms speak as of a specific date, as of such date), any Transaction Documents or in any certificate delivered by the Company prior to or at the Closing;

(b) any failure by the Company to carry out, perform, satisfy and discharge any covenants, agreements, undertakings or obligations under this Agreement, any Transaction Documents or in any certificate delivered by the Company prior to or at the Closing, in each case that are required to be performed on or prior to the Closing;

(c) any unpaid (i) Transaction Expenses in excess of the amount of Transaction Expenses included in the calculation of Final Merger Consideration or (ii) Indebtedness in excess of the amount of Indebtedness included in the calculation of the Final Merger Consideration, in each case as finally determined pursuant to Section 1.08; and

(d) the matters set forth on Schedule 10.02(d).

10.03 Indemnification by Buyer. Buyer shall indemnify, defend and hold the Securityholders and their respective Affiliates and their respective Representatives, successors and assigns (collectively, the “Company Indemnified Parties”) harmless from and against any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

(a) any breach of or inaccuracy in any representation or warranty made by Buyer in or pursuant to this Agreement as of the date hereof or as of the Closing Date (or, in the case of representations and warranties that by their terms speak as of a specific date, as of such date), any Transaction Document or in any certificate delivered by Buyer prior to or at the Closing; and

(b) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings or obligations under this Agreement, any Transaction Documents or in any certificate delivered by Buyer prior to or at the Closing, in each case, that is required to be performed on or prior to the Closing.

10.04 Indemnification Procedures. Claims for indemnification pursuant to this Article X will be asserted and resolved as follows:

(a) Third-Party Claims. An Indemnified Party may, upon reasonable belief that it may incur a Loss that is indemnifiable hereunder with respect to a claim by a third party (a “Third-Party Claim”), provide written notice (the “Claim Notice”) to the Securityholders’ Representative (on behalf of the Securityholders) or Buyer, whichever is the applicable indemnifying party hereunder (the “Indemnifying Party”) of such Third-Party Claim; provided, that any failure to deliver a Claim Notice with reasonable promptness shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party’s ability to defend such claim or demand is materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party within thirty (30) days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (the “Dispute Period”) whether the Indemnifying Party accepts or disputes the liability of the Indemnifying Party to the Indemnified Party and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Parties against such Third-Party Claim (if such notice disputes the liability of the Indemnifying Party, a “Dispute Notice”).

(b) Defense by the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to a Third-Party Claim pursuant to this Section 10.04(b), the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third-Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted or defended by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the prior written consent of the Indemnified Party in its sole discretion in the case of any settlement that provides for any relief other than the payment of monetary damages as to which the Indemnified Party will be indemnified in full pursuant to this Article X). Subject to the immediately preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, that the Indemnified Party may, at the cost and expense of the Indemnifying Party, at any time prior to the delivery by the Indemnifying Party of the notice referred to in the first sentence of this Section 10.04(b), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary, appropriate or desirable to protect its interests. If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third-Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 10.04(b) and, except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding anything to the contrary contained herein, Buyer may elect to defend and control, pursuant to Section 10.04(c), any Third-Party Claim that relates to Taxes for which a Buyer Indemnified Party is the Indemnified Party and the written consent of Buyer, not unreasonably withheld, conditioned, or delayed, shall be required for any settlement of any such Third-Party Claim that Buyer has not elected to defend and control. Notwithstanding anything to the contrary set forth in this Section 10.04(b), an Indemnifying Party’s right to assume the defense of any Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party shall exist so long as: (A) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have adequate financial resources to defend against the Third-Party Claim and fulfill the Indemnifying Parties’ indemnification obligations hereunder (where the Securityholders are the Indemnifying Parties, via the Buyer Indemnified Parties’ recourse to the Indemnification Escrow Funds or the Specific Indemnity Escrow Funds, as applicable); (B) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (C) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Parties in connection with the defense of the Third-Party Claim; and (D) the Third-Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Proceeding.

(c) Defense by the Indemnified Party. If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third-Party Claim, or if the Indemnifying Party gives such notice but any time thereafter fails to prosecute or defend vigorously and diligently or settle the Third-Party Claim, or if the Indemnifying Party is not entitled to defend the Third-Party Claim pursuant to the terms of the final sentence of Section 10.04(b), then in each case the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in good faith or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof, and, if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third-Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this Section 10.04(c), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes the Indemnifying Party’s liability hereunder to the Indemnified Party with respect to such Third-Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in the last sentence of Section 10.04(d), (i) the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 10.04(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such participation, and (ii) any amount paid in settlement by a Buyer Indemnified Party or a Company Indemnified Party will not be indemnifiable pursuant to this Article X, unless the settlement had been consented to (with such consent not being unreasonably withheld, conditioned or delayed) by the Securityholders’ Representative or Buyer, respectively. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.04(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(d) Acceptance by the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it accepts its indemnification liability to the Indemnified Party with respect to the Third-Party Claim, the potential Loss identified in the Claim Notice will, when and in the amount incurred, be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss, subject to the limitations set forth in this Article X, to the Indemnified Party on demand. Otherwise, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days following receipt by an Indemnified Party of a Dispute Notice, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(e) Non-Third-Party Claims. In the event that the Indemnified Party should have a claim under this Article X against the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party may deliver written notification of a claim for indemnification under this Section 10.04(e) (the “Indemnity Notice”). Any failure or delay by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that the Indemnifying Party’s ability to defend is materially prejudiced by such failure or delay. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss identified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 10.02 or Section 10.03, as applicable, and the Indemnified Party shall be entitled to payment on demand in the amount of such Loss, subject to the limitations set forth in this Article X. If the Indemnifying Party has timely disputed the Indemnifying Party’s liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within thirty (30) days following receipt by an Indemnified Party of a Dispute Notice, such dispute shall be resolved by litigation in a court of competent jurisdiction.

(f) R&W Insurance Policy. Notwithstanding the foregoing, if (i) the claim in question is covered by the R&W Insurance Policy and (ii) there is a conflict between the terms of this Section 10.04 and the procedural requirements under the R&W Insurance Policy, then the procedural requirements under the R&W Insurance Policy shall govern.

10.05 Other Matters Relating to Indemnification. Notwithstanding anything contained herein to the contrary, the right to indemnification under this Article X shall be subject to the following terms.

(a) The Securityholders shall not be required to indemnify, defend or hold harmless any Buyer Indemnified Party with respect to any claim for indemnification pursuant to Section 10.02(a) unless and until the aggregate Losses of the Buyer Indemnified Parties in respect of all such claims exceed $2,750,000 (the “Basket”), after which the Securityholders shall be liable for all Losses above such amount.

(b) In no event shall the Securityholders be required to indemnify the Buyer Indemnified Parties in respect of aggregate Losses for which indemnity is claimed under Section 10.02 (other than Section 10.02(d)) in excess of the then-remaining portion of the Indemnification Escrow Deposit Amount (the “Indemnification Cap”. Thereafter, the Buyer Indemnified Parties’ sole recourse for such Losses in excess of the Indemnification Cap shall be limited to, and solely against, the R&W Insurance Policy.

(c) In no event shall the Securityholders be required to indemnify the Buyer Indemnified Parties in respect of aggregate Losses for which indemnity is claimed under Section 10.02(d) in excess of the then-remaining portion of the Specific Indemnity Escrow Deposit Amount and, if available, the then-remaining portion of the Indemnification Escrow Deposit Amount (the “Specific Indemnity Cap”). The Buyer Indemnified Parties’ first source of recovery for indemnification claims under Section 10.02(d) shall be recourse against the Specific Indemnity Escrow Funds prior to recovery against the Indemnification Escrow Funds.

(d) Subject to Section 10.05(e), once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article X, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall bear interest from the Closing Date until the date paid at a rate of interest equal to the then-effective Wall Street Journal Prime Rate, compounded daily.

(e) Any Losses payable by the Securityholders (i) pursuant to Section 10.02(a) shall be satisfied solely from the Indemnification Escrow Funds or (ii) pursuant to Section 10.02(d) shall be satisfied solely from the Specific Indemnity Escrow Funds and the Indemnification Escrow Funds, in accordance with the Escrow Agreement. Except as expressly provided herein, thereafter, the Buyer Indemnified Parties shall look solely to the R&W Insurance Policy for any Losses payable by the Securityholders pursuant to Section 10.02(a).

(f) The amount of any Losses recoverable by any Buyer Indemnified Party against any Indemnifying Party under Section 10.02(a) shall be calculated net of any insurance proceeds actually received by, and/or any indemnification or contribution payments actually paid by any third party to, such Buyer Indemnified Party in respect of such Losses in, each case net of all costs directly incurred in such recovery; provided that the Buyer Indemnified Party shall not be required to seek or obtain any such insurance proceeds or indemnification or contribution payment. In the event that an insurance recovery is received by any Buyer Indemnified Party with respect to any Losses for which any such Person has been indemnified and which Losses such Person had received from the Indemnifying Parties hereunder, then a refund equal to the aggregate amount of the recovery (net of reasonable costs and expenses incurred in recovering such amounts) shall be promptly made to the Paying Agent for distribution to the Indemnifying Parties in accordance with their Pro Rata Portions.

(g) For all purposes of this Article X, including for purposes of determining whether a representation or warranty has been breached or is inaccurate, all qualifications as to materiality or Material Adverse Effect contained in any representations, warranties, covenants or agreements shall be disregarded.

(h) Except as otherwise required by applicable Law, the parties hereto shall treat any indemnification payment made hereunder as an adjustment to the Merger Consideration, including for U.S. Tax purposes.

(i) Notwithstanding anything to the contrary in this Agreement, the Securityholders shall not have any liability or indemnification obligations for (i) any Taxes of the Company (or the Surviving Corporation) resulting from any action taken by the Company (or the Surviving Corporation) on or after the Closing on the Closing Date that is outside the ordinary course of business consistent with past practice (except to the extent specifically contemplated by this Agreement), (ii) any Taxes resulting from an election made under Sections 338 or 336 under the Code, (iii) any Losses related to or arising from the amount, value or condition of any Tax asset or attribute (e.g., net operating loss carryforward or Tax credit carryforward) or the ability of any Indemnified Party to utilize any such Tax asset or attribute in any Tax period or portion thereof beginning on or after the Closing Date, (iv) any Taxes attributable to a Taxable period (or portion thereof) beginning after the Closing Date and (v) any Losses arising out of, or attributable to, the Specified Tax Exposures.

10.06 Release from Escrow.

(a) On the first Business Day following the Release Date, Buyer and the Securityholders’ Representative shall execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to release to the Paying Agent and to the Surviving Corporation for payment to the Securityholders (excluding, for the avoidance of doubt, holders of only Non-Converting Series D Preferred Stock) (i) the remaining Indemnification Escrow Funds (if any) minus the amount, if any, of claims for indemnification under Section 10.02 asserted against the Indemnification Escrow Funds or (ii) the remaining Specific Indemnity Escrow Funds (if any) minus the amount, if any, of claims for indemnification under Section 10.02(d), in each case asserted against the Specific Indemnity Escrow Funds, in each case, prior to such date by the Buyer Indemnified Parties in writing in accordance with this Article X but not yet resolved as of the Release Date.

(b) Each of the Paying Agent and the Surviving Corporation, as applicable, shall distribute all amounts received by it under this Section 10.06 (if any) to the Securityholders (excluding, for the avoidance of doubt, holders of only Non-Converting Series D Preferred Stock) in accordance with each such holder’s Pro Rata Portion; provided, that the portion of any such amounts payable to Employee Optionholders shall be remitted to the Surviving Corporation for payment to such Persons through the Surviving Corporation’s payroll procedures subject to applicable Tax withholding pursuant to Section 1.10, and the Surviving Corporation shall make such payments promptly following receipt thereof. Prior to the Release Date, Buyer shall be treated as the owner of the Indemnification Escrow Funds and the Specific Indemnity Escrow Funds for all U.S. Tax purposes.

10.07 Exclusive Remedy. Except (a) in the case of claims pursued against the perpetrators of Fraud (in respect of which claims may be made without regard to any limitation set forth herein, notwithstanding anything else herein to the contrary), (b) pursuant to Sections 1.08, (c) recovery under the R&W Insurance Policy and (d) specific performance and injunctive relief pursuant to and in accordance with Section 11.15 (as applicable), the remedies provided in this Article X, subject to the limitations set forth herein, shall, from and after the Closing, be the sole and exclusive remedies of the Buyer Indemnified Parties and the Company Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of any breach of this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise. For the avoidance of doubt, a claim based on Fraud may only be made against the Indemnifying Party that committed such Fraud. In no event shall the Buyer Indemnified Parties or the Company Indemnified Parties be entitled to recover or make a claim for any amount in respect of punitive, treble or exemplary damages, unless paid or payable to a third party. Nothing contained in this Article X shall be deemed to limit or modify any rights of any Buyer Indemnified Party under the R&W Insurance Policy.

ARTICLE XI

MISCELLANEOUS

11.01 Acknowledgment by the Buyer Parties.

(a) The Buyer Parties expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that they have conducted to their full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, Contracts, and prospects of the Company and its Subsidiaries, and, in making their determination to proceed with the Transactions, the Buyer Parties have relied solely on the results of their own independent investigation and verification and have not relied on, are not relying on, and will not rely on, any of the Company, its Subsidiaries, any Securityholder or any of their respective Affiliates (or any representations, warranties, information, statements, disclosures, or materials of or provided by any of the foregoing), that certain datasite administered by Donnelley Financial Solutions (the “Dataroom”), the Projections or any other representations, warranties, information, statements, disclosures, or materials, in each case whether written or oral, provided by, or as part of, any of the foregoing or any other Company Party, or any failure of any of the foregoing to disclose or contain any information, except for the representations and warranties of the Company expressly and specifically set forth in Article III and in each certificate delivered hereunder, in each case, as qualified by the Disclosure Schedules and the terms and conditions (including limitations and exclusions) of this Agreement. The Buyer Parties expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that: (i) the representations and warranties of the Company expressly and specifically set forth in Article III and in each certificate delivered hereunder, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement, are the sole and exclusive representations, warranties, information, statements, disclosures and/or materials of any kind made or provided to the Buyer Parties and on which the Buyer Parties may rely in connection with the Transactions; and (ii) all other representations, warranties, information, statements, disclosures and/or materials of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information, including the Dataroom, the Projections, meetings, calls or correspondence with management of the Company and its Subsidiaries or any of the Company Parties and (B) any other statements, disclosures, materials or any other information relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, Contracts, and prospects of the Company or any of its Subsidiaries, or the quality, quantity or condition of the Company’s or its Subsidiaries’ assets, are, in each case, specifically disclaimed by the Company, on its behalf and on behalf of the Company Parties. Without limiting the generality of the foregoing, the Buyer Parties expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that neither the Company, nor any other Person (including the Company Parties), has made, is making or is authorized to make, and the Buyer Parties, on their own behalf and on behalf of the Buyer Group, hereby expressly waive, any representation or warranty (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s or its Subsidiaries’ business, operations, assets, liabilities, prospects or any portion thereof, except solely to the extent expressly set forth in Article III, in each case, as qualified by the Disclosure Schedules and the terms and conditions of, including the limitations and exclusions in, this Agreement.

(b) Without limiting the generality of the foregoing, in connection with the investigation by the Buyer Parties of the Company and its Subsidiaries, the Buyer Parties and their Affiliates, and the Representatives of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in the Dataroom, management meetings, etc.) (collectively, “Projections”). The Buyer Parties expressly acknowledge and agree, on their own behalf, and on behalf of the Buyer Group, that (i) such Projections are being provided solely for the convenience of the Buyer Parties to facilitate their own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) the Buyer Parties are familiar with such uncertainties, and (iv) the Buyer Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

11.02 Provision Respecting Representation of Company. Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, managers, members, officers, employees and Affiliates, (a) that Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson”) has been retained by, and may serve as counsel to, each and any of the Securityholders’ Representative, the Securityholders and their respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, the “Company Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, (b) that Gunderson has not acted as counsel for any other Party hereto in connection with the Transactions and that none of the other Parties hereto has the status of a client of Gunderson for conflict of interest or any other purposes as a result thereof, and (c) that, following consummation of the Transactions, Gunderson (or any of its successors) may serve as counsel to the Company Group or any director, shareholder, partner, manager, member, officer, employee or Affiliate of any member of the Company Group, in connection with any Proceeding or obligation arising out of or relating to this Agreement or the Transactions. Notwithstanding such representation or any continued representation of the Company or any of its Subsidiaries, each of the Parties hereto (on their own behalf and on behalf of their Affiliates) hereby consents thereto and expressly waives any conflict of interest arising therefrom, and each of such Parties will cause any Affiliate thereof to consent to expressly waive any conflict of interest arising from such representation. Buyer, the Company and the Company Group hereby agree that, in the event that a dispute arises after the Closing between Buyer, the Company, and/or its Subsidiaries on the one hand, and the Company Group or their respective Affiliates, on the other hand, Gunderson may represent the Company Group and/or such Affiliates in such dispute even though the interests of the Company Group and/or such Affiliates may be directly adverse to Buyer, the Company or its Subsidiaries, and even though Gunderson may have represented the Company or its Subsidiaries in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of their Subsidiaries. In addition, Buyer agrees that (x) all communications prior to the Effective Time among any member of the Company Group, the Company and its Subsidiaries, any of their respective Affiliates, directors, officers, employees or Advisors, and Gunderson that relate to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Company or the Transactions (the “Protected Seller Communications”), will be deemed to be privileged and confidential communications, (y) all rights to such Protected Seller Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and will be retained by the Company Group and (z) to the extent Buyer or any of its Affiliates (including the Company and its Subsidiaries after the Closing) should discover in its possession after the Closing any Protected Seller Communications, it will take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Securityholders’ Representative, keeping no copies, and will not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Protected Seller Communications prior to the Closing Date, Buyer, the Company, and each of its Subsidiaries together with any of their respective Affiliates, Subsidiaries, successors or assigns, further agree that none of the foregoing may use or rely on any of the Protected Seller Communications in any action against or involving any of the Company Group or Gunderson after the Closing. The Protected Seller Communications may be used by the Company Group and/or any of their respective Affiliates in connection with any dispute that relates in any way to this

Agreement or the Transactions. Notwithstanding the foregoing, in the event that a dispute arises between the Surviving Corporation and its Affiliates, on the one hand, and a third party other than the Company Group (solely in their capacity as equityholders of the Company or the Securityholders’ Representative), on the other hand, the Surviving Corporation and its Affiliates may assert the attorney-client privilege with respect to Protected Seller Communications to prevent disclosure of confidential communications to such third party. The Buyer Parties and the Company Parties expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group and the Company Group, respectively, that the agreements contained in this Section 11.02 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for the maximum duration permitted under applicable Law and will not be subject to any of the survival or exclusive remedy provisions of Article X; and (ii) are an integral part of the Transactions and that, without the agreements set forth in this Section 11.02, none of the Parties would enter into this Agreement and the Company would not recommend approval of this Agreement to the Stockholders.

11.03 Press Releases and Communications. No press release or public announcement related to this Agreement or the Transactions (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) will be issued or made by any Party to this Agreement or any of its Affiliates or Representatives (as applied to Representatives, solely to the extent that such Representative is acting on such Party’s behalf at such Party’s direction) without the joint approval of Buyer and the Company (if prior to the Closing) or the Securityholders’ Representative (if after the Closing), unless required by Law or the rules and regulations of any applicable stock exchange, in which case Buyer, the Company and the Securityholders’ Representative, as applicable, will have the right to review and comment on such press release or announcement in advance of such publication; provided, (i) that each Company Party and member of the Buyer Group will be entitled to communicate regarding the Transaction with its and its Affiliates’ investors and proposed investors in the ordinary course of business consistent with past practice if such investors are bound by an obligation of confidentiality with respect to such communications and (ii) any Party may supply to a Governmental Body this Agreement and any information and documents requested by such Governmental Body in connection with any notification or filing made to such Governmental Body concerning the Transactions or in responding to any request by a Governmental Body investigating the Transactions under any Antitrust Law. Notwithstanding the foregoing, following Closing and after the public announcement of the Merger, the Securityholders’ Representative shall be permitted to announce that it has been engaged to serve as the Securityholders’ Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

11.04 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of Advisors and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the consummation of the Transactions will, subject to Section 11.18, be paid by the party incurring such expenses, except that (i) the fees and expenses of the Escrow Agent shall be borne 50% by Buyer and 50% by the Company, (ii) the fees and expenses of the Firm will be allocated pursuant to Section 1.08(c), as applicable, (iii) all fees and expenses in connection with the “tail” insurance policies will be allocated pursuant to Section 6.05(c), (iv) all filing fees associated with any filing or submission that is necessary in connection with Antitrust Laws will be paid 100% by Buyer, (v) all Transfer Taxes will be allocated pursuant to Section 6.06(a) and (vi) Buyer will pay all fees and expenses (including 100% of any premium) in connection with obtaining the R&W Insurance Policy pursuant to Section 6.07.

11.05 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail (unless transmitted after 5 p.m. Eastern Time, then on the next Business Day), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the electronic mail address or street address, as applicable, set forth below, or at such other electronic mail address or street address as such Party may specify by written notice to the other Party hereto:

Notices to Buyer, Merger Sub and/or the Surviving Corporation (following the Effective Time):

The New York Times Company

620 Eighth Avenue, 6th Floor

New York, New York 10018

Attention:        Diane Brayton

Email:              braytd@nytimes.com

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention:        Russell Franklin

Email:              russell.franklin@morganlewis.com

Notices to the Company (prior to the Effective Time):

The Athletic Media Company

332 Pine Street, Penthouse

San Francisco, CA 94105

Attention: Alex Mather

Email: alex@theathletic.com

with a copy to (which shall not constitute notice):

Gunderson Dettmer

One Bush Plaza

Suite 1200

San Francisco, CA 94104

Attention: Andy Bradley; John Olson

Email: abradley@gunder.com; jolson@gunder.com

Notices to the Securityholders’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Telephone: (303) 648-4085

with a copy to (which shall not constitute notice):

Gunderson Dettmer

One Bush Plaza

Suite 1200

San Francisco, CA 94104

Attention: Andy Bradley; John Olson

Email: abradley@gunder.com; jolson@gunder.com

11.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of (a) prior to the Closing, the Company and Buyer and (b) from and after the Closing, the Surviving Corporation and the Securityholders’ Representative; provided, that Buyer and Merger Sub may assign this Agreement to any of their respective Subsidiaries, provided, that no such assignment shall relieve Buyer or Merger Sub of their respective obligations under this Agreement.

11.07 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended only in a writing signed by Buyer, the Company, the Securityholders’ Representative and, prior to the Effective Time, Merger Sub. Subject to Section 7.04, with respect to the waiver of conditions to Closing as of the Effective Time, any waiver of any provision of this Agreement will be effective against Buyer, the Company, the Securityholders’ Representative or, prior to the Closing, Merger Sub, only as set forth in a writing executed by such Person. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

11.08 Third Party Beneficiaries. Except (a) as otherwise expressly provided herein, including Section 6.05 and (b) for Sections 6.07, 11.01, 11.02, 11.03, 11.07, 11.08 and 11.09, in respect of which each member of the Company Group is a third party beneficiary, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.09 Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any party to this Agreement or any Subsidiary of the Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any Proceeding based upon, arising out of or related to this Agreement. Notwithstanding the foregoing, this Section 11.09 shall not apply to Section 11.18, which shall be fully enforceable by the Securityholders’ Representative in its entirety against the Securityholders.

11.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.11 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

11.12 Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Any description of any Contract, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such Contract, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party hereto to any Person of any matter whatsoever, including any violation of Law or breach of contract.

11.13 Complete Agreement. This Agreement, together with the Confidentiality Agreement, Paying Agent Agreement, Escrow Agreement and any other agreements expressly referred to herein or therein (collectively, “Transaction Documents”), contain the entire agreement of the Parties regarding the subject matter of this Agreement and the Transactions and supersedes all prior agreements among the Parties respecting the sale and purchase of the Company. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

11.14 Conflict Between Transaction Documents. The Parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement will govern and control.

11.15 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties hereto fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (a) the Parties hereto will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.16 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.02 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance or other equitable relief and (c) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Buyer would have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties hereto acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.15 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Company or the Securityholders’ Representative pursuant to this Section 11.15 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit the Company or the Securityholders’ Representative from seeking the payment of any liabilities, losses, damages, costs or expenses related to Buyer’s breach of this Agreement, in each case, subject to the terms of Section 8.02. If, before the End Date, any Party hereto brings any action, in each case in accordance with Section 11.16, to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date will automatically be extended (y) for the period during which such action is pending, plus ten (10) Business Days or (z) by such other time period established by the court presiding over such action, as the case may be.

11.16 Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions brought by any other Party or its successors or assigns will be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter or is unable to timely hear any Proceeding as a result of COVID-19 or any COVID-19 Measure, any federal court sitting in the State of Delaware and any federal appellate court therefrom), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement and the Transactions. Each of the Parties will not commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no Party will file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. Each Party hereby irrevocably consents to the service of any and all process in any such Proceeding by delivery of such process in the manner provided in Section 11.05 and agrees not to assert (by way of motion, as a defense or otherwise) in any Proceeding any claim that service of process made in accordance with Section 11.05 does not constitute good and valid service of process.

11.17 Governing Law; Waiver of Jury Trial.

(a) This Agreement, and any Proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.18 Securityholders’ Representative.

(a) Subject to the terms and conditions of this Section 11.18, and by virtue of the approval of the Merger and this Agreement by the Stockholders, including receiving any benefits hereof and any consideration hereunder, and without any further action of any Securityholder or the Company, Shareholder Representative Services LLC is designated as of the Closing as the Securityholders’ Representative and as the true and lawful representative, attorney-in-fact and exclusive agent to act on behalf of the Securityholders for all purposes in connection with this Agreement and any related agreements. Approval of this Agreement by the Stockholders holding a majority of the outstanding Capital Stock will, to the maximum extent permitted under applicable Law (including DGCL § 251(b)), constitute knowing and irrevocable ratification and approval of such designation by the Stockholders, and authorization of the Securityholders’ Representative to serve in such capacity (including the exclusive power to negotiate and settle any and all disputes with Buyer or Merger Sub under this Agreement and the Escrow Agreement) and will also constitute a reaffirmation, approval, consent to, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments, waivers, releases, covenants and agreements made by the Securityholders’ Representative on behalf of the Securityholders in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement), in each case, whether entered into or taken before, on or after the date of such approval. The Securityholders’ Representative may resign at any time and may be removed only by the vote of Persons that collectively owned more than 50% of the Capital Stock as of immediately prior to the Effective Time (other than (x) shares of Capital Stock cancelled pursuant to Section 1.04(e) and (y) Dissenting Shares) (such Persons, the “Majority Holders”). The designation of the Securityholders’ Representative and the powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest, and are irrevocable and will not be affected by the death, incapacity, illness, bankruptcy, dissolution, liquidation or other inability to act of any of the Securityholders. In the event that a Securityholders’ Representative has resigned or been removed in accordance with this Section 11.18(a), a new Securityholders’ Representative will be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Securityholders’ Representative. Written notice of any such resignation of a Securityholders’ Representative will be delivered by the Securityholders’ Representative to Buyer promptly after such action is taken. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(b) Without limiting the foregoing, the Securityholders’ Representative will have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Escrow Agreement, the Paying Agent Agreement and the Securityholders’ Representative Engagement Agreement); provided, that the Securityholders’ Representative will have no obligation to act on behalf of the Securityholders except as expressly provided herein, in the Escrow Agreement and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any Transaction Document, schedule, exhibit or the Disclosure Schedules. The Company, the Surviving Corporation, Buyer, Merger Sub, the Escrow Agent, the Paying Agent and the Firm will be entitled to rely on the actions taken by the Securityholders’ Representative without independent inquiry into the capacity of the Securityholders’ Representative to so act. The Securityholders’ Representative shall be entitled to: (i) rely upon the Estimated Closing Statement, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party. All actions, notices, communications and determinations by the Securityholders’ Representative to carry out its functions under this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement or any other related agreements will conclusively be deemed to have been authorized by, and will be binding upon, the Securityholders and their successors as if expressly confirmed and ratified in writing by the Securityholders, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement or any other related agreements are waived. Certain Securityholders have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with this Agreement and any other related agreements (such Securityholders and their individual Representatives, including their services under this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Representative nor any of its officers, directors, employees, partners (general or limited), members, managers, contractors, agents or Advisors (collectively, the “Representative Group”) will have any liability to Buyer, Merger Sub, the Company, the Surviving Corporation, the Securityholders, or any of their respective Affiliates, or any Person acting on behalf of the foregoing, with respect to actions taken, or omitted to be taken, by the Securityholders’ Representative in such capacity (or the other members of the Representative Group) in connection with this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement or any other related agreements. The Securityholders’ Representative will be entitled to engage such Advisors as it will deem necessary in connection with exercising its powers and performing its functions hereunder, under the Escrow Agreement, under the Securityholders’ Representative Engagement Agreement or any other related agreements and will be entitled to conclusively rely on the opinions and advice of such Persons in all matters. The Representative Group will be entitled to full reimbursement for all reasonable expenses, disbursements, advances, losses and liabilities (including fees and disbursements of its Advisors) incurred by or on behalf of the Representative Group, and the Securityholders shall indemnify the Representative Group against any reasonable, documented, and out-of-pocket losses, liabilities and expenses arising out of or in connection with this Agreement or any related agreements, including the costs and expenses of investigation, defense, settlement or adjudication of any Proceeding, from the Securityholders (collectively, “Representative Expenses”), in each case as such Representative Expense is suffered or incurred; provided, that in the event that any such Representative Expense is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Securityholders the amount of such indemnified Representative Expense to the extent attributable to such gross negligence or willful misconduct. In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, Representative Expenses may be recovered by the Securityholders’ Representative first, from the funds in the Representative Holdback Amount, second from any other readily available funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders (provided that the Securityholders’ Representative may recover directly from the Securityholders to the extent funds are not readily available), and third, directly from the Securityholders. Notwithstanding the foregoing, while the Securityholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Expenses as they are suffered or incurred. Each Securityholder will be responsible for its Pro Rata Portion of any amount owed to the Securityholders’ Representative in accordance with this Section 11.18(b). Notwithstanding anything herein to the contrary, the total amount of Losses for which each Securityholder shall be obligated to pay pursuant to this Section 11.18(b) shall not exceed the Pro Rata Portion of any amount actually paid or payable to such Securityholder. The Securityholders acknowledge that the Securityholders’ Representative shall not be required to advance, expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or in connection with this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions. The Securityholders and the Securityholders’ Representative agree that the relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Securityholders’ Representative or any Securityholder for any purpose of U.S. federal or state Law, including federal, state or foreign income Tax purposes. Neither the Securityholders’ Representative nor any of its Affiliates owes any fiduciary or other duty to any Securityholder. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative hereunder.

(c) The Representative Holdback Amount shall be held by the Securityholders’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholders’ Representative for any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement or any other related agreements or (ii) as otherwise determined by the Advisory Group. The Securityholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Holdback Amount other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Holdback Amount and has no tax reporting or income distribution obligations. The Securityholders will not receive any interest or earnings on the Representative Holdback Amount and irrevocably transfer and assign to the Securityholders’ Representative any such ownership right that the Securityholders may have had in any such interest or earnings. Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Representative Holdback Amount from any consideration otherwise distributable to the Securityholders. As soon as reasonably determined by the Securityholders’ Representative that the Representative Holdback Amount is no longer required to be withheld, the Securityholders’ Representative shall distribute the remaining Representative Holdback Amount (if any) to the Escrow Agent, the Paying Agent and/or Buyer, as applicable, for further distribution to the Securityholders.

11.19 No Right of Set-Off. Each Buyer Party, on its own behalf and on behalf of the Buyer Group, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that any member of the Buyer Group has or may have with respect to the payment of the Merger Consideration or any other payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.

11.20 Counterparts. This Agreement, and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .pdf or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), will be treated in all manners and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract will raise the use of a facsimile machine, .pdf or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .pdf or other electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

ARTICLE XII

DEFINITIONS

12.01 Certain Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below.

“Accounting Principles” means the accounting principles, methodologies and policies set forth on Exhibit B attached hereto.

“Adjustment Calculation Time” means 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date.

“Adjustment Escrow Deposit Amount” means $1,000,000.

“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including, if applicable, any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers of such Person.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Fully-Diluted Shares” means the sum of (i) the aggregate number of shares of Preferred Stock (excluding all Non-Converting Series D Preferred Stock) issued and outstanding immediately prior to the Effective Time on an as-converted to Common Stock basis, plus (ii) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all the Outstanding Options, plus (iv) the aggregate number of shares of Warrant Common Stock issuable upon the cashless exercise in full of all of the Outstanding Warrants immediately prior to the Effective Time; provided, that, for the avoidance of doubt, in no event shall Aggregate Fully-Diluted Shares include any shares held in the treasury of the Company as contemplated by Section 1.04(e).

“Aggregate Non-Converting Series D Liquidation Preference” means the result of (x) the Per Share Non-Converting Series D Consideration multiplied by (y) the number of issued and outstanding shares of Non-Converting Series D Preferred Stock as of immediately prior to the Effective Time.

“Aggregate Option Exercise Price” means, as of immediately prior to the Effective Time, the sum of the exercise prices payable upon exercise in full of all Outstanding Options held by all Optionholders immediately prior to the Effective Time.

“Antitrust Approvals” means the HSR Approval, and the receipt of any approvals, authorizations, consents, clearances, or waiting period expirations or terminations as may be required in connection with the transactions described herein under any non-US antitrust, merger control, or competition law.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws, whether domestic of foreign, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Base Merger Consideration” means $550,000,000.

“BCL” means the New York Business Corporation Law.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in San Francisco, California or New York, New York are required to be closed as a result of federal, state or local holiday.

“Buyer Group” means the Buyer Parties, any Affiliate of any Buyer Party (including, but solely after the Closing, the Company and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors, or permitted assigns.

“Buyer Indemnified Party” has the meaning set forth in Section 10.02.

“Buyer Parties” means Buyer and Merger Sub.

“Capital Stock” means the Common Stock and the Preferred Stock.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto.

“Cash” means, as of any given time of determination, all cash and cash equivalents and marketable securities (solely to the extent convertible into cash within thirty (30) days of the Closing Date) of the Company or any of its Subsidiaries; provided that (a) deposits in transit shall be included, (b) Cash shall be determined net of outstanding checks, and (c) Restricted Cash shall be excluded.

“CASL” means an act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (Canada) SC 2010, c 23 and the regulations made thereunder.

“CCC” means the California Corporations Code.

“CEM” means a “commercial electronic message”, as defined in CASL.

“Certificate” means a certificate which immediately prior to the Effective Time represented any shares of Capital Stock.

“Charter” means the Restated Certificate of Incorporation of the Company in effect as of the date hereof.

“Closing Capital Stock Merger Consideration” means the sum of (i) the Estimated Merger Consideration, plus (ii) the Aggregate Option Exercise Price, minus (iii) the Adjustment Escrow Deposit Amount, (iv) minus the Indemnification Escrow Deposit Amount, (v) minus the Specific Indemnity Escrow Deposit Amount, minus (vi) the Representative Holdback Amount.

“Closing Cash” means Cash as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions). Closing Cash shall be reduced for any payments made between the Adjustment Calculation Time and Closing which are not captured as a deduction to Merger Consideration through a liability in Closing Net Working Capital, Transaction Expenses or Closing Indebtedness except for any payment made in respect of any liability arising out of, or attributable to, the Specified Tax Exposures.

“Closing Indebtedness” means Indebtedness of the Company and its Subsidiaries as of the Adjustment Calculation Time (without giving effect to the Transactions but including any prepayment penalties, premia, breakage costs or similar amounts payable with respect to the Closing).

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).

“Closing Option Per Share Merger Consideration” means, in respect of each share of Common Stock issuable upon exercise of any particular Outstanding Option, the result of (i) the Closing Per Participating Share Merger Consideration, minus (ii) the applicable exercise price to acquire such share of Common Stock pursuant to such Outstanding Option.

“Closing Per Participating Share Merger Consideration” means, in respect of each share of Common Stock or Preferred Stock (excluding all Non-Converting Series D Preferred Stock) (on an as-converted to Common Stock basis), an amount equal to the quotient determined by dividing (i) the Closing Capital Stock Merger Consideration, minus the Aggregate Non-Converting Series D Liquidation Preference, by (ii) the Aggregate Fully-Diluted Shares.

“Code” means the Internal Revenue Code of 1986.

“Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Equity Plan” means the Company’s 2016 Stock Plan (as amended, restated, modified and supplemented from time to time).

“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Third Party Intellectual Property.

“Company Licensing Parties” means the Company and any Person required to obtain a license to provide Gaming-Related Business Activities on behalf of the Company.

“Company Parties” means the Company Group and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns.

“Company Service Provider” means each employee, officer, director or independent contractor of the Company or any of its Subsidiaries.

“Competition Act” means the Competition Act, R.S.C., 1985, c. C-34, including the regulations thereto.

“Confidentiality Agreement” means that certain Agreement between Buyer and the Company, effective as of October 26, 2021.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any Law, directive, pronouncement or guideline issued by a Governmental Body, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, changes to business operations, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of COVID-19, including the CARES Act.

“CRTC” means the Canadian Radio-television and Telecommunications Commission.

“Data Protection Requirements” means any and all applicable Laws and any and all applicable contractual and other obligations legally binding upon the Company or any of its Subsidiaries, in each case concerning the security and processing of Personal Data, Tracking Data, email communications or mobile or messaging communications, including Laws relating to the security or processing of Personal Data or Tracking Data, including the Canada Personal Information Protection and Electronic Documents Act (PIPEDA) and analogous provincial statutes, the United Kingdom Data Protection Act, the Health Insurance Portability and Accountability Act (HIPAA), the European Union General Data Protection Regulation (GDPR), the EU Directive on Electronic Communications Networks and Services, the EU e-Privacy Regulation, the Digital Advertising Alliance (DAA) code, European Digital Advertising Alliance (eDAA) code, the Children’s Online Privacy Protection Act (COPPA), the Computer Fraud and Abuse Act (CFAA), the California Computer Crime Law (CCCL), the California Consumer Privacy Act (CCPA), California Penal Code Sec. 502, California Invasion of Privacy Act, California Penal Code Sec. 630 et seq., Fair Credit Reporting Act (FCRA), California Consumer Legal Remedies Act (CLRA), California Civil Code Sec. 1750 et seq., Unfair Competition Law,

California Business and Professions Code Sec. 17200 et seq., Fair and Accurate Credit Transactions Act (FACTA), Gramm-Leach-Bliley Act (GLBA), Dodd-Frank Wall Street Reform and Consumer Protection Act, Payment Card Industry (PCI) Data Security Standards, the Telephone Consumer Protection Act (TCPA), the Nevada Online Privacy Law (including Nevada Senate Bill 220), the New York Department of Financial Services Cybersecurity Requirements for Financial Services Companies (23 NYCRR 500) and related regulations, the Illinois Biometric Information Privacy Act (BIPA), 201 Code of Massachusetts Regulations (CMR) Sec. 17.00 et seq. and Section 5(a) of the Federal Trade Commission Act (FTC Act) (15 USC §45).

“Designated States” means Colorado, Illinois, Indiana, Iowa, Massachusetts, Michigan, New Jersey, New York, Nevada, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia, and any other jurisdiction within the United States in which the Company may promote gambling in accordance with applicable Law.

“DGCL” means the Delaware General Corporation Law.

“Employee Option” means each Option granted to the holder in the holder’s capacity as an employee (or former employee) of the Company or any of its Subsidiaries.

“Employee Optionholders” means the holders of Employee Options.

“Environmental Laws” means all applicable Laws in effect on or prior to the Closing Date concerning pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is included in a controlled group of corporations within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) or (o) of the Code.

“Escrow Accounts” means the Adjustment Escrow Account, the Indemnification Escrow Account and the Specific Indemnity Escrow Account.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Estimated Merger Consideration” means an amount equal to (i) the Base Merger Consideration, plus (ii) Estimated Closing Cash, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Transaction Expenses, minus (v) the Specified Tax Liability Amount, plus (vi) the amount (which may be positive or negative) equal to the (x) Estimated Closing Net Working Capital, minus (y) Target Net Working Capital.

“Excluded Deferred Revenue” means deferred revenue of the Company and its Subsidiaries that is (a) accrued in the ordinary course of the Company’s business consistent with past practices (which, for the avoidance of doubt, shall include all deferred revenue reflected in the sample calculation of excluded deferred revenue set forth on Exhibit C attached hereto), (b) is not the result of promotional sales, discount activity or any other practice intended to accelerate deferred revenue, and (c) does not exceed $20,000,000 in the aggregate.

“Export Control Laws” means the United States export and re-export controls including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations, and any other controls administered by the United States Department of Commerce, the United States Department of State, and all other applicable import and export controls in other countries in which the Company and its Subsidiaries conduct business.

“Final Merger Consideration” means the result equal to (i) the Base Merger Consideration, plus (ii) Closing Cash, minus (iii) Closing Indebtedness, minus (iv) the Transaction Expenses, minus (v) the Specified Tax Liability Amount, plus (vi) the amount (which may be positive or negative) equal to (x) Closing Net Working Capital minus (y) Target Net Working Capital, in each case, as finally determined pursuant to Section 1.08(b) or Section 1.08(c).

“Fraud” shall mean common law fraud (which includes the elements of intent and scienter) determined in accordance with the Laws of the State of Delaware.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.02(b), Section 3.04(a), Section 3.04(b), Section 3.21, Section 4.01, Section 4.02, Section 4.05, Section 4.07 and Section 4.08.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gaming Approvals” means any licensing, permits, registration and/or similar approvals by Gaming Authorities.

“Gaming Authorities” means any Governmental Body with regulatory control, including licensing approval, and authority or jurisdiction over casino or other gambling activities and operations, including sports wagering.

“Gaming Law” means any foreign, federal, tribal, state, county or local statute, law, ordinance, rule, regulation, permit, consent, approval, finding of suitability, license, judgment, order, decree, injunction or other authorization governing or relating to gaming and related activities, including the rules and regulations of the Gaming Authorities.

“Gaming-Related Business Activities” means providing advertising and promotional services to online gaming platforms for sports wagering platforms and casinos.

“Governmental Body” means any supranational, national, foreign, federal, state, provincial, local, municipal, or other governmental authority of any nature (including any division, department, agency, commission, or other regulatory body thereof) and any court or arbitral tribunal, in each case capable of binding the applicable party.

“Hazardous Substance” means any toxic or hazardous material, substance or waste, including toxic chemicals, petroleum products or byproducts and friable asbestos.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any given time of determination, without duplication, any unpaid principal, premium, accrued or unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection with the following: (a) the amount of all indebtedness for borrowed money, including under any credit facilities, (b) liabilities evidenced by bonds, debentures, notes, hedging or swap arrangements or other similar instruments or debt securities, (c) any obligation evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn upon, (d) the amount recorded as a liability on a balance sheet in respect of the leases of the Company and its Subsidiaries classified as capital or finance leases in the Financial Statements or in accordance with GAAP, (e) all obligations with respect to interest rate swaps, collars, caps, hedging and other derivative and similar arrangements (valued at the termination date thereof), including all obligations or unrealized losses pursuant to hedging or foreign exchange arrangements, (f) all liabilities or obligations with respect to deferred or unpaid purchase price of assets, raw materials, property, securities or services, including any “earn-out” payments, seller notes, post-closing true-up obligations, indemnities and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation (but excluding any trade payables to the extent included in Net Working Capital), (g) all Tax liabilities deferred pursuant to the CARES Act or IRS Notice 2020-65 or the “Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster” issued on August 8, 2020 by President Donald J. Trump, (h) unpaid and accrued income Taxes of the Company and its Subsidiaries; provided, that the sum of such amounts shall be calculated taking into account Tax assets that are deductible in a Pre-Closing Tax Period (including deductions arising by virtue of the Transactions) and any estimated payments and overpayments of Taxes to the extent such estimated payments or overpayments may be utilized to reduce such unpaid Taxes, (i) guarantees by the Company or its Subsidiaries of the foregoing, (j) deferred revenue, (k) any obligation secured by a Lien on any property of the Company or its Subsidiaries and (l) declared and unpaid dividends or distributions or amounts owed to any holder of Capital Stock or Optionholder or any Affiliate of the foregoing; provided, that without limiting other liabilities that are not to be included therewith, in no event will Indebtedness include (i) any amounts included in Closing Net Working Capital or Transaction Expenses, (ii) any liabilities related to inter-company debt between the Company and any of its Subsidiaries and any Subsidiary of the Company and another Subsidiary of the Company, (iii) any liabilities under any lease classified as an operating lease in the Financial Statements, (iv) any fees and expenses to the extent incurred post-Closing by or at the direction of Buyer or (v) any liabilities arising out of, or attributable to, the Specified Tax Exposures; provided, further, that for the purposes of calculating Closing Indebtedness, only deferred revenue in excess of Excluded Deferred Revenue shall be included.

“Indemnification Escrow Deposit Amount” means $2,750,000.

“Indemnification Escrow Funds” means the amounts held in the Indemnification Escrow Account, including, if applicable, any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Indemnified Party” means a Buyer Indemnified Party or a Company Indemnified Party, as applicable.

“Intellectual Property” means all intellectual property rights of any type in any jurisdiction throughout the world and under any international treaties or conventions, including the following: (i) patents and patent rights, including all continuations, provisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, trademark rights in corporate names and other source or business identifiers, geographic indications, other designations of source, origin, sponsorship, endorsement or certification, and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights, works of authorship, documentation, website content, database and design rights, whether or not published; (iv) common law and statutory rights associated with rights of privacy and publicity; (v) registrations and applications for any of the foregoing; (vi) trade secret rights, including in know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, process technology, software development methodologies, algorithms, technical information, source code, and source code documentation, (vii) rights in any computer programs, proprietary software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (“Software”); (viii) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Agreements” means any Contract granting rights to Third Party Intellectual Property or pursuant to which the Company or any of its Subsidiaries grants rights to any Owned Intellectual Property to which the Company or its Subsidiaries is bound, in each case that are material to the Company and its Subsidiaries.

“Interim Period” means the period from the execution of this Agreement until the earlier of the Closing and the valid termination of this Agreement pursuant to Article VIII.

“Investment Canada Act” means the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.), including the regulations thereto.

“Key Employees” means Alex Mather and Adam Hansmann.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, after due inquiry of direct reports (both domestic and international) who would reasonably be expected to have actual knowledge, of Alex Mather, Adam Hansmann, Sid Tiwari, David Ortenberg, and Balen Gore.

“Law” means any law (including common law), rule, regulation, or Order of any Governmental Body.

“Liens” means all liens, mortgages, deeds of trust, pledges, security interests, charges, claims, covenants, easements, servitudes, proxies, voting trusts or agreements or title or transfer restrictions under any stockholder or similar agreement.

“Lookback Date” means December 31, 2018.

“Loss” means any loss, Liability, damage, fine, fee, penalty, deficiency, Tax or expense (including interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other Proceedings or of any claim, default or assessment or pursuit of rights to indemnification).

“Marketing and Subscription Laws” means any and all applicable Laws and any and all applicable contractual and other obligations legally binding upon the Company or any of its Subsidiaries concerning requirements for website and mobile applications, subscriptions or any outbound communications and with any other marketing obligations, including with respect to any marketing in any way (including mailing, e-mail marketing, telemarketing and text messaging) by the Company or its Subsidiaries on behalf of any third Person, including Federal Trade Commission regulations, Federal Communications Commission regulations, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Telephone Consumer Protection Act, the California Automatic Renewal Law, Cal. Bus. & Prof. Code § 17600 et seq. and similar state laws, the UK’s Consumer Rights Act 2015, Consumer Contracts (Information, Cancellation and Additional Charges) Regulations 2013 (SI 2013/3134) (CCRs) Consumer Rights (Payment Surcharges) Regulations 2012 (SI 2012/3110) and Consumer Protection (Distance Selling) Regulations 2000, and the EU’s Distance Selling Directive (97/7) and Directive (EU) 2019/770 and any applicable national laws implementing such directives.

“Material Adverse Effect” means any changes, events, occurrences, developments or effects that are, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the financial condition, assets & liabilities, business, or operating results of the Company and its Subsidiaries taken as a whole; provided, that none of the following, either alone or taken together with other changes, events, occurrences, developments or effects, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) changes, events, occurrences or developments in, or effects arising from or relating to, general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (b) changes, events, occurrences or developments in, or effects arising from or relating to, national or international political, social or cultural conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (c) changes, events, occurrences or developments in, or effects arising from or relating to, financial, banking, currency or securities markets, (d) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, epidemic, pandemic or disease outbreak (including COVID-19), weather condition, explosion or fire or other force majeure event or act of God, (e) changes, events, occurrences, developments, or effects arising from or relating to changes in Laws (including any COVID-19 Measure) or other binding directives or determinations issued or made by, or agreements with or consents of, any

Governmental Body, (f) any change in, or effect arising from or related to changes in, GAAP or other accounting requirements or principles or the interpretation thereof, (g) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body, (h) actions required to be taken under applicable Laws (including any COVID-19 Measure), (i) changes, events, occurrences, developments, or effects arising from or relating to (w) the taking of any action expressly permitted or required by this Agreement (including Section 5.01) or taken at the express written request of Buyer or its Affiliates, (x) the failure to take any action if such action is prohibited by this Agreement, or (y) the announcement, execution or consummation of this Agreement or the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, vendors, suppliers, distributors, lessors or other commercial partners or (j) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates or Advisors) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), except in the case of the foregoing clauses (a), (b), (c), (e), (f), (g) and (h), to the extent such changes, events, occurrences, developments or effects have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.

“Merger Consideration” means the aggregate amount of the Stock Consideration, the Option Consideration and the Warrant Consideration payable in accordance with this Agreement.

“Net Working Capital” means (a) the current assets of the Company and its Subsidiaries, minus (b) the current liabilities of the Company and its Subsidiaries, in each case, (x) in the same form and format set forth on the example calculation set forth on Exhibit B and (y) as determined in accordance with the Accounting Principles on a consolidated basis; provided, that Net Working Capital shall not include (i) any Indebtedness, (ii) any Transaction Expenses, (iii) any Cash, (iv) any receivables from any holder of Capital Stock or any Optionholder, (v) any amounts in respect of deferred Tax assets or liabilities or income Tax assets or liabilities or (vi) any liabilities arising out of, or attributable to, the Specified Tax Exposures.

“Non-Compete Agreements” means the Non-Compete Agreements to be dated as of the date hereof and executed by Buyer and each of the Key Employees.

“Non-Converting Series D Preferred Stock” means (i) if the Per Share Non-Converting Series D Consideration is greater than the Closing Per Participating Share Merger Consideration (calculated as if all shares of Series D Preferred Stock are Non-Converting Series D Preferred Stock), all shares of Series D Preferred Stock and (ii) otherwise, none of the shares of Series D Preferred Stock.

“Non-Employee Option” means each Option that is not an Employee Option.

“Non-Employee Optionholders” mean the holders of Non-Employee Options.

“Off-The-Shelf Software” means licenses for commercially available, unmodified, prepackaged, off-the-shelf Software used by the Company or its Subsidiaries that is not resold or redistributed by the Company and with an aggregate fee, royalty, or other consideration for any such Software or group of related Software licenses of no more than $250,000 per year.

“Offer Letters” means the Offer Letters to be dated as of the date hereof and executed by Buyer and each of the Key Employees.

“Option Consideration” means, with respect to each Optionholder, the applicable Closing Option Payment, plus any amounts payable to such Optionholder with respect to Outstanding Options pursuant to Section 1.08, Section 10.06 and Section 11.18.

“Optionholders” means the holders of the Options.

“Options” means the issued and outstanding options to acquire Common Stock pursuant to the Company Equity Plan.

“Order” means any judgment, order, injunction, decree, ruling, writ or arbitration award of, or any agreement with, any Governmental Body or any arbitrator.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, by-laws, articles of association, notice of articles, articles, limited partnership agreement, partnership agreement, limited liability company agreement, stockholder agreement, trust agreement or such other equivalent organizational or governance documents of such Person.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or its Subsidiaries.

“Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company in its capacity as payments administrator pursuant to the Paying Agent Agreement.

“Payment Card Data” means all data and other information that is subject to the Payment Card Industry Rules.

“Payment Card Industry Rules” means the security standards that apply to organizations that accept payment cards and handle or process Payment Card Data, including, but not limited to, the Payment Card Industry Data Security Standard and any applicable Laws addressing accepting, handling and processing of Payment Card Data.

“Per Share Non-Converting Series D Consideration” means an amount in cash equal to $8.6481, plus all accrued or declared but unpaid dividends of the Company as of immediately prior to the Effective Time on a share of Non-Converting Series D Preferred Stock.

“Permitted Liens” means (a) any restriction on transfer arising under applicable securities Laws, (b) Liens for Taxes not yet delinquent or for Taxes being contested in good faith through appropriate proceedings and for which appropriate reserves have been established on the Latest Balance Sheet in accordance with GAAP, (c) purchase money Liens, (d) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements, (e) mechanics Liens and similar Liens for labor, materials, or supplies arising in the ordinary course of business consistent with past practice for amounts not yet overdue, (f) zoning, building codes, and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Leased Real Property and which are not violated in any material respect by the current use and operation of such Leased Real Property or the operation of the business of the Company and its Subsidiaries, (g) easements, servitudes, covenants, conditions, restrictions, and other similar non-monetary matters affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (h) non-monetary Liens in respect of all matters set forth on title policies or surveys made available by the Company to Buyer prior to the date of this Agreement that do not materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries taken as a whole, (i) Liens that will be terminated at or prior to the Closing, (j) non-exclusive licenses of Intellectual Property granted in the ordinary course of business and (k) Liens set forth on Schedule 12.01.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.

“Personal Data” means, in addition to any definition provided by the Company and its Subsidiaries for any similar term (e.g., “personal information”, “personally identifiable information” or “PII”) in any Company privacy policy or public-facing statement, all information or data considered to be personally identifiable information, personal information or personal data under Data Protection Requirements. Personal Data may relate to any individual, including a current, prospective or former customer or employee of any Person. Personal Data includes any information in any form, including paper, electronic and other forms.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and for any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of the Straddle Period that ends on the Closing Date.

“Preferred Stock” means Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock.

“Pro Rata Portion” means, with respect to each Stockholder (other than in respect of shares of Non-Converting Series D Preferred Stock), Optionholder and Warrant Holder, the quotient obtained by dividing (a) the aggregate amount of proceeds to be received by each such Stockholder (other than in respect of shares of Non-Converting Series D Preferred Stock), Optionholder and Warrant Holder at the Closing pursuant to Section 1.04 of this Agreement by (b) the aggregate amount of proceeds to be received by all Stockholders (other than in respect of shares of Non-Converting Series D Preferred Stock), Optionholders and Warrant Holders at the Closing pursuant to Section 1.04 of this Agreement (in each case giving no effect to any withholdings pursuant to Section 1.10 of this Agreement).

“Proceeding” means any action, litigation, claim, demand, dispute, complaint, suit, proceeding, arbitration, mediation, administrative charge, complaint proceeding, audit or investigation (whether civil, criminal, administrative, judicial or investigative) by or before any Governmental Body, private arbitrator or mediator, and any appeal therefrom.

“Registered Intellectual Property” means all Owned Intellectual Property, or Third Party Intellectual Property that is exclusively licensed to the Company or its Subsidiaries, and is subject to registrations, applications for registration, or other filings with or issuances by any Governmental Body, including international and foreign: (a) patents and patents applications (including provisional applications), (b) trademark applications and registrations, (c) copyright applications or registrations; and (d) registered Internet domain names.

“Release Date” means (i) in respect of the Indemnity Escrow Funds, the twelve-month anniversary of the Closing Date or (ii) in respect of the Specific Indemnity Escrow Funds, the three-year anniversary of the Closing Date.

“Representative Holdback Amount” means $300,000.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, Advisors and other representatives.

“Restricted Cash” means any cash which is not freely usable by Buyer because it is subject to restrictions, limitations or taxes on use or distribution by Law or by Contract including restrictions on dividends and repatriations or any other form of restriction, including cash collateral with respect to any operating lease, pledge or security agreement (but excluding cash collateral against credit card liabilities).

“Securityholders” means the Stockholders, the Optionholders and the Warrant Holders.

“Series A Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company designated as the Series A Preferred Stock in the Charter.

“Series A-1 Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company designated as the Series A-1 Preferred Stock in the Charter.

“Series A-2 Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company designated as the Series A-2 Preferred Stock in the Charter.

“Series A-3 Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company designated as the Series A-3 Preferred Stock in the Charter.

“Series A-4 Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company designated as the Series A-4 Preferred Stock in the Charter.

“Series A-5 Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company designated as the Series A-5 Preferred Stock in the Charter.

“Series B Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company designated as the Series B Preferred Stock in the Charter.

“Series C Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company designated as the Series C Preferred Stock in the Charter.

“Series C-1 Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company designated as the Series C-1 Preferred Stock in the Charter.

“Series D Preferred Stock” means the preferred stock, par value $0.00001 per share, of the Company designated as the Series D Preferred Stock in the Charter.

“Specific Indemnity Escrow Deposit Amount” means $2,000,000.

“Specific Indemnity Escrow Funds” means the amounts held in the Specific Indemnity Escrow Account, including, if applicable, any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Specified Tax Exposures” means such Taxes as set forth on Schedule 12.02.

“Specified Tax Liability Amount” means $4,000,000.

“Stock Consideration” means, with respect to each Stockholder, the Closing Common Stock Payment, Closing Preferred Stock Payment or Closing Non-Converting Series D Preferred Stock Payment, as applicable, plus any amounts payable to such Stockholder with respect to shares of Common Stock or Preferred Stock (other than Non-Converting Series D Preferred Stock), as applicable, pursuant to Section 1.08, Section 10.06 and Section 11.18.

“Stockholders” means the holders of Capital Stock.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Net Working Capital” means negative $2,675,000.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. taxes, charges, fees, levies, duties or other assessments or governmental charges, including income, gross receipts, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, abandoned property, escheat, stamp, excise, occupation, sales, use, transfer, value added, lease, service, fringe benefits, license, premium, environmental or windfall profit tax, registration, capital stock, customs duty or other tax of any kind imposed by a Governmental Body, whether disputed or not (including any liability incurred or borne by virtue of the application of Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law)), as a transferee or successor, by contract or otherwise, together with any alternative minimum or estimated taxes, including any interest, penalty or addition to tax.

“Tax Act” or any reference to a specific provision thereof means the Income Tax Act (Canada) and legislation of any legislature of any province or territory of Canada (including the Taxation Act (Québec)) and any regulations made thereunder in force of like or similar effect.

“Tax Returns” means any return, declaration, claim for refund, report, statement, information return, account, computation, assessment, registration and other similar documents relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third Party Intellectual Property” means all Intellectual Property that any Person other than the Company or its Subsidiaries owns and that is used or held for use by the Company or its Subsidiaries in the operation of its business.

“Tracking Data” means (i) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular individual, (ii) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular individual, or (iii) any device ID, device activity data or data collected from a networked physical object that can reasonably be associated with a particular individual.

“Transaction Expenses” means, to the extent not paid by the Company or its Subsidiaries as of immediately prior to the Closing, the amount of (a) all third-party fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company and its Subsidiaries incurred by or on behalf of, or to be paid by, the Company or any of its Subsidiaries in connection with preparing or structuring a potential transaction, engaging with potential buyers and negotiating and executing this Agreement and the other Transaction Documents and the consummation of the Transactions, (b) all change in control, compensation, bonus, retention or similar payments of the Company or its Subsidiaries payable to current or former employees, officers or directors as a result of the Transactions, including all applicable Taxes, (c) 50% of all unpaid or accrued but unused vacation, paid time off, and personal holiday pay that any Retained Employee is entitled to as of the Closing Date, (d) 50% of the fees and expenses of the Escrow Agent, (e) 50% of the fees and expenses of the Paying Agent, (f) all fees and expenses in connection with the “tail” insurance policies pursuant to Section 6.05(c), (g) the employer portion of any employment or payroll taxes (including social security or similar contributions) attributable to payments made through payroll in respect of the

Employee Options or the acceleration thereof and (h) any expenses set forth on Schedule 12.03; provided, that in no event will Transaction Expenses include (i) any fees, expenses or other liabilities specifically allocated to another Party pursuant to Section 11.04 and (ii) any such Taxes related to any other compensatory payments for services performed after the Closing or any compensatory payments that vest after the Closing Date.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Warrant Consideration” means, with respect to each Warrant Holder, the Closing Warrant Payment, plus any amounts payable to such Warrant Holder with respect to number of shares of Warrant Common Stock issuable upon the cashless exercise of such Warrant, as applicable, pursuant to Section 1.08, Section 10.06 and Section 11.18.

“Warrant Holders” means the holders of the Warrants.

“willful breach” means a knowing and intentional material breach that is a direct consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of a specific provision or covenant of this Agreement.

12.02 Defined Terms.

Accounting Principles	86
Acquisition Transaction	52
Adjustment Amount	12
Adjustment Calculation Time	86
Adjustment Escrow Account	8
Adjustment Escrow Deposit Amount	86
Adjustment Escrow Funds	86
Advisors	86
Advisory Group	83
Affiliate	86
Aggregate Fully-Diluted Shares	86
Aggregate Non-Converting Series D Liquidation Preference	86
Aggregate Option Exercise Price	86
Agreement	1
Antitrust Approvals	16
Antitrust Laws	87
ARP	40
Audited Financial Statements	19
Base Merger Consideration	87
Basket	71
BCL	87
Business Day	87
Buyer	1

Buyer Group	87
Buyer Indemnified Parties	67
Buyer Indemnified Party	87
Buyer Parties	87
Buyer Plan	63
Canadian Optionholder	58
Capital Stock	87
CARES Act	87
Carta	8
Cash	87
CASL	87
CCC	87
CEM	88
Certificate	88
Certificate of Merger	3
Charter	88
Claim Notice	68
Closing	14
Closing Capital Stock Merger Consideration	88
Closing Cash	88
Closing Common Stock Payment	6
Closing Date	14
Closing Indebtedness	88

Closing Net Working Capital	88
Closing Non-Converting Series D Preferred Stock Payment	6
Closing Option Payment	6
Closing Option Per Share Merger Consideration	88
Closing Per Participating Share Merger Consideration	88
Closing Preferred Stock Payment	6
Closing Statement	10
Closing Warrant Payment	6
Code	88
Common Stock	88
Company	1
Company Board	1
Company Equity Plan	88
Company Group	75
Company Indemnified Parties	68
Company Intellectual Property	88
Company Licensing Parties	89
Company Parties	89
Company Service Provider	89
Company Unaudited Financial Statements	19
Company’s Knowledge	93
Competition Act	89
Confidentiality Agreement	89
Constituent Corporations	1
Contracts	89
control	86
COVID-19	89
COVID-19 Measures	89
CRTC	89
Data Protection Requirements	89
Dataroom	73
Designated States	90
DGCL	90
Disclosure Schedules	15
Dispute Period	68
Dissenting Shares	13
DOJ	64
Effective Time	3
Employee Option	90
Employee Optionholders	90
End Date	62
Environmental Laws	90
ERISA	90

ERISA Affiliate	90
Escrow Accounts	90
Escrow Agent	90
Escrow Agreement	8
Estimated Closing Balance Sheet	5
Estimated Closing Cash	5
Estimated Closing Indebtedness	5
Estimated Closing Net Working Capital	5
Estimated Closing Statement	5
Estimated Merger Consideration	90
Estimated Transaction Expenses	5
Excess Amount	12
Excluded Deferred Revenue	90
Export Control Laws	91
Final Merger Consideration	91
Financial Statements	19
Firm	11
Foreign Plan	39
Foreign Plans	39
Fraud	91
FTC	64
Fundamental Representations	91
GAAP	91
Gaming Approvals	91
Gaming Authorities	91
Gaming Law	91
Gaming-Related Business Activities	91
Government Closure	64
Governmental Body	91
Gunderson	75
Hazardous Substance	91
HSR Act	92
HSR Approval	59
Indebtedness	92
Indemnification Cap	71
Indemnification Escrow Account	8
Indemnification Escrow Deposit Amount	92
Indemnification Escrow Funds	92
Indemnification Obligation	56
Indemnified Party	93
Indemnified Persons	55
Indemnifying Party	68
Indemnity Notice	70
Intellectual Property	93
Intellectual Property Agreements	93
Interim Period	93

Investment Canada Act	93
Key Employees	93
Key Supplier	42
Knowledge of the Company	93
Latest Balance Sheet	19
Law	93
Leased Real Property	30
Leases	30
Letter of Transmittal	9
Liabilities	19
Liens	94
Liquidation Preference	1
Lookback Date	94
Loss	94
Majority Holders	82
Marketing and Subscription Laws	94
Material Adverse Effect	94
Merger	1
Merger Consideration	95
Merger Sub	1
Net Working Capital	95
Non-Compete Agreements	95
Non-Converting Series D Preferred Stock	95
Non-Employee Option	95
Non-Employee Optionholders	95
Notice of Disagreement	10
Offer Letters	96
Off-The-Shelf Software	96
Open Source Software	33
Option Cancellation Agreement	5
Option Consideration	96
Optionholders	96
Options	96
Order	96
Organizational Documents	96
Other Indemnitors	56
Outstanding Option	5
Outstanding Warrant	5
Owned Intellectual Property	96
Parties	1
Party	1
Paying Agent	96
Paying Agent Agreement	8
Payment Card Data	96
Payment Card Industry Rules	96
Payoff Letters	53

Payor	14
Per Share Non-Converting Series D Consideration	96
Permits	23
Permitted Liens	96
Person	97
Personal Data	97
Plan	37
Pre-Closing Tax Period	97
Preferred Stock	97
Prior Acquisitions	19
Pro Rata Portion	97
Proceeding	98
Projections	74
Protected Seller Communications	75
R&W Insurance Policy	59
Registered Intellectual Property	98
Release Date	98
Remaining Adjustment Escrow Funds	12
Remaining Stockholder	66
Representative Expenses	84
Representative Group	83
Representative Holdback Amount	98
Representatives	98
Restricted Cash	98
Retained Employees	63
Second Request	65
Securities Act	46
Securityholders	98
Securityholders’ Representative	1
Securityholders’ Representative Engagement Agreement	83
Series A Preferred Stock	98
Series A-1 Preferred Stock	98
Series A-2 Preferred Stock	98
Series A-3 Preferred Stock	98
Series A-4 Preferred Stock	98
Series A-5 Preferred Stock	99
Series B Preferred Stock	99
Series C Preferred Stock	99
Series C-1 Preferred Stock	99
Series D Preferred Stock	99
Settlement Date	12
Software	93
Specific Indemnity Cap	71
Specific Indemnity Escrow Account	8

Specific Indemnity Escrow Deposit Amount	99
Specific Indemnity Escrow Funds	99
Specified Tax Exposures	99
Specified Tax Liability Amount	99
Stock Consideration	99
Stockholder Resolutions	1
Stockholders	99
Straddle Period	97
Subsidiary	99
Surviving Corporation	3
Target Net Working Capital	99
Tax	100
Tax Act	100
Tax Contest	58
Tax Returns	100

Taxes	100
Third Party Intellectual Property	100
Third-Party Claim	68
Tracking Data	100
Transaction Approval	1
Transaction Documents	80
Transaction Expenses	100
Transactions	101
Transfer Taxes	57
WARN Act	20
Warrant Cancellation Agreement	5
Warrant Common Stock	2
Warrant Consideration	101
Warrant Holders	101
Warrants	2
willful breach	101

12.03 Interpretation. In addition to the definitions referred to or set forth in this Agreement:

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d) Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(e) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(f) All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(g) Any document or item will be deemed “delivered”, “provided” or “made available” by the Company, as applicable, within the meaning of this Agreement if such document or item (i) is included in the electronic Dataroom but only to the extent such information or documents were accessible to Buyer or its Affiliates and Advisors or (ii) actually delivered or provided to Buyer or any of Buyer’s Advisors in each case of clauses (i) and (ii) at least one (1) day prior to the date of this Agreement.

(h) Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified, unless otherwise expressly provided herein.

(i) Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

(j) Whenever this Agreement requires Buyer to take any action or contains a representation with respect to Buyer, where applicable or necessary to give effect to the Transactions, such requirement or representation shall be deemed to include an undertaking on the part of its Subsidiaries formed in connection with the Transactions to take such action and shall be deemed to include a reference to such Subsidiaries, as applicable, and whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

(k) The phrase “ordinary course of business consistent with past practice” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice (and giving effect to any adjustments and modifications thereto prior to the date of this Agreement taken in response to or as a result of COVID-19 or any COVID-19 Measure).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Company:	THE ATHLETIC MEDIA COMPANY

	By:	/s/ Alex Mather
	Name:	Alex Mather
	Title:	President

Securityholders’ Representative:	SHAREHOLDER REPRESENTATIVE SERVICES LLC

	By:	/s/ Sam Riffe
	Name:	Sam Riffe
	Title:	Managing Director

Signature Page to Merger Agreement

Buyer:	THE NEW YORK TIMES COMPANY

	By:	/s/ Meredith Kopit Levien
	Name:	Meredith Kopit Levien
	Title:	President and Chief Executive Officer

Merger Sub:	SUBSCRIPTION HOLDING CO.

	By:	/s/ Roland A. Caputo
	Name:	Roland A. Caputo
	Title:	Vice President

Signature Page to Merger Agreement

EXHIBIT A

Form of Certificate of Merger

CERTIFICATE OF MERGER

of

SUBSCRIPTION HOLDING CO.

(a Delaware corporation)

with and into

THE ATHLETIC MEDIA COMPANY

(a Delaware corporation)

It is hereby certified that:

1. The constituent business corporations participating in the merger herein certified are:

(i) Subscription Holding Co., which is incorporated under the laws of the State of Delaware (the “Merger Sub”); and

(ii) The Athletic Media Company, which is incorporated under the laws of the State of Delaware (the “Company”).

2. An Agreement and Plan of Merger, dated as of January 6, 2022, by and among the Merger Sub, the Company and the other parties thereto (as amended or otherwise modified from time to time, the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation in the merger herein certified is The Athletic Media Company, which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

4. The Restated Certificate of Incorporation of The Athletic Media Company is to be amended and changed by reason of the merger herein certified by amending and restating the Restated Certificate of Incorporation of The Athletic Media Company as set forth on Exhibit A hereto and said Restated Certificate of Incorporation as so amended and changed shall continue to be the Certificate of Incorporation of said surviving corporation until further amended and changed in accordance with the provisions of the General Corporation Law of the State of Delaware.

5. The executed Merger Agreement between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows:

The New York Times Company

620 Eighth Avenue, 6th Floor

New York, New York 10018

6. A copy of the Merger Agreement will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

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7. The Merger is to become effective upon filing this Certificate of Merger with the Secretary of State of the State of Delaware.

[Signature page follows]

2

IN WITNESS WHEREOF, The Athletic Media Company has caused this Certificate of Merger to be executed by its authorized officer as of [•], 2022.

THE ATHLETIC MEDIA COMPANY

By:
Name:
Title:

[Signature page to Certificate of Merger]

Exhibit A

(See attached)

1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE ATHLETIC MEDIA COMPANY

FIRST: The name of this corporation shall be: The Athletic Media Company.

SECOND: Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808 and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock and the par value which this corporation is authorized to issue is: One hundred (100) shares, $0.001 par value per share, all of which will be common stock.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

SEVENTH: The Corporation shall have the power, to the fullest extent permissible by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, to indemnify all persons whom it may indemnify pursuant thereto.

***

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

EXHIBIT B

Accounting Principles and Net Working Capital

[***]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

EXHIBIT C

Excluded Deferred Revenue

[***]

EXHIBIT D

Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective this [•] day of [•], 2022, by and among Acquiom Clearinghouse LLC (the “Escrow Agent”), The New York Times Company (“Buyer”) and Shareholder Representative Services LLC (the “Securityholders’ Representative” and together with the Purchaser, the “Parties”), solely in its capacity as the representative of the Securityholders (the “Securityholders”), in connection with that certain Agreement and Plan of Merger, dated as of January 6, 2021 (the “Merger Agreement”), by and among Purchaser, Subscription Holding Co, Inc., The Athletic Media Company and the Securityholders’ Representative. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, Buyer and the Securityholders’ Representative desire for the Escrow Agent to act as escrow agent of the Escrow Amounts (defined below), and Escrow Agent is willing to act in such capacity subject to the terms and conditions hereof;

WHEREAS, the execution and delivery of this Escrow Agreement by Buyer, the Securityholders’ Representative and the Escrow Agent is a condition to the Parties’ obligation to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, Buyer and the Securityholders’ Representative have entered into that certain Payments Administration Agreement, dated as of [•], 2021, by and among Acquiom Financial LLC (“Payments Administrator”), Buyer and the Stockholder Representative (the “Payments Agreement”) pursuant to which Payments Administrator has established an account (the “Paying Account”) for the purpose of receiving funds disbursed pursuant to this Escrow Agreement; and

WHEREAS, Schedule I to this Escrow Agreement sets forth the wire transfer instructions for Buyer, each Escrow Account and the Paying Account.

NOW, THEREFORE, in consideration of the premises herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

I.	Terms and Conditions

1.1. Buyer and the Securityholders’ Representative hereby appoint the Escrow Agent as their escrow agent, and the Escrow Agent hereby accepts its duties as provided herein.

1.2. On the date hereof, Buyer shall deposit, or cause to be deposited, with the Escrow Agent, by wire transfer of immediately available funds, an amount equal to: (i) $1,000,000 (the “Adjustment Escrow Amount”) to be held in a segregated account (which shall not earn interest) under the Escrow Agreement which shall be used to satisfy amounts owed to Buyer, if any, in accordance with and pursuant to Section 1.08 of the Merger Agreement (the “Adjustment Escrow Account”), plus (ii) $2,750,000 (the “Indemnification Escrow Amount”), to be held in a segregated account (which shall not earn interest) under the Escrow Agreement which shall be used to satisfy amounts owed to Buyer, if any, in accordance with and pursuant to Article X of the Merger Agreement (the “Indemnification Escrow Account”), plus (iii) $2,000,000 (the “Specific Indemnity Escrow Amount” and, together with the Adjustment Escrow Amount and the Indemnification Escrow Amount, the “Escrow Amounts”) to be held in a segregated account (which shall not earn interest) under the Escrow Agreement which shall be used to satisfy amounts owed to Buyer, if any, in accordance with and pursuant to Article X of the Merger Agreement (the “Specific Indemnity Escrow Account” and, together with the Adjustment Escrow Account, Indemnification Escrow Account, the Compensation Adjustment Escrow Account, and the Compensation Indemnification Escrow Account the “Escrow Accounts”), using the wire instructions set forth on Schedule I, to be held and disbursed as provided in this Escrow Agreement. Escrow Agent shall open and maintain the Escrow Accounts solely for purposes of the payment of the amounts specified in the Merger Agreement, on the terms and conditions set forth herein and therein. The Escrow Agent will acknowledge receipt of the Escrow Amounts in writing to both Buyer and Securityholders’ Representative as soon as reasonably practicable following receipt thereof.

1.3. Within two Business Days of receipt of written instructions (“Joint Instructions”) with respect to the Escrow Amounts, signed by an authorized representative of each of Buyer and the Securityholders’ Representative (a list of whom are provided in Exhibit A-1 and Exhibit A-2), the Escrow Agent shall disburse funds held in the Escrow Accounts as provided in such Joint Instructions and this Section 1.3. The Joint Instructions shall include the amount to be disbursed, identify the Escrow Account from which funds will be disbursed and identify the party to whom the disbursement shall be made, which shall be either Buyer, the Paying Account or the Surviving Corporation. For purposes of this Escrow Agreement, “Business Day” shall mean any calendar day other than a Saturday, Sunday or any other calendar day on which the Escrow Agent located at the notice address set forth in Section 4.4 is authorized or required by law or executive order to remain closed.

1.4 The Escrow Agent agrees to establish and maintain two additional separate accounts, one for the compensatory portion of the Adjustment Escrow Amount (the “Compensation Adjustment Escrow Account”) and one for the compensatory portion of the Indemnification Escrow Amount (the “Compensation Indemnification Escrow Account”), which will be comprised of the compensatory portion of each of the Escrow Amounts attributable to any amounts payable to employees of the Company who are agreeing to the cancelation of their Options (collectively, the “Compensation Escrow Amounts”). Buyer shall inform the Escrow Agent in writing of the amount of the Compensation Escrow Amounts on or before the date hereof. As agreed to solely between the Parties, (i) the Compensation Escrow Amounts shall each be subject to the claims of Buyer’s creditors in the event of Buyer’s insolvency, according to “rabbi trust” terms substantially similar to those approved by the IRS in Revenue Procedure 92-64, which are incorporated herein by reference, and (ii) the Compensation Escrow Amounts are intended to be administered and interpreted in accordance with section 409A of the Code, specifically Treas. Reg. 1.409A-3(i)(5)(iv) allowing delayed payments of deferred compensation calculated by reference to the value of stock to employees on the same schedule and under the same conditions as apply to other equity holders. For purposes of this Escrow Agreement, any references to either of the Escrow Accounts shall include the respective Compensation Escrow Amounts, which shall be subject to all terms of this Escrow Agreement on the same basis, except as set forth in this paragraph. All payments made to Buyer or the Paying Agent from the Compensation Escrow Amounts shall be distributed according to Joint Instructions provided by the Parties in proportion of the Escrow Amounts attributable to the Compensation Escrow Amounts. The Parties agree that all of the Compensation Escrow Amounts shall be paid not later than five (5) years following consummation of the Closing or such other period permitted under Section 409A of the Code and shall provide Joint Instructions to the Escrow Agent to distribute the Compensation Escrow Amounts accordingly. For purposes of clarity, this Section 1.4 is not intended to impose additional obligations on the Escrow Agent other than to establish and maintain the Compensation Adjustment Escrow Account and the Compensation Indemnification Escrow Account as described herein.

II.	Provisions as to the Escrow Agent

2.1. This Escrow Agreement expressly and exclusively sets forth the duties and obligations of the Escrow Agent and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall have no liability in connection herewith except for the Escrow Agent’s fraud, willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to, and in accordance with, Joint Instructions and wiring instructions provided to the Escrow Agent in accordance with the provisions of this Escrow Agreement. Any wire transfers of funds made by the Escrow Agent pursuant to Joint Instructions and this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time, including without limitation call-back procedures. The Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to such security procedure may result in a delay in accomplishing such funds transfer and agree that the Escrow Agent shall not be liable for any loss caused by any such delay. No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability in connection with this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or the Escrow Amounts or to appear in, prosecute or defend in any such legal action or proceedings.

2

The Parties acknowledge that the Securityholders’ Representative and the Escrow Agent are affiliated entities. In the event of a dispute involving the Escrow Agent, the Parties understand that the Securityholder’s Representative and the Escrow Agent may be directly adverse, but only in their agent capacities. This Escrow Agreement constitutes the entire agreement between the Escrow Agent and Buyer and the Securityholders’ Representative in connection with the subject matter of this Escrow Agreement, no other agreement entered into between Buyer and the Securityholders’ Representative, or either of them, including, without limitation, the Merger Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent.

2.2 The Escrow Agent shall be protected in acting upon any Joint Instruction, notice, request or instrument that the Escrow Agent in good faith reasonably believes to be genuine and what it purports, to be.

2.2. In the event of any disagreement between Buyer and the Securityholders’ Representative, or between either of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, is in reasonable doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act on its good faith belief, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of Buyer and the Securityholders’ Representative and all other interested parties shall have been fully and finally adjudicated by a court of competent jurisdiction or (ii) all differences shall have been adjudged and all doubt resolved by agreement among Buyer and the Securityholders’ Representative and all other interested parties, and the Escrow Agent shall have been notified thereof in writing signed by Buyer and the Securityholders’ Representative. Notwithstanding the preceding, the Escrow Agent may in its reasonable discretion obey the order, judgment, decree or levy of any court or of an agency of the United States or any political subdivision thereof, or of any agency of any State of the United States or of any political subdivision thereof, and the Escrow Agent is hereby authorized in its reasonable discretion, to comply with and obey any such orders, judgments, decrees or levies and it shall not be liable to any of the Parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree being subsequently reversed, modified, annulled, set aside or vacated. The rights of the Escrow Agent in this paragraph are cumulative of all other rights which it may have by law or otherwise.

2.3. Buyer and the Securityholders’ Representative agree to indemnify the Escrow Agent from and against any and all reasonable and documented out-of-pocket losses, liabilities and expenses (“Losses”) to the extent such Losses arise out of or in connection with this Escrow Agreement; provided, however, that the Escrow Agent shall not be entitled to indemnity with respect to Losses that have been finally adjudicated by a court of competent jurisdiction to have been caused by the Escrow Agent’s fraud, gross negligence or willful misconduct. Solely as between the Parties, any indemnifications payments payable to the Escrow Agent shall be borne one-half by Buyer and one-half by the Securityholders’ Representative; and provided, as between the Buyer and the Securityholders’ Representative, Buyer shall be solely responsible for any indemnification of Escrow Agent pursuant to this sentence that arises as a result of the acts or omissions of Buyer or any of its affiliates for tax reporting of interest and income on such Escrow Accounts as contemplated under Section 4.2. The provisions of this Section 2.3 shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

2.4. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall, upon the completion of such merger, conversion or transfer, be the Escrow Agent under this Escrow Agreement without further act.

2.5. The Escrow Agent may resign at any time from its obligations under this Escrow Agreement by providing written notice to the Parties. The Parties, acting jointly, may remove the Escrow Agent at any time, with or without cause. In either event, such resignation or removal shall be effective on the date set forth in such written notice, which shall be no earlier than 30 days after such written notice has been furnished. Escrow Agent’s sole responsibility after such 30-day notice expires, in the case of either removal or resignation, shall be to hold and safeguard the Escrow Amounts and to deliver the same (i) to a designated substitute escrow

3

agent, if any, appointed jointly by the Parties, as set forth in Join Instruction, (ii) to such other replacement jointly designated in writing by the Parties, or (iii) in accordance with the directions of a final court order, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate, except for any liability of the Escrow Agent arising out of its fraud, gross negligence or willful misconduct. If prior to the expiration of the 30-day notice period, the Parties have failed to appoint a successor escrow agent, or to instruct Escrow Agent in writing to deliver the Escrow Amounts to another replacement as provided above, at any time on or after the expiration of the 30-day notice period, Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent shall deliver the Escrow Amounts to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Escrow Agreement shall cease and terminate, except for any liability incurred prior to delivery of the Escrow Amounts.

III.	Compensation of the Escrow Agent

3.1. Buyer shall pay the fees for the services provided by the Escrow Agent hereunder in accordance with invoices, consistent with the fees set forth on Exhibit B delivered to Buyer. The Escrow Agent is hereby granted the right to set off and deduct any unpaid fees and unsatisfied indemnification rights from the Escrow Accounts that remain unpaid for a period of 30 days after providing Buyer with an invoice for such amounts.

IV.	Miscellaneous

4.1. During the term of this Escrow Agreement, the Escrow Amounts shall be deposited as indicated in Exhibit B. Deposits into each of the Escrow Accounts are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (the “FDIC”), in the standard FDIC insurance amount of $250,000, including principal and accrued interest, and are not secured. Escrow Agent or its affiliates may receive compensation from third parties based on balances deposited in the Escrow Accounts.

4.2 Buyer and the Securityholders’ Representative agree that, for applicable tax purposes, during the term of this Escrow Agreement, the owner of the Escrow Accounts is Buyer and all interest and income from the investment of the funds shall be reported as having been earned by Buyer as of the end of the calendar year in which it was earned, whether or not such income was disbursed during such calendar year, to the extent required by the United States Internal Revenue Service (“IRS”). On or before the execution and delivery of this Escrow Agreement, each of Buyer and Securityholders’ Representative shall provide to the Escrow Agent a correct, duly completed, dated and executed current IRS Form W-9 or appropriate IRS Form W-8, as applicable, or any successor forms thereto, in a form and substance satisfactory to the Escrow Agent (which such forms Escrow Agent shall be permitted to transmit to the depository institution where the Escrow Amounts are held) including appropriate supporting documentation and/or any other form, document, and/or certificate required or reasonably requested by the Escrow Agent to validate the form provided. Notwithstanding anything to the contrary herein provided, except for the delivery and filing of tax information reporting forms required pursuant to the Internal Revenue Code of 1986, as amended, to be delivered and filed with the IRS by the Escrow Agent, as escrow agent hereunder, or by the institution where the Escrow Accounts are held, the Escrow Agent shall have no duty to prepare or file any federal or state tax report or return with respect to any funds held pursuant to this Escrow Agreement or any income earned thereon.

4.3 The Escrow Agent shall provide monthly reports of transactions and balances to Buyer and the Securityholders’ Representative as of the end of each month, until the disbursement of all Escrow Amounts. This Escrow Agreement shall terminate upon the final disbursement of all Escrow Amounts.

4.4. Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given when delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by electronic mail to the email address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by United States mail, postage prepaid, or by certified mail, return receipt requested and postage prepaid, in each case to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing:

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If to the Escrow Agent:

Acquiom Clearinghouse LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Jack Blaa

Telephone: (720) 681-6640 ; (303) 222-2080

Facsimile: (720) 554-7828

Email: jblaa@srsacquiom.com , cc: escrowagent@srsacquiom.com

If to Buyer:

The New York Times Company

620 Eight Avenue – 6th Floor

New York, New York 10018

Attention: Diane Brayton

Email: braytd@nytimes.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

Attention:Russell Franklin

Email: russell.franklin@morganlewis.com

If to the Securityholders’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Telephone: (303) 648-4085

Email: deals@srsacquiom.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer

One Bush Plaza

Suite 1200

San Francisco, CA 94104

Attention: Andy Bradley; John Olson

Email: abradley@gunder.com; jolson@gunder.com

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

4.5. This Escrow Agreement is intended to be construed according to the laws of the State of Delaware. Except as permitted in Section 2.4, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

4.6. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto.

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4.7. If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Escrow Agreement will be modified so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

4.8. This Escrow Agreement is for the sole benefit of Buyer, the Securityholders’ Representative and the Escrow Agent, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement. The Escrow Agent shall have the right to perform any of its duties hereunder through its affiliates, agents, attorneys, custodians or nominees.

4.9. No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

4.11. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.12. This Escrow Agreement and Joint Instructions may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.13. Contemporaneously with the execution and delivery of this Escrow Agreement and, if necessary, from time to time thereafter, each of the parties to this Escrow Agreement (other than the Escrow Agent) shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit A-1 and A-2 hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, in good faith, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Escrow Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, in good faith, without further inquiry, on any joint written notice, Joint Instruction or action executed by persons named in such Certificate of Incumbency.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent will ask for each party’s name, address, date of birth, or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license or other identifying documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

ACQUIOM CLEARINGHOUSE LLC, as the Escrow Agent

By:

Name:
Title:

THE NEW YORK TIMES COMPANY

By:

Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholders’ Representative

By:

Name:
Title:

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: THE NEW YORK TIMES COMPANY

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is an authorized signer for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Phone	Alt. Phone	Email

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:*

.
Date

By:

Name:
Title:

*

The specimen signature page of each authorized signer (including those delivered in counterpart) must include the signature of the witnessing authorized officer. It is permissible for an authorized signer to witness and date his/her own signature if such signer is also an authorized officer of the referenced entity.

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives)

Client Name: SHAREHOLDER REPRESENTATIVE SERVICES LLC

As an authorized officer of the above referenced entity, I hereby certify that each person listed below is an authorized signer for such entity, and that the title and signature appearing beside each name is true and correct.

Name	Title	Signature	Contact Number

Casey McTigue	Executive Director		415-363-6081

Michelle Kirkpatrick	Senior Director		720-799-8614

Lon LeClair	President		303-222-2078

Paul Koenig	Managing Director		303-957-2850

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:*

.
Date

By:

Name:
Title:

*

The specimen signature page of each authorized signer (including those delivered in counterpart) must include the signature of the witnessing authorized officer. It is permissible for an authorized signer to witness and date his/her own signature if such signer is also an authorized officer of the referenced entity.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

SCHEDULE I

WIRE TRANSFER INSTRUCTIONS

Buyer:

[BANK NAME]

ABA #:

Account Name:

Account #:

Reference:

Attention:

FOR DEPOSITS OF THE PAYING ACCOUNT:

[***]

Surviving Corporation:

[BANK NAME]

ABA #:

Account Name:

Account #:

Reference:

Attention:

FOR DEPOSITS OF THE ESCROW ACCOUNT:

[***]

EXHIBIT B

SCHEDULE OF ESCROW AGENT FEES

Acceptance Fee:	Waived

Initial Fees as they relate to Acquiom Clearinghouse LLC acting in the capacity of Escrow Agent – includes review of this Escrow Agreement; acceptance of the Escrow appointment; setting up of Escrow Account(s) and accounting records; and coordination of receipt of funds for deposit to the Escrow Account(s).

Annual Administration Fee:	Waived

For ordinary administrative services by Escrow Agent – includes daily routine account management; interest tracking; monitoring claim notices pursuant to the agreement; disbursement of funds in accordance with the agreement; and delivery of trust account statements to all applicable parties. These fees cover a full year, or any part thereof, and thus are not pro-rated in the year of termination. The annual fee is billed in advance and payable prior to that year’s service.

Acquiom Clearinghouse’s bid is based on the following assumptions:

•	Number of Escrow Accounts to be established: Five.

•	Estimated Term:

•	Adjustment Escrow Account: Four months.

•	Indemnification Escrow Account: One year.

•	Specific Indemnification Account: Three years.

•	Amount of Escrow:

•	Adjustment Escrow Amount: $1,000,000

•	Indemnification Escrow Amount: $2,750,000

•	Specific Indemniciation Amount: $2,000,000

•	Estimated number of disbursements: Three – five.

•	Funds held in an account at HSBC Bank USA, N.A. which shall not earn interest

Out-of-Pocket Expenses:	Billed at Cost

EXHIBIT E

Paying Agent Agreement

PAYMENTS ADMINISTRATION AGREEMENT

This Payments Administration Agreement (this “Agreement”) is entered into as of [•], 2022, among Acquiom Financial LLC, a Colorado limited liability company (in its capacity as the payments administrator, “Agent”); The New York Times Company, a New York corporation (“Buyer”); and solely for the purpose of Sections 2, 3, 5 and 6 of this Agreement, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Securityholders (the “Representative” and, together with Buyer, the “Parties”); in connection with the Agreement and Plan of Merger, dated as of [•], 2022 (as it may be amended, restated, modified, supplemented and/or waived from time to time, the “Definitive Agreement”), among Buyer, The Athletic Media Company, a Delaware corporation (the “Company”), the Representative and certain other parties. The “Authorized Representatives” designated on the signature page are authorized to act on behalf of the applicable Party. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Definitive Agreement.

WHEREAS, pursuant to Section 1.06(a) of the Definitive Agreement, Buyer is required to deliver to Agent (by wire transfer of immediately available funds to the account designated by Agent), for the benefit of the Securityholders, the aggregate Closing Common Stock Payments, the aggregate Closing Preferred Stock Payments, the aggregate Closing Non-Converting Series D Preferred Stock Payment, the aggregate Closing Warrant Payments and the aggregate portion of the Closing Option Payments payable to the Non-Employee Optionholders, in each case, as set forth in the Estimated Closing Statement, for distribution by Agent to each Securityholder in accordance with the terms and conditions of the Definitive Agreement and this Agreement;

WHEREAS, pursuant to the Definitive Agreement, additional amounts, including, but not limited to, disbursements from the Indemnification Escrow Account, the Adjustment Escrow Account, the Specific Indemnity Escrow Account and the account holding the Representative Holdback Amount (such amounts, collectively, the “Additional Amounts”), shall be deposited with Agent from time to time for payment to the Securityholders; and

WHEREAS, the Representative and Buyer desire that Agent act as payments administrator for the purposes set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

1. Account; Fees. At least two Business Days prior to the first date that Buyer (or its counsel) instructs Agent to commence payments hereunder (the “Initial Payment Date” and, the Initial Payment Date and any subsequent date of payment, a “Payment Date”), which Initial Payment Date is intended to be on the Closing Date (as defined in the Definitive Agreement), Buyer will provide completed account opening forms and a final copy of the Definitive Agreement. Agent shall administer a regulated broker-dealer paying account and any related trust or custodial account for unclaimed funds (collectively, the “Account”) for the purposes set forth herein. The funds in the Account are non-interest-bearing. On or before 10:00 a.m. ET on a Payment Date, Buyer will wire (or cause to be wired) the necessary and immediately available funds to the Account pursuant to the instructions on Exhibit A and will pay the fees on Exhibit B that are due as of such time. Agent shall invoice Buyer for any fees that may be due from time to time after a Payment Date, in each case as may be set forth on Exhibit B.

2. Solicitation; Review. Agent will make available electronically, to each of the Securityholders, on the date (the “Solicitation Date”) directed by Buyer or its counsel, letters of transmittal, substantially in the form set forth on Exhibit D, in respect of the capital stock of the Company (the “Stock”) and, if Agent’s enhanced document collection service is requested, Agent will also make available electronically, any other documents required to be returned by the Securityholders (collectively, the “Solicitation Materials”). Each Securityholder shall deliver the duly completed Solicitation Materials (as applicable), certificates (“Certificates”) representing their shares of Stock (if required), or confirmation that their Certificates electronically stored on the platform of eShares, Inc. d/b/a Carta, Inc. are surrendered, any required tax forms and information, and all other required materials (each such Securityholder that has done so, a “Tendering Securityholder”) prior to, and as a condition to, payment hereunder. If payment is to be made to a person other than the registered Securityholder, Agent shall not be required to process such payment until the required Solicitation Materials and other necessary materials have been properly completed by the new recipient, including a medallion guarantee if necessary. Agent shall examine the materials received from each Tendering Securityholder to ascertain whether (i) they appear to have been properly completed and executed in accordance with the instructions set forth in the Solicitation Materials, (ii) if applicable, the Certificates appear to have been properly surrendered and are in proper form for transfer, and (iii) the class or series and number of shares of Stock (or number of shares of Stock underlying an Outstanding Option or Warrant, as applicable) evidenced in the Solicitation Materials matches the number of the appropriate class or series of shares of Stock (or number of shares of Stock underlying an Outstanding Option or Warrant, as applicable) for such Securityholder on the Initial Spreadsheet (defined below). In the event Agent determines that any document has been improperly completed or executed, or that any other irregularity exists, Agent shall attempt to cause such irregularity to be corrected in consultation with the Representative (if after the Closing) and Buyer. As to any irregularity that Agent cannot resolve, Agent shall provide notice to Buyer for instructions and final determination. Agent shall, in accordance with its standard procedures, preserve electronic versions of all documents (physical and electronic) described in this Section 2 and received by it, and will dispose of any physical documents no earlier than 60 days after receipt, during which time Buyer may request that Agent deliver such documents to Buyer. Buyer hereby authorizes Agent to provide the Company and its counsel with access to all documents described in this Section 2 and other applicable Securityholder information.

3. Spreadsheets; Payments. Buyer or its counsel shall deliver to Agent a spreadsheet (the “Initial Spreadsheet”) containing (in each case to the extent applicable) payees, certificate numbers, share classes or series, stock options, warrants and quantities, payment amounts, email and physical addresses (to the extent available), tax characterizations, withholding amounts (if applicable), and any other information and documents required to solicit and verify the Solicitation Materials and other necessary materials. Buyer shall deliver the Initial Spreadsheet by 2:00 p.m. ET at least two Business Days prior to the earlier of the Initial Payment Date and the Solicitation Date. Should any revisions to the Initial Spreadsheet be required, Buyer or its counsel shall deliver a revised Initial Spreadsheet to Agent any time prior to 10:00 a.m. ET on the Initial Payment Date (such final form of the Initial Spreadsheet, the “Closing Spreadsheet”); provided, however, that the Parties acknowledge and agree that any substantial revisions to the Initial Spreadsheet could delay the Initial Payment Date and/or the Solicitation Date. Any subsequent payments of Additional Amounts shall be made pursuant to written disbursement instructions delivered to Agent by Buyer (“Subsequent Spreadsheet” and together with the Initial Spreadsheet and Closing Spreadsheet, “Spreadsheets”). Subject to sufficient funds being available, Agent shall pay each eligible recipient that has properly signed and completed all required documents no later than two full Business Days after receipt of the applicable Spreadsheet the amount due less any applicable withholding. Except as provided below, all payments shall be in United States (U.S.) dollars and shall be made by ACH, check or wire transfer in accordance with the Solicitation Materials (if applicable) or as otherwise specified on the Spreadsheet. Buyer hereby directs Agent to make available to the Securityholders, subject to eligibility, the option to receive their payments in a foreign currency (the “Foreign Currency Payment Option”). If a Securityholder selects the Foreign Currency Payment Option, Buyer hereby directs Agent to deliver such Securityholder’s payment to the currency exchange provider conducting the exchange on behalf of the Securityholder (the “Currency Exchange Provider”) and acknowledges and agrees that the Securityholder shall receive by wire its converted payment directly from Currency Exchange Provider generally within two (2) Business Days of the Currency Exchange Provider initiating the currency exchange. Any payments made pursuant to this Agreement shall be considered payments in United States (U.S.) dollars for tax reporting and withholding purposes. With respect to Securityholders that have their payment returned or rejected, or are not Tendering Securityholders as of three months following a Payment Date, Agent shall coordinate with Buyer and the Representative, and use its standard processes, to attempt to locate such Securityholders. On the first anniversary of each date amounts were deposited into the Account, any remaining amounts will be distributed to Buyer, pursuant to wiring instructions promptly provided by Buyer, for further disposition.

4. Tax Matters.

a. U.S. Payees. For distributions to U.S. persons (actual or presumed), Agent shall complete tax reporting required by U.S. law of Agent. Unless otherwise set forth on the Spreadsheet as dividends, interest or other reportable income (collectively, “Other Income”), or a disposition of partnership interests, not reportable on Internal Revenue Service (“IRS”) Forms 1099-B, Agent shall report payments to U.S. persons (actual or presumed) as gross proceeds on IRS Forms 1099-B, and Agent shall provide Buyer copies of all such relevant tax forms; provided, that the Agent acknowledges that the Stock shall be treated as “non-covered securities” for U.S. federal income tax purposes and the Agent shall reflect such non-covered status on any IRS Form 1099-B. Tax reporting for payments to U.S. persons (actual or presumed) of Other Income not otherwise reportable on IRS Forms 1099-B shall be the sole responsibility of Buyer, unless otherwise expressly provided on Exhibit C.

b. Foreign Payees. Unless otherwise set forth on Exhibit C, Agent shall report on IRS Forms 1042-S using Buyer’s or the Company’s Federal Employer Identification Number (“FEIN”), as directed by Buyer, distributions to Securityholders that demonstrate their status as nonresident aliens in accordance with U.S. Treasury Regulations (“Foreign Securityholders”) that are identified on the Spreadsheet as Other Income. Distributions to Foreign Securityholders that are identified on the Spreadsheet as Other Income shall constitute domestic source income for which withholding may be required (as set forth on the Spreadsheet). Agent shall withhold from such distributions the applicable amounts (as set forth on the Spreadsheet or as otherwise directed by Buyer) and shall remit such taxes to the appropriate authorities on Buyer’s or the Company’s FEIN, as appropriate. To the extent direction is not otherwise provided by Buyer to Agent, Agent may consult with tax counsel, at Buyer’s expense, in connection with making any tax form validation or withholding determinations hereunder. Notwithstanding anything herein to the contrary, if the Company is not an entity incorporated or organized under the laws of any state located in the U.S., with respect to distributions to Foreign Securityholders, Buyer hereby agrees and acknowledges that (y) Agent shall not be responsible or liable for any tax reporting or withholding, and (z) Buyer shall be solely responsible for any applicable tax reporting or withholding in connection with such distributions.

c. Compensation Payments. Agent shall not be responsible for performing any tax reporting for distributions that constitute compensation payments. Any employee compensation payments deposited in the Account will be delivered to Buyer.

5. Exculpation; Indemnification. Agent shall not be liable (i) in connection herewith except to the extent that its fraud, gross negligence or willful misconduct caused any loss to any Party or (ii) for special, incidental, punitive, indirect, or consequential loss or damage of any kind (including but not limited to lost profits). Buyer and the Representative shall indemnify Agent for any reasonable, documented and out-of-pocket losses, liabilities and expenses arising out of or in connection with this Agreement, except to the extent caused by Agent’s fraud, gross negligence or willful misconduct. Solely as between the Parties, any indemnification payments payable to Agent shall be borne one-half by Buyer and one-half by the Representative. This Section 5 shall survive the resignation or removal of Agent and the termination of this Agreement.

6. Miscellaneous. Agent is a registered broker-dealer and member of the Financial Industry Regulatory Authority (FINRA) and Securities Investor Protection Corporation (SIPC). Agent’s duties shall be limited to those specifically set forth herein, which shall be deemed purely ministerial in nature. Agent may take any actions it reasonably determines necessary to comply with applicable laws, rules and regulations including, without limitation, in connection with verification of identities under Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Agent may perform any of its duties hereunder directly or through affiliates or agents; provided, that Agent shall remain responsible for the performance of any such duties. Agent is not required to have knowledge of the terms of, or compliance by any party with, any other agreement. For the purposes hereof, the term “Business Day” means any weekday other than a weekday on which U.S. banks are authorized or required to close. Agent will not be required to provide any services that would require it to register as a transfer agent or money services business, be licensed as a money transmitter or obtain a banking license, and any provisions herein shall be deemed automatically modified to provide for such alternative services as necessary to avoid such registration or licensure. Any notices or other communications shall be in writing and shall be deemed given (i) on the date delivered in person, (ii) on the date of confirmed receipt when emailed, (iii) on the third Business Day after dispatch by registered or certified mail, postage prepaid, or (iv) on the next Business Day if transmitted by national overnight courier, in each case to the applicable address set forth on the signature pages hereto. Agent may rely upon, and shall not be liable for acting upon, any written notice, document, instruction or request furnished hereunder (including instructions or documents provided by an Authorized Representative of a Party or such Party’s counsel, or provided by a Securityholder or a person acting on behalf of such Securityholder) and reasonably believed by it to be genuine without inquiry and without requiring substantiating evidence of any kind. Without limiting the intent of the foregoing, Agent may in its reasonable discretion (i) employ or decline to employ any process or procedure to carry out its responsibilities set forth herein, including, without limitation, in connection with the confirmation of identities, account information or payment instructions and (ii) determine the sufficiency of any documents or instructions delivered to it hereunder. Agent may rely on the continued authority of each Authorized Representative until Agent has been duly notified in writing by the applicable Party of any updates to its Authorized Representatives. Except as set forth in the preceding sentence or Agent providing or updating Exhibit A hereto, this Agreement shall not be amended or modified except in writing by the Parties and Agent. Agent may resign, or this Agreement may be terminated by the Parties acting jointly, upon 30 days advance written notice to the other parties. Agent’s sole responsibility after such 30-day notice expires, in the case of either removal or termination, shall be to hold and safeguard any remaining funds in the Account and to deliver the same (i) to a designated substitute payments administrator, if any, appointed jointly by the Parties, (ii) to such other replacement jointly designated in writing by the Parties, or (iii) in accordance with the directions of a final court order, at which time of delivery, Agent’s obligations hereunder shall cease and terminate, except for any liability of the Agent arising out of its fraud, gross negligence or willful misconduct. If prior to the expiration of the 30-day notice period, the Parties have failed to appoint a successor payments administrator, or to instruct Agent in writing to deliver any remaining funds in the Account to another replacement as provided above, at any time on or after the expiration of the 30-day notice period, Agent may petition any court of competent jurisdiction for the appointment of such a successor payments administrator or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Agent shall deliver any remaining funds in the Account to any appointed successor payments administrator, at which time Agent’s obligations under this Agreement shall cease and terminate, except for any liability incurred prior to delivery of any remaining funds in the Account. Any entity into which Agent may be merged or converted or with which it may be consolidated shall be the successor and deemed assignee of Agent hereunder upon notice from Agent to the Parties, and Agent may assign its rights and obligations under this Agreement to any entity to which all or substantially all the payments administration business may be transferred upon notice of such assignment from Agent to the Parties. This Agreement shall be governed by Delaware law. Subject to any right of Buyer to request arbitration under the FINRA Code of Arbitration Procedure for Customer Disputes, any disputes shall be exclusively resolved in the state and federal courts of Delaware. ANY RIGHTS TO TRIAL BY JURY RELATING HERETO ARE WAIVED. Following the public announcement by the Parties of the transactions contemplated in the Definitive Agreement, Agent may reference Buyer as a customer to the extent such public announcement disclosed the identities of the Parties.

Agent (or its affiliates) may receive fees from third parties as transaction fees based on balances deposited and may receive, directly or indirectly, fees or other revenue from payees for service level upgrades requested by such payees, including but not limited to the Foreign Currency Payment Option, in which case such fees or revenue shall be deducted from the applicable payments. With respect to compensation based on balances deposited, such compensation may be reflected as a reduction or waiver of fees that Agent or its affiliates otherwise would have charged for services to be rendered hereunder. Any rounding discrepancies may be added to or deducted from payments made to the largest Securityholder. If any provision of this Agreement is determined to be prohibited or unenforceable, then such provision shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. The individual signing below on behalf of a party is authorized by that party to execute this Agreement on behalf of that party and to legally and validly bind that party to the terms of this Agreement.

7. Confidentiality. Agent acknowledges that during the course of this Agreement, Buyer or the Company (the discloser being the “Discloser”) may make confidential data available to Agent or Agent may otherwise obtain proprietary or confidential information regarding the Discloser, its affiliates or its or their respective stockholders or other rights owners, agents or other representatives (collectively, “Confidential Data”). Confidential Data includes all information not generally known or used by others and which gives, or may give the possessor of such information an advantage over its competitors or which could cause the Discloser injury, loss of reputation or loss of goodwill if disclosed. Such information includes, but is not necessarily limited to, data or information which identifies past, current or potential customers, stockholders, business practices, financial results, research, development, systems and plans; and/or certain information and material identified by a Party as “Proprietary” or “Confidential”. Confidential Data may be written, oral, recorded, or maintained on other forms of electronic media. The Agent acknowledges that all Confidential Data furnished by any Discloser is considered proprietary and strictly confidential. The Agent agrees to maintain security measures to protect Confidential Data in its possession. The Agent acknowledges that the unauthorized use or disclosure of any Confidential Data may cause irreparable harm to the Discloser. Accordingly, the Agent agrees that the Discloser shall be entitled to seek equitable relief, including injunctive relief, in addition to all other remedies available at law for any threatened or actual unauthorized use or disclosure of Confidential Data. The foregoing shall not apply to disclosures expressly contemplated by this Agreement, or as required by law, or to the extent such terms are or become publicly known through no fault of Agent, to employees, advisors, or representatives of Agent who have a need to know such information, or to the recipients of documents or funds hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

THE NEW YORK TIMES COMPANY

By:

Name:

Title:
Address:

Attention:

Telephone:

Facsimile:

Email:

Authorized Representative 1:

Name:

Telephone:

Email:

Authorized Representative 2:

Name:

Telephone:

Email:

[Signature Page to Payments Administration Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

ACQUIOM FINANCIAL LLC

By:

Name:

Title:

Acquiom Financial LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Jack Blaa

Telephone: (720) 681-6640; (303) 222-2080

Email: jblaa@srsacquiom.com, cc:

paymentsadministration@srsacquiom.com

[Signature Page to Payments Administration Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Representative

By:

Name:

Title:

Address:	950 17th Street, Suite 1400
Denver, CO 80202

Attention: Managing Director

Telephone: (303) 648-4085

Email: deals@srsacquiom.com

Authorized Representative 1:

Name: Casey McTigue

Telephone: 415-363-6081

Email: CMctigue@srsacquiom.com

Authorized Representative 2:

Name: Michelle Kirkpatrick

Telephone: 720-799-8614

Email: MKirkpatrick@srsacquiom.com

Authorized Representative 3:

Name: Lon LeClair

Telephone: 303-222-2078

Email: LLeclair@srsacquiom.com

Authorized Representative 4:

Name: Paul Koenig

Telephone: 303-957-2850

Email: PKoenig@srsacquiom.com

[Signature Page to Payments Administration Agreement]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT WAS OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Exhibit A

Wire Instructions

[***]

Exhibit B

Fee Schedule

Available Services	Description Fees (USD)
Payments Administration
Setup Fee	Payments Agreement negotiation, LOT review, shareholder data table import, Clearinghouse configuration, pre-populate documents, process KYC and payments account opening, VIP communication, access to client service team.	$10,000
Closing Payment	Process closing payment instructions and validation, tax form validation, remittance notice, and year-end 1099-B.	$75 per holder
Post-Closing Payments	Process subsequent payment, payment instruction maintenance, remittance notice, and electronic year-end 1099-B, if applicable. electronic year-end 1099-B, if applicable.	$2,500 lot charge
Foreign Exchange	Non-US holders can elect to receive their proceeds in their local currencies (150 currencies supported)	Included
Additional Stockholder Documents (optional)*	Preparation and electronic distribution, collection, review and acceptance of additional stockholder documents (example: joinder, consent, 280G, etc.).	$30 per signature document per holder * $20 per view only document per holder *

Optional Services (if applicable or requested)	Description	Fees (USD)
Offline LOT Review and Acceptance	Distribute hard copy LOT to Securityholders if requested, receive responses, review documentation for completeness.	$60 per Securityholder

Additional Tax Reporting	Additional fee for preparation and
distribution of any (i) non-electronic IRS
Form 1099-B, (ii) IRS Form 1042-S to
Foreign Securityholders, or (iii) any
other IRS tax forms pursuant to Exhibit C
of the Payments Administration
	Agreement.	$2,500 setup + $50 per tax form per Securityholder

Note: Any service requested that is not detailed in this fee schedule may be provided for an additional charge.

Securities products and payments services offered through Acquiom Financial LLC, an affiliate broker-dealer of SRS Acquiom Inc. and member FINRA/SIPC.

Exhibit C

Additional Tax Matters

Agent shall have the following additional responsibilities, subject to the fees set forth on Exhibit B:

With respect to any distributions from the Account to any payees identified to Agent as non-employee optionholders who are U.S. persons (actual or presumed) on the applicable Spreadsheet, Agent is hereby directed to report such payments to such payees on IRS Form 1099-NEC, Box 1 – Nonemployee Compensation on behalf of Buyer as the “payer” of such amounts using Buyer’s FEIN. Agent shall deliver a copy of such completed tax forms to enable Buyer to include such payment amounts in its annual summary return filed with the IRS.

Exhibit D

Form of Letter of Transmittal

(See attached)

EXHIBIT F

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

SUBMITTED IN CONNECTION WITH PAYMENT FOR SECURITIES OF

The Athletic Media Company

This Letter of Transmittal is being delivered to you in connection with the acquisition of The Athletic Media Company, a Delaware corporation (the “Company”), by The New York Times Company, a New York corporation (“Buyer”), pursuant to the Agreement and Plan of Merger dated as of [•], 2021 (the “Merger Agreement”), by and among Buyer, the Company, Subscription Holding Co, Inc., a Delaware corporation (“Merger Sub”) and Shareholder Representative Services LLC, a Colorado limited liability company, as the representative of the Securityholders (the “Securityholders’ Representative”). Capitalized terms not defined herein are defined in the Merger Agreement.

As a result of the consummation of the transactions contemplated in the Merger Agreement (the “Merger”) (a) the Company has become a wholly owned subsidiary of Buyer and (b) each share of Common Stock (other than shares of Common Stock held in the treasury of the Company or by the Company, Buyer or any Subsidiary thereof, and Dissenting Shares) issued and outstanding immediately prior to the Effective Time (the “Securities”) has been canceled and converted into the right to receive the consideration specified in the Merger Agreement, minus any transfer taxes and required tax deductions or withholdings (if applicable). To receive payment of the consideration (“Consideration”) represented by your Securities, you (“you” or the “Undersigned”) must complete and sign this Letter of Transmittal, including the applicable exhibits, and deliver this Letter of Transmittal to Acquiom Financial LLC (the “Payments Administrator”).

Concurrently with this Letter of Transmittal, the Undersigned received the Company’s Information Statement and Notice of Appraisal Rights and should carefully review those documents together with this Letter of Transmittal.

In accordance with the Merger Agreement, except as otherwise provided below, the certificates (if any), including such certificates electronically stored on the platform of eShares, Inc. d/b/a Carta, Inc. (“Carta”), representing your former Securities listed on Form 3 are hereby surrendered to be exchanged for the Consideration on the terms and conditions set forth in the Merger Agreement and this Letter of Transmittal. By signing and submitting this Letter of Transmittal, you also hereby represent, warrant, covenant and agree as follows:

1. The Undersigned was the legal and beneficial owner of the Securities as of Closing, with good title to the Securities and full power and authority to sell, assign and transfer the Securities, free and clear of all Liens.

2. The Undersigned, upon request, will execute and deliver any additional documents reasonably necessary or desirable to complete the payment of the Consideration. In such case, the Undersigned acknowledges that the delivery will be effected, and the risk of loss and title to any such items will pass, only upon receipt thereof by the Payments Administrator. All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the Undersigned and shall not be affected by, and shall survive, the death or incapacity of the Undersigned.

3. The Undersigned hereby waives any appraisal rights or dissenter’s rights which the Undersigned might otherwise have in connection with the Undersigned’s ownership of the Securities under applicable law in connection with the transactions contemplated by the Merger Agreement.

4. The Undersigned understands that (i) unless and until the Undersigned submits a properly completed Letter of Transmittal according to the terms herein, no cash payments of Consideration pursuant to the Merger Agreement shall be made to the Undersigned or its designee, (ii) payment is conditioned on the closing of the Merger, and (iii) no interest will accrue on any cash payment due.

5. The Undersigned has received sufficient information describing the Merger, the Merger Agreement and the representations, warranties, covenants and obligations set forth therein, and hereby confirms and agrees that it shall be bound by the provisions of the Merger Agreement, including the indemnification provisions set forth therein.

6. By executing this Letter of Transmittal, the Undersigned hereby acknowledges and consents to the appointment of the Securityholders’ Representative (and any successor or assign of the Securityholders’ Representative) as the representative of the Undersigned, as the attorney-in-fact for and on behalf of the Undersigned, and the taking by the Securityholders’ Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by the Transaction Documents, in each case with the power and authority to act on the Undersigned’s behalf as set forth in Section 11.18 of the Merger Agreement.

7. The Undersigned understands and agrees that: (a) a portion of the consideration to which the Undersigned is entitled under the Merger Agreement has been (i) deposited in the Adjustment Escrow Account at Closing to satisfy amounts owed to the Buyer, if any, related to the purchase price adjustment, (ii) deposited in the Indemnity Escrow Account at Closing to satisfy potential post-Closing claims by the Buyer or its Affiliates and (iii) deposited into an account designated by the Securityholders’ Representative to satisfy any fees, costs and expenses incurred by the Securityholders’ Representative while serving in such capacity on behalf of the Securityholders and (b) the Undersigned shall only be entitled to a portion of (i) the Adjustment Escrow Funds or Indemnity Escrow Funds, if, as and when such funds, or any portion thereof, are payable to the Undersigned in accordance with the provisions of the Merger Agreement and (ii) the Representative Holdback Amount if, as and when such amount, or any portion thereof, is released by the Securityholders’ Representative to the Payments Administrator for payment to the Undersigned after full and complete satisfaction of its duties as contemplated by the Merger Agreement.

8. The Undersigned has received a copy of and/or has reviewed an Internal Revenue Service (“IRS”) Form W-9 (which is attached to this Letter of Transmittal) or the appropriate IRS Form W-8 (which is available from the IRS at its internet website: www.irs.gov), as applicable (the “Specified Document”), and has duly executed and delivered this Letter of Transmittal, including a properly completed and duly executed Specified Document to the Payments Administrator. Under the United States federal backup withholding rules, the gross proceeds payable to a person in exchange for Company Capital Stock pursuant to the terms of the Merger Agreement may be subject to United States federal income tax backup withholding, which is currently at a rate of 24%. Such amounts must be withheld and remitted to the IRS unless the applicable payee (i) provides such person’s taxpayer identification number (employer identification number or social security number), certifies under penalties of perjury that this number is correct and certifies under penalties of perjury that such person is not subject to backup withholding of United States federal income tax on IRS Form W-9 or (ii) otherwise establishes an exemption from backup withholding. If the payee does not provide the correct taxpayer identification number or otherwise establish an adequate basis for exemption, the payee may be subject to backup withholding and may be subject to certain penalties imposed by the IRS. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules may be allowed as a credit against such payee’s United States federal income tax liability or may entitle the payee to a refund, provided the required information is timely furnished to the IRS. Certain persons (including, among others, certain corporations) are not subject to these backup withholding and reporting requirements. To avoid backup withholding, each payee that is a United States person should complete, sign and submit with its Letter of Transmittal the IRS Form W-9 included as part of the Letter of Transmittal, as described in this Section 9. A payee that is not a United States person may be subject to backup withholding unless such payee complies with certification procedures to establish an exemption from backup withholding. Therefore, each payee that is not a United States person should complete, sign and submit with its Letter of Transmittal an appropriate IRS Form W-8, signed under penalties of perjury, attesting to such payee’s exempt status, if applicable.

9. The Undersigned hereby irrevocably authorizes the Company to cause Carta to cancel each certificate representing the Undersigned’s former Securities, if applicable.

10. This Letter of Transmittal, and all claims, causes of action, rights or matters arising hereunder or related hereto, will be governed by and construed in accordance with the internal laws of the State of Delaware without reference to its choice-of-law rules.

Registered Holder Information FORM 1 A separate Letter of Transmittal is required for each unique Registered Holder. Name of Registered Holder exactly as it appears for each Security listed on Form 3: D Check this box if you would like payment to be remitted to another name. You must also complete Form 2 (W-9) with tax information for the new payee and complete Form 6. A1J Mail To The Attention Of: A2J Address 1: A3J Address 2: A4l City: A5l State/Province/RegionAsJ Postal Code: A7t CountryASJ Email Address: A9l Telephone Number By providing your email address, you agree and c:onsent to receive electronically all c:ommunications, agreements, documents, notices and disclosures (collectively, “Communications”) that we provide in connection with your use of this service. Communications include: (i) this agreement and our Privacy Policy and any amendments, modifications or supplements to them; (ii) your records of transactions through this service; (iii) any initial, periodic: or other disclosures or notices provided in connection with this service, including without limitation those required by federal or state law, including tax forms; (iv) any customer service communications, including without limitation communications with respect to claims of error or unauthorized use of this service; and Many other communication related to this service or the Payments Administrator. You may withdraw your consent to receive Communications electronically, or you may request a paper copy of a Communication, by contacting us via the “Contact Us” link on our website. In order to access and retain Communications, you must have: (i) an Internet browser that supports an appropriate level of encryption, (ii) an email account and the capability to read email from us, and (iii) a device and Internet connection capable of supporting the foregoing. You can update your email address at any time by contacting us via the “Contact Us” link on our website or contacting our Client Services as provided herein. IV Acquiom Clearinghouse LLC 2017. All Rights Reserved.

Form W-9 (Rev. October 2018) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification ▶ Go to www.irs.gov/FormW9 for instructions and the latest information.	Give Form to the requester. Do not send to the IRS.

Print or type See Specific Instructions on page 3.	1 Name (as shown on your income tax return). Name is required on this line; do not leave this line blank.
2 Business name/disregarded entity name, if different from above
3 Check appropriate box for federal tax classification of the person whose name is entered on line 1. Check only one of the following seven boxes.

4 Exemptions (codes apply only to
certain entities, not individuals; see
instructions on page 3):

Exempt payee code (if any)

Exemption from FATCA reporting

code (if any)

(Applies to accounts maintained outside the U.S.)

	☐ Individual/sole proprietor or single-member LLC	☐	C Corporation	☐	S Corporation	☐	Partnership	☐	Trust/estate
☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=Partnership) ▶
Note: Check the appropriate box in the line above for the tax classification of the single-member owner. Do not check LLC if the LLC is classified as a single-member LLC that is disregarded from the owner unless the owner of the LLC is another
LLC that is not disregarded from the owner for U.S. federal tax purposes. Otherwise, a single-member LLC that is disregarded from the owner should check the appropriate box for the tax classification of its owner.

☐ Other (see instructions) ▶

	5 Address (number, street, and apt. or suite no.) See instructions.							Requester’s name and address (optional)
6 City, state, and ZIP code
7 List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on line 1 to avoid backup withholding. For individuals, this is generally your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the instructions for Part I, later. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN, later.

Social security number

-	-
or

Note: If the account is in more than one name, see the instructions for line 1. Also see What Name and Number To Give the Requester for guidelines on whose number to enter.	Employer identification number

-

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

3.	I am a U.S. citizen or other U.S. person (defined below); and

4.	The FATCA code(s) entered on this form (if any) indicating that I am exempt from FATCA reporting is correct.

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions for Part II, later.

Sign Here	Signature of U.S. person ▶	Date ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Future developments. For the latest information about developments related to Form W-9 and its instructions, such as legislation enacted after they were published, go to www.irs.gov/FormW9.

Purpose of Form

An individual or entity (Form W-9 requester) who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) which may be your social security number (SSN), individual taxpayer identification number (ITIN), adoption taxpayer identification number (ATIN), or employer identification number (EIN), to report on an information return the amount paid to you, or other amount reportable on an information return. Examples of information returns include, but are not limited to, the following.

• Form 1099-INT (interest earned or paid)

• Form 1099-DIV (dividends, including those from stocks or mutual funds)

• Form 1099-MISC (various types of income, prizes, awards, or gross proceeds)

• Form 1099-B (stock or mutual fund sales and certain other transactions by brokers)

• Form 1099-S (proceeds from real estate transactions)

• Form 1099-K (merchant card and third party network transactions)

• Form 1098 (home mortgage interest), 1098-E (student loan interest), 1098-T (tuition)

• Form 1099-C (canceled debt)

• Form 1099-A (acquisition or abandonment of secured property)

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN.

If you do not return Form W-9 to the requester with a TIN, you might be subject to backup withholding. See What is backup withholding, later.

Cat. No. 10231X	Form W-9 (Rev. 10-2018)

Form W-9 (Rev. 10-2018)	Page 2

By signing the filled-out form, you:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income, and

4. Certify that FATCA code(s) entered on this form (if any) indicating that you are exempt from the FATCA reporting, is correct. See What is FATCA reporting, later, for further information.

Note: If you are a U.S. person and a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

• An individual who is a U.S. citizen or U.S. resident alien;

• A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States;

• An estate (other than a foreign estate); or

• A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax under section 1446 on any foreign partners’ share of effectively connected taxable income from such business. Further, in certain cases where a Form W-9 has not been received, the rules under section 1446 require a partnership to presume that a partner is a foreign person, and pay the section 1446 withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid section 1446 withholding on your share of partnership income.

In the cases below, the following person must give Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States.

• In the case of a disregarded entity with a U.S. owner, the U.S. owner of the disregarded entity and not the entity;

• In the case of a grantor trust with a U.S. grantor or other U.S. owner, generally, the U.S. grantor or other U.S. owner of the grantor trust and not the trust; and

• In the case of a U.S. trust (other than a grantor trust), the U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person or the U.S. branch of a foreign bank that has elected to be treated as a U.S. person, do not use Form W-9. Instead, use the appropriate Form W-8 or Form 8233 (see Pub. 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items.

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity, give the requester the appropriate completed Form W-8 or Form 8233.

Backup Withholding

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS 24% of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, payments made in settlement of payment card and third party network transactions, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the instructions for Part II for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See Exempt payee code, later, and the separate Instructions for the Requester of Form W-9 for more information.

Also see Special rules for partnerships, earlier.

What is FATCA Reporting?

The Foreign Account Tax Compliance Act (FATCA) requires a participating foreign financial institution to report all United States account holders that are specified United States persons. Certain payees are exempt from FATCA reporting. See Exemption from FATCA reporting code, later, and the Instructions for the Requester of Form W-9 for more information.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account; for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Form W-9 (Rev. 10-2018)	Page 3

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Line 1

You must enter one of the following on this line; do not leave this line blank. The name should match the name on your tax return.

If this Form W-9 is for a joint account (other than an account maintained by a foreign financial institution (FFI)), list first, and then circle, the name of the person or entity whose number you entered in Part I of Form W-9. If you are providing Form W-9 to an FFI to document a joint account, each holder of the account that is a U.S. person must provide a Form W-9.

a. Individual. Generally, enter the name shown on your tax return. If you have changed your last name without informing the Social Security Administration (SSA) of the name change, enter your first name, the last name as shown on your social security card, and your new last name.

Note: ITIN applicant: Enter your individual name as it was entered on your Form W-7 application, line 1a. This should also be the same as the name you entered on the Form 1040/1040A/1040EZ you filed with your application.

b. Sole proprietor or single-member LLC. Enter your individual name as shown on your 1040/1040A/1040EZ on line 1. You may enter your business, trade, or “doing business as” (DBA) name on line 2.

c. Partnership, LLC that is not a single-member LLC, C corporation, or S corporation. Enter the entity’s name as shown on the entity’s tax return on line 1 and any business, trade, or DBA name on line 2.

d. Other entities. Enter your name as shown on required U.S. federal tax documents on line 1. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on line 2.

e. Disregarded entity. For U.S. federal tax purposes, an entity that is disregarded as an entity separate from its owner is treated as a “disregarded entity.” See Regulations section 301.7701-2(c)(2)(iii). Enter the owner’s name on line 1. The name of the entity entered on line 1 should never be a disregarded entity. The name on line 1 should be the name shown on the income tax return on which the income should be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a single owner that is a U.S. person, the U.S. owner's name is required to be provided on line 1. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on line 2, “Business name/disregarded entity name.” If the owner of the disregarded entity is a foreign person, the owner must complete an appropriate Form W-8 instead of a Form W-9. This is the case even if the foreign person has a U.S. TIN.

Line 2

If you have a business name, trade name, DBA name, or disregarded entity name, you may enter it on line 2.

Line 3

Check the appropriate box on line 3 for the U.S. federal tax classification of the person whose name is entered on line 1. Check only one box on line 3.

IF the entity/person on line 1 is a(n) . . .	THEN check the box for . . .
• Corporation	Corporation
• Individual • Sole proprietorship, or • Single-member limited liability company (LLC) owned by an individual and disregarded for U.S. federal tax purposes.	Individual/sole proprietor or single-member LLC

• LLC treated as a partnership for U.S. federal tax purposes,

• LLC that has filed Form 8832 or 2553 to be taxed as a corporation, or

• LLC that is disregarded as an entity separate from its owner but the owner is another LLC that is not disregarded for U.S. federal tax purposes.

Limited liability company and enter the appropriate tax classification. (P= Partnership; C= C corporation; or S= S corporation)
• Partnership	Partnership
• Trust/estate	Trust/estate

Line 4, Exemptions

If you are exempt from backup withholding and/or FATCA reporting, enter in the appropriate space on line 4 any code(s) that may apply to you.

Exempt payee code.

•  Generally, individuals (including sole proprietors) are not exempt from backup withholding.

•  Except as provided below, corporations are exempt from backup withholding for certain payments, including interest and dividends.

•  Corporations are not exempt from backup withholding for payments made in settlement of payment card or third party network transactions.

•  Corporations are not exempt from backup withholding with respect to attorneys’ fees or gross proceeds paid to attorneys, and corporations that provide medical or health care services are not exempt with respect to payments reportable on Form 1099-MISC.

The following codes identify payees that are exempt from backup withholding. Enter the appropriate code in the space in line 4.

1—An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2)

2—The United States or any of its agencies or instrumentalities

3—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

4—A foreign government or any of its political subdivisions, agencies, or instrumentalities

5—A corporation

6—A dealer in securities or commodities required to register in the United States, the District of Columbia, or a U.S. commonwealth or possession

7—A futures commission merchant registered with the Commodity Futures Trading Commission

8—A real estate investment trust

9—An entity registered at all times during the tax year under the Investment Company Act of 1940

10—A common trust fund operated by a bank under section 584(a)

11—A financial institution

12—A middleman known in the investment community as a nominee or custodian

13—A trust exempt from tax under section 664 or described in section 4947

Form W-9 (Rev. 10-2018)	Page 4

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 13.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 7
Broker transactions	Exempt payees 1 through 4 and 6 through 11 and all C corporations. S corporations must not enter an exempt payee code because they are exempt only for sales of noncovered securities acquired prior to 2012.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 4
Payments over $600 required to be reported and direct sales over $5,000[1]	Generally, exempt payees 1 through 5[2]
Payments made in settlement of payment card or third party network transactions	Exempt payees 1 through 4
[1]	See Form 1099-MISC, Miscellaneous Income, and its instructions.
[2]

However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees, gross proceeds paid to an attorney reportable under section 6045(f), and payments for services paid by a federal executive agency.

Exemption from FATCA reporting code. The following codes identify payees that are exempt from reporting under FATCA. These codes apply to persons submitting this form for accounts maintained outside of the United States by certain foreign financial institutions. Therefore, if you are only submitting this form for an account you hold in the United States, you may leave this field blank. Consult with the person requesting this form if you are uncertain if the financial institution is subject to these requirements. A requester may indicate that a code is not required by providing you with a Form W-9 with “Not Applicable” (or any similar indication) written or printed on the line for a FATCA exemption code.

A—An organization exempt from tax under section 501(a) or any individual retirement plan as defined in section 7701(a)(37)

B—The United States or any of its agencies or instrumentalities

C—A state, the District of Columbia, a U.S. commonwealth or possession, or any of their political subdivisions or instrumentalities

D—A corporation the stock of which is regularly traded on one or more established securities markets, as described in Regulations section 1.1472-1(c)(1)(i)

E—A corporation that is a member of the same expanded affiliated group as a corporation described in Regulations section 1.1472-1(c)(1)(i)

F—A dealer in securities, commodities, or derivative financial instruments (including notional principal contracts, futures, forwards, and options) that is registered as such under the laws of the United States or any state

G—A real estate investment trust

H—A regulated investment company as defined in section 851 or an entity registered at all times during the tax year under the Investment Company Act of 1940

I—A common trust fund as defined in section 584(a)

J—A bank as defined in section 581

K—A broker

L—A trust exempt from tax under section 664 or described in section 4947(a)(1)

M—A tax exempt trust under a section 403(b) plan or section 457(g) plan

Note: You may wish to consult with the financial institution requesting this form to determine whether the FATCA code and/or exempt payee code should be completed.

Line 5

Enter your address (number, street, and apartment or suite number). This is where the requester of this Form W-9 will mail your information returns. If this address differs from the one the requester already has on file, write NEW at the top. If a new address is provided, there is still a chance the old address will be used until the payor changes your address in their records.

Line 6

Enter your city, state, and ZIP code.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN.

If you are a single-member LLC that is disregarded as an entity separate from its owner, enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.

Note: See What Name and Number To Give the Requester, later, for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local SSA office or get this form online at www.SSA.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/Businesses and clicking on Employer Identification Number (EIN) under Starting a Business. Go to www.irs.gov/Forms to view, download, or print Form W-7 and/or Form SS-4. Or, you can go to www.irs.gov/OrderForms to place an order and have Form W-7 and/or SS-4 mailed to you within 10 business days.

If you are asked to complete Form W-9 but do not have a TIN, apply for a TIN and write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note: Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded U.S. entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, 4, or 5 below indicates otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on line 1 must sign. Exempt payees, see Exempt payee code, earlier.

Signature requirements. Complete the certification as indicated in items 1 through 5 below.

Form W-9 (Rev. 10-2018)	Page 5

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments made in settlement of payment card and third party network transactions, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), ABLE accounts (under section 529A), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:		Give name and SSN of:
1.	Individual	The individual

2.	Two or more individuals (joint account) other than an account maintained by an FFI	The actual owner of the account or, if combined funds, the first individual on the account[1]

3.	Two or more U.S. persons (joint account maintained by an FFI)	Each holder of the account

4.	Custodialaccount of a minor (Uniform Gift to Minors Act)	The minor[2]

5.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee[1]
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner[1]

6.	Sole proprietorship or disregarded entity owned by an individual	The owner[3]

7.	Grantortrust filing under Optional Form 1099 Filing Method 1 (see Regulations section 1.671-4(b)(2)(i)(A))	The grantor*

For this type of account:		Give name and EIN of:
8.	Disregarded entity not owned by an individual	The owner

9.	A valid trust, estate, or pension trust	Legal entity[4]

10.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation

11.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization

12.	Partnership or multi-member LLC	The partnership

13.	A broker or registered nominee	The broker or nominee

For this type of account:		Give name and EIN of:
14.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity

15.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulations section 1.671-4(b)(2)(i)(B))	The trust

1 List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.

2 Circle the minor’s name and furnish the minor’s SSN.

3 You must show your individual name and you may also enter your business or DBA name on the “Business name/disregarded entity” name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

4 List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships, earlier.

*Note: The grantor also must provide a Form W-9 to trustee of trust.

Note: If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records From Identity Theft

Identity theft occurs when someone uses your personal information such as your name, SSN, or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

• Protect your SSN,

• Ensure your employer is protecting your SSN, and

• Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Pub. 5027, Identity Theft Information for Taxpayers.

Victims of identity theft who are experiencing economic harm or a systemic problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

Form W-9 (Rev. 10-2018)	Page 6

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration (TIGTA) at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at spam@uce.gov or report them at www.ftc.gov/complaint. You can contact the FTC at www.ftc.gov/idtheft or 877-IDTHEFT (877-438-4338). If you have been the victim of identity theft, see www.IdentityTheft.gov and Pub. 5027.

Visit www.irs.gov/IdentityTheft to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. commonwealths and possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

Securities

Securities you are exchanging for payment.

FORM 3

ST1) Security Type: ______ SN1) Security Number: ______ SH1) Quantity of Shares: ______

ST2) Security Type: ______ SN2) Security Number: ______ SH2) Quantity of Shares: ______

ST3) Security Type: ______ SN3) Security Number: ______ SH3) Quantity of Shares: ______

ST4) Security Type: ______ SN4) Security Number: ______ SH4) Quantity of Shares: ______

ST5) Security Type: ______ SN5) Security Number: ______ SH5) Quantity of Shares: ______

ST6) Security Type: ______ SN6) Security Number: ______ SH6) Quantity of Shares: ______

© Acquiom Clearinghouse LLC 2017. All Rights Reserved.

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Securities FORM 3 Securities you are exchanging for payment. snJ Security Type: sN1J Security Number: sH,J Quantity of Shares: snJ Security Type: sN2J Security Number: sH21 Quantity ofShares: sn1 Security Type: of Shares: [ “’ Security Numbe” sr4J Security Type: SN4l Securi!Y Number: SH4l Quantity of Shares: m1 Security Type: Number: of Shares: sT6l Security Type: sN6l Security Number: of Shares: The Undersigned affirms and agrees, as it pertains to any Security listed on Form 3 (to the extent certificated} that is not currently in the Undersigned’s possession, that (A) such Security was not endorsed and has not, in whole or part, been assigned, transferred, hypothecated, pledged or otherwise disposed of in any manner whatsoever, and no person or entity other than the Undersigned has any right. title, claim, or interest in the same, and (B) the Undersigned will indemnify, defend and hold harmless the Payments Administrator and the parties to the definitive transaction agreement, together with their respective employees, officers, directors, agents, successors and assigns, from and against any and all losses, liabilities, damages, judgments, costs, charges, expenses (including the fees and expenses of counsel), claims, actions and suits, arising out of or in connection with such Security. Ill Acquiom Clearinghouse LLC 2017. All Rights Reserved

Payment Method FORM4 Select how you would like to receive your payment. Direct Deposit (ACH) Election (Complete Form SA) You wish to receive payments via direct deposit (ACH). You understand that this option is only available to certain accounts at U.S. flnanc:lallnstltutlons and have confirmed that your financial institution accepts direct deposit (ACH) payments to your account and have verified the information provided on Form SA with your financial institution. You hereby authorize payments to be made hereunder as direct deposit (ACH) payments. In the event of a duplicate payment, overpayment, fraudulent payment, or payment made in error, you hereby authorize the reversal of such erroneous payment in accordance with the rules of the National Automated Clearinghouse Association. Please note that instructions for ACH and wire often vary (e.g., direct deposit (ACH) transactions cannot include ufor further credit account number” or “for further credit account name”). D Direct Deposit (ACH) payment method (no charge) Wire Transfer Election (Complete Form 58) You wish to receive payments via wire transfer. A fee of up to $50 will be charged for each payment made to your financial institution. You understand that if either such fee applies. it will be deducted from your payment. In the event of a duplicate payment, overpayment. fraudulent payment, or payment made in error, you hereby authorize the reversal of such erroneous payment through a single ACH electronic debit in the amount of such erroneous payment from the bank account provided on Form 58. D Wire Transfer payment method {fees apply) Check (Complete Form SC) You wish to receive payments in the form of a check. which will be sent to you via U.S. mail at the address provided in Form 1 (unless indicated otherwise in Form SC). You understand that a fee of up to $40 will be charged for each such payment paid by check. The check payment fee will be deducted from your payment. If you are electing to receive payment via check and you would like the check payable in accordance with information provided in Form 1 you may skip Form SC and Form 6. D Check, default payment method (fees apply) By completion of the payment details on Form 5A, Form 58 or Form 5C and/or by executing this Letter of Transmittal the Undersigned hereby agrees that such payment instructions (or, if applicable, the address on Form 1l are true and that the Undersigned is representing that it is authorized to act on behalf of account designated on Form 5A or 58, if applicable, and is hereby directing the Payments Administrator to cause payments to be made to the account listed (or, if payment is being made by check to the address specified herein). Further, the Payments Administrator shall have no liability to the Undersigned for any damages whatsoever that such person may incur as a result of the Payments Administrator following the instructions provided herein. ~D Acquiom Clearinghouse LLC 2017. All Rights Reserved.

Payment Instructions: Direct Deposit (ACH) Information FORM SA Complete Form 5A if you selected Direct Deposit (ACH) as your payment method on Form 4. If the Name(s) on the Bank Account listed below is different than the Registered Holder, a Medallion Guarantee must be completed (Form 6) before any payment can be issued. Please confirm your direct deposit (ACH) instructions with your bank. If payment is returned, you may incur additional fees. Please note that direct deposit (ACH) transactions are typically credited to your account within one business day, but may not be visible in your account for an additional1-2 business days. ,. Indicates required field Name of Registered Holder exactly how it appears listed for each Security on Form 3:* E1J Name(s) on Bank Account: ,.. E2J Bank Account Number: * E3l ABA Routing Number: * E4J Account Type (Check one): * ESJ Bank Name: “” CONSUIIIIER COMIIIIERCIAL D -·P D Chockln1 D SIIVInp IMPORTANT NOTE: Please note that the ABA Routing Number for wire transfers and direct deposit (ACH) may be different from eachother. Please confirm this information with your financial institution. If your account is with a non-bank financial institution such as a brokerage or mutual fund, please contact the financial institution to confirm that wire transfer or direct deposit (ACH) payment is possible for your account and to obtain the correct payment information for this form. Please note that direct deposit (ACH) may not be available for payments to accounts at non-bank financial institutions. Failure to provide accurate and complete electronic payment instructions may cause delays in processing or payments to be returned. If no electronic payment instructions are provided, payments will be automatically disbursed by check to the address provided in Form 1 or Form SC of this document. Subsequent payments will be made using the same method as the initial payment. at the discretion of the Payments Administrator. Please note that your financial institution may charge a fee for processing incoming wire transfers or direct deposit {ACH). Any such fees would be in addition to the fees described herein. I() Acquiom Clearinghouse LLC 2017. All Rights Reserved

Payment Instructions: Wire Transfer Information FORM 58 Complete Form 58 if you selected Wire Transfer as your payment method on Form 4. If the Name(s) on the Account listed below is different than the Registered Holder, a Medallion Guarantee must be completed (Form 6) before any payment can be issued. If payment is returned, you may incur additional fees. Please confirm your wire instructions with your financial institution. ,. Indicates required field Name of Registered Holder exactly how it appears listed for each Security on Form 3:,.. E1J Name(s) on Account: ,. E2l U.S. Bank Account Number OR Non-U.S. IBAN Number:,.. E~J U.S. Bank Routing Number OR Non-U.S. SWIFT Number: .. Financial Institution Address:* E6J Financial Institution Citv· * E7J Financial Institution State/Province:,.. Eel Financial Institution Postal Code: * E9l Finamial lnstitution Country: * E1oJ Financial Institution Contact Name:,. E11l Financial Institution Contact Phone Number:”’ E12J For Further Credit Account Number (If applicable): For Further Credit Account Name (If applicable): A1oJ Additional Instructions IMPORTANT NOTE: Please note that the ABA Routing Number for wire transfers and direct deposit (ACH) may be different from each other. Please confirm this information with your financial institution. If your account is with a non-bank financial institution such as a brokerage or mutual fund, please contact the financial institution to confirm that wire transfer or direct deposit (ACH) payment is possible for your account and to obtain the correct payment information for this form. Please note that direct deposit (ACH) may not be available for payments to accounts at non-bank financial institutions. Failure to provide accurate and complete electronic payment instructions may cause delays in processing or payments to be returned. If no electronic payment instructions are provided, payments will be automatically disbursed by check to the address provided in Form 1 or Form SC of this document Subsequent payments will be made using the same method as the initial payment at the discretion of the Payments Administrator. Please note that your financial institution may charge a fee for processing incoming wire transfers or direct deposit (ACH). Any such fees would be in addition to the fees described herein. «) Acquiom Clearinghouse LLC 2017. All Rights Reserved.

Payment Instructions : Check Payment Information

FORM 5C

*** Indicates required field**

C1) Make Check Payable To:

C2) Mail To The Attention Of:

C3) Address 1:

C4) Address 2:

C5) City:

C6) State/Province:

C7) Postal Code:

C8) Country:

© Acquiom Clearinghouse LLC 2017. All Rights Reserved.
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Payment Instructions: Check Payment Information FORM SC Complete Form 5C ONLY if: {A) the check is being paid to someone other than the name(s) provided in Form 1 or (B) you would like your check to be mailed to an address that is different than the one provided in Form 1. If the Name(s) on •Make Check Payable To” listed below are different than the Registered Holder, a Medallion Guarantee must be completed (Form 6) before any payment can be issued. •Indicates required field Name of Registered Holder exactly how it appears listed for each Security on Form 3:• c11 Make Check Payable To: o1 Mail To The Attention Of: c3J Address 1: C4l Address 2: CS) City: r• State/Province’ oJ Postal Code: cal Country: ACQuiom Clearinghouse LLC 2017. All Rights Reserved

Medallion Guarantee You have requested that you would like payment to be made to someone other than the Registered Holder(s) listed on Form 1. If you have requested that the payment for the Security listed in Form 3 be made to any payee other than the Registered Holder(s) in Form 1, and you’ve completed Form SA, Form SB, or Form SC with payment information for that payee, you must also complete this form in order to receive payment. You can obtain the required Medallion Signature Guarantee from an eligible Guarantor Institution (Banks, Stockbrokers, Savings and Loan Associations and Credit Unions) with membership in an approved Signature Guarantee Medallion Program, pursuant to Securities and Exchange Commission Rule 17Ad-15. You may wish to contact your primary bank as most banks provide this service to its customers. M1J Signature of Registered Holder or Authorized Signer: M2J Date: M3J Name (Printed): M41 Title (If signing on behalf of entity): M5J Additional Signature (If applicable): M6J Date: M7J Name (Printed): Mel Title (If signing on behalf of entity): Medallion Guarantee Stamp Guarantor Institution: Guarantor Contact: Guarantor Phone: Ill Acquiom Clearinghouse LLC 2017. All Rights Reserved

Signature Page to Letter of Transmittal Signature is required for each Registered Holder. By entering in my name and then signing, I represent that I am the authorized signer or I have authority to apply the signature of the authorized signer, with the intention of providing a signature that is binding on the registered holder, and suc.h signature is provided on behalf of all owners for joint ac.c.ounts. By signing, you acknowledge that you have read and understand this entire Letter of Transmittal and agree to all of its terms. Please carefully read this entire Letter of Transmittal, which includes the accompanying forms and instructions. Signature: 51] 521 Date: Email: 53J Name (Printed): 54J Title (If signing on behalf of entity): 551 Additional Signature (If applicable): 561 Date: X s7] Name (Printed): 5BJ Title (If signing on behalf of entity): Acquiom Clearinghouse LLC’s affiliate, Acquiom Financial LLC (“Acquiom Financial”), establishes and maintains a paying account. receives funds from the transaction parties, and initiates payments from the paying account. including the payments to Undersigned addressed hereunder. Acquiom Financial is a registered broker-dealer and member of the Financial Industry Regulatory Authority and Securities Investor Protection Corporation. Undersigned agrees that Acquiom Financial is a third party beneficiary of the terms of this Letter ofTransmittal pertaining to the above activities. Any modifications or additions to this Letter of Transmittal unilaterally made by the Undersigned (other than to the extent providing the information expressly solicited hereby) shall be deemed ineffective unless expressly approved and agreed to in writing by buyer. Receipt of payment does not constitute approval or acceptance of any such modifications or additions. e Acquiom Clearinghouse LLC 2011. All Rights Reserved

EXHIBIT G

Form of Company Closing Certificate

COMPANY COMPLIANCE CERTIFICATE

[•], 2022

This certificate is delivered pursuant to Section 7.02(d) of the Agreement and Plan of Merger, dated as of [•], 2022 (the “Agreement”), by and among The New York Times Company, a New York corporation (the “Buyer”), Subscription Holding Co., a Delaware corporation (the “Merger Sub”), The Athletic Media Company, a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Securityholders as set forth in the Agreement. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Agreement.

The undersigned, as the duly elected and qualified [•] of the Company, hereby certifies, on behalf of the Company, and not in his individual capacity, as follows:

1.

(i) The representations and warranties set forth in Article III in the Agreement (other than the Fundamental Representations and the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07 in the Agreement) are true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date are true and correct only as of such date), except in each case under this clause (i), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Fundamental Representations set forth in Article III in the Agreement are true and correct in all respects (other than de minimis exceptions) as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date are true and correct only as of such date) and (iii) the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07 in the Agreement shall be true and correct in all respects as of the dates specified therein.

2.	The Company has performed in all material respects the covenants and agreements required to be performed by it under the Agreement at or prior to the Closing.

3.	No Material Adverse Effect has occurred after the date of the Agreement and is continuing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date first set forth above.

COMPANY:

THE ATHLETIC MEDIA COMPANY

By:
Name:
Title:

Signature Page to Company Compliance Certificate

EXHIBIT H

Form of Buyer Closing Certificate

COMPLIANCE CERTIFICATE

[•], 2022

This certificate is delivered pursuant to Section 7.03(c) of the Agreement and Plan of Merger, dated as of [•], 2022 (the “Agreement”), by and among The New York Times Company, a New York corporation (the “Buyer”), Subscription Holding Co., a Delaware corporation (the “Merger Sub”), The Athletic Media Company, a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Securityholders as set forth in the Agreement. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Agreement.

The undersigned, as the duly elected and qualified [•] of the Buyer and the duly elected and qualified [•] of the Merger Sub, hereby certify, on behalf of the Buyer and the Merger Sub, as applicable, and not in their individual capacity, as follows:

1.

The representations and warranties set forth in Article IV in the Agreement are true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date are true and correct only as of such date), except where the failure of such representations and warranties to be true and correct individually or in the aggregate has not prevented, and would not reasonably be expected to prevent, the ability of the Buyer to perform its obligations under the Agreement (including to consummate the Transactions).

2.

The Fundamental Representations set forth in Article IV in the Agreement are true and correct in all respects (other than de minimis exceptions) as of the Closing Date (except that representations and warranties that are made as of a specified date are true and correct only as of such date).

3.	The Buyer and Merger Sub have performed in all material respects the covenants and agreements required to be performed by them under the Agreement at or prior to the Closing.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of the date first set forth above.

BUYER:

THE NEW YORK TIMES COMPANY

By:
Name:
Title:

MERGER SUB:

SUBSCRIPTION HOLDING CO.

By:
Name:
Title:

Signature Page to Buyer Compliance Certificate

EXHIBIT I

Form of Option Cancellation Agreement

OPTION CANCELLATION AGREEMENT

[DATE]

Re:    Option Cancellation Agreement

Dear Holder of The Athletic Media Company Options:

As you are aware, The Athletic Media Company, a Delaware corporation (the “Company”), has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) whereby, subject to the satisfaction of certain conditions, the Company will be acquired by The New York Times Company, a New York corporation (“Buyer”). Specifically, under the terms of that certain Merger Agreement, dated as of January 6, 2022, and entered into by and among Buyer, the Company, Subscription Holding Co., a Delaware corporation and wholly-owned subsidiary of Buyer, and Shareholder Representative Services LLC, a Colorado limited liability company, as the Shareholders’ Representative, Buyer will acquire the Company (the “Acquisition”) and the Company will become a subsidiary of Buyer. Capitalized terms used herein and not defined have the meanings set forth in the Merger Agreement.

You are receiving this Option Cancellation Agreement (the “Agreement”) because you currently hold one or more stock options (the “Options”) under The Athletic Media Company 2016 Stock Plan (as amended from time to time, the “Plan”) and your individual stock option agreement(s) (collectively, as applicable, the “Option Award Agreements”) which will be affected by the Acquisition, and this Agreement explains such effect of the Acquisition on your Options. Subject to, and contingent upon, the Closing of the Acquisition, each unexercised Option that you hold as of immediately prior to the Effective Time, whether or not then vested or exercisable and as set forth on Exhibit A attached hereto (collectively, your “Closing Options”), will be cancelled and you will be entitled to receive the payment(s) described in Section 1 below, payable in cash, less applicable tax and other required withholdings, subject to and in accordance with the provisions of the Merger Agreement and this Agreement.

To receive your Option Consideration (as defined below), you must return an executed copy of this Agreement to the Company at the e-mail address set forth in Section 3 of this Agreement.

You are referred to herein as the “Optionholder”, and you agree as follows:

1. Termination of Optionholder’s Options.

(a) The Optionholder hereby acknowledges and agrees that, contingent on the Closing and subject to the terms of the Merger Agreement, the Optionholder’s Closing Options that are set forth under the heading “Closing Options” on Exhibit A attached hereto will be terminated, and, in exchange therefor, the Optionholder shall receive an amount in cash for each share of Common Stock issuable upon exercise of the Optionholder’s individual Closing Option determined as follows (such aggregate amount, the “Option Consideration”):

(i) the Closing Option Per Share Merger Consideration;

(ii) plus, if applicable, an amount in cash for each Closing Option equal to the portion of any funds from the Adjustment Escrow Account, Indemnification Escrow Account and Representative Holdback Amount (as each term is defined in the Merger Agreement) that may be disbursed to the Optionholder in accordance with the terms of the Merger Agreement (which amount shall be subject to any pro rata reduction in connection with certain indemnification obligations applicable to the Optionholder as an “Optionholder” under the Merger Agreement).

(b) The portion of the Option Consideration payable pursuant to Section 1(a)(i) (the “Closing Option Payment”) shall be payable within a reasonably practicable time following the Closing through the Company’s typical payroll practices, reduced by applicable tax and other withholdings required by law, and the portion of the Option Consideration, if any, represented by Section 1(a)(ii) (the “Additional Payment Amount”), reduced by applicable tax and other withholdings required by law, shall be payable, if at all, as and when such payment is required to be made pursuant to Section 1.08, Section 10.06 and Section 11.18 of the Merger Agreement. For the avoidance of doubt, the amount of cash each Optionholder is entitled to receive with respect to its Closing Options shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Closing Options held by such Optionholder.

2. Termination of the Option Award Agreements. The Optionholder hereby acknowledges and agrees that, contingent on the Closing and subject to the terms of the Merger Agreement, in consideration for the right to receive the Option Consideration, the Option Award Agreements shall be terminated as of immediately prior to the Effective Time with no further liability or obligation on the part of Buyer, the Company or any of their respective Affiliates. Notwithstanding anything to the contrary in this Agreement, if the Closing does not occur, or the Merger Agreement is terminated pursuant to its terms, then this Agreement shall be void ab initio.

3. Requirements to Receive Option Consideration.

(a) The Optionholder acknowledges and agrees that to receive his or her Closing Option Payment and any Additional Payment Amounts, the Optionholder must execute this Agreement and deliver this Agreement to the Company, at the following e-mail addresses: [•]1. The payment of the Option Consideration provided in the immediately preceding sentence may be made only as set forth in this Agreement and subject to the Optionholder having submitted all of the documents, duly completed and executed, required to properly receive his or her Option Consideration (as determined by Buyer’s review of such documents).

(b) If at any time after the Closing under the Merger Agreement, any further action is necessary to carry out the purposes of this Agreement, the Optionholder agrees to take such action as is necessary and to execute such documents as are necessary and lawful. The Optionholder hereby waives any and all advance notice rights he or she may be entitled to, including any set forth in the Option Award Agreements, in the Plan or otherwise with respect to the Acquisition, the Merger Agreement or any action or series of actions contemplated therein, to which the Optionholder would otherwise be entitled.

4. Withholding and Tax Matters. The parties agree and acknowledge that the Optionholder is responsible for payment of all taxes legally imposed upon him or her in connection with the Optionholder’s receipt of the Option Consideration under the Merger Agreement and this Agreement and none of Buyer, Merger Sub, the Company, the Escrow Agent or any of their respective Affiliates or Representatives shall have any liability to the Optionholder or any other party with respect to any such tax or amount. The Option Consideration will be subject to applicable tax and other withholdings required by law, and will be made net of such withholding amounts as and to the extent required by applicable law. The Optionholder hereby acknowledges and agrees that no representations have been made with respect to the tax treatment of any consideration that may be received pursuant to the terms of this Agreement and the Merger Agreement.

5. No Transfer or Assignment. The Optionholder may not sell, exchange, transfer or otherwise dispose of his or her right to receive the Option Consideration set forth herein or any portion thereof. Any transfer in violation of this Section 5 shall be null and void and need not be recognized by Buyer or the Company.

[1]	Note to Draft: email addresses to be provided.

2

6. Representations, Warranties and Covenants of the Optionholder. The Optionholder hereby represents, warrants and covenants to the Company and Buyer as of the date of this Agreement as follows:

(a) As of the date of this Agreement, the Optionholder was a party to the Option Award Agreements governing the Closing Options set forth on Exhibit A attached hereto. The Optionholder acknowledges and agrees that the Closing Options listed on Exhibit A attached hereto represent all of the outstanding options or other rights to receive Common Stock held by the Optionholder or any other equity or equity-based rights or interests in the Company. The Optionholder acknowledges and agrees that the Option Consideration is the full amount that the Optionholder is entitled to receive in connection with the cancellation and termination of the Closing Options and nothing else is owed or payable to the Optionholder as a result of the cancellation and termination of the Closing Options.

(b) The Optionholder has the right to the Closing Options listed on Exhibit A attached hereto free and clear of any liens, encumbrances, equities, security interests, restrictions and claims whatsoever. The Optionholder has the right to surrender the Closing Options listed on Exhibit A attached hereto and has not made any prior exercise, sale or transfer of such Closing Options.

(c) Upon execution of this Agreement, the Optionholder hereby acknowledges and agrees that (i) the Optionholder is an “Optionholder” under the terms of the Merger Agreement and (ii) the Optionholder is bound by all of the terms, conditions, duties and obligations of an Optionholder pursuant to the Merger Agreement to the fullest extent permitted by applicable law, including, but not limited to, the post-Closing Merger Consideration adjustment set forth in Section 1.08 of the Merger Agreement, the post-Closing release of funds from the Indemnification Escrow set forth in Section 10.06 of the Merger Agreement, the appointing of the Securityholders’ Representative pursuant to and with the powers and authority set forth in Section 11.18 of the Merger Agreement and the release of the Representative Holdback Amount set forth in Section 11.18(c) of the Merger Agreement.

(d) The Optionholder has full power or capacity (as the case may be) and authority to execute and deliver this Agreement.

(e) This Agreement, to which the Optionholder is a party, has been duly executed and delivered, and constitutes the legal, valid and binding obligation of the Optionholder, enforceable in accordance with its terms.

(f) The execution, delivery and performance by the Optionholder of this Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof do not and will not: (A) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law applicable to the Optionholder; (B) require any consent, approval or authorization of, or notice to, any person, corporation, partnership, domestic or foreign governmental body or other organization or entity; (C) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Optionholder is a party or by which the Optionholder is bound; or (D) result in the creation or imposition of any encumbrance on any of the Optionholder’s Closing Options.

(g) The Optionholder acknowledges and represents that the Optionholder has had the opportunity to consult with a legal advisor in connection with this Agreement and that the Optionholder is not relying upon the Company or Buyer for any legal or tax advice.

3

7. Release of Claims. In consideration for the Option Consideration described above, the Optionholder for and on behalf of itself and its predecessors, successors, heirs, executors, administrators, beneficiaries, legatees and assigns (collectively, the “Releasors”), hereby knowingly, fully, unconditionally and irrevocably releases and forever discharge the Company, Buyer, Merger Sub, and their respective past or present Affiliates, stockholders, agents, directors, officers, employees, assigns, predecessors and successors (the “Released Parties”) from any and all legal, equitable or other claims, known or unknown, with respect to the Closing Options and the termination and cancellation of the Closing Options, including, without limitation, (a) breach of duty, tort, contract (express or implied), or relief or rights under any federal, state or local law, statute or regulation or pursuant to any organizational documents of the Company, (b) at law or in equity, or (c) based in any other way upon any act or omission on the part of the Released Parties and derivative rights that the Optionholder had or may hereafter have against any of the Released Parties by reason of any event, transaction, conduct, occurrence, relationship or cause whatsoever occurring on or prior to the date of this Agreement, including without limitation, any claims arising from or related to the Acquisition or the cancellation of the Closing Options and termination of the Option Award Agreements (collectively, the “Claims”).

The Optionholder further understands and agrees that the Claims released in this Section 7 include not only claims presently known to the Optionholder, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released Claims described herein held by any of the Releasors. The Optionholder understands that the Optionholder may hereafter discover facts different from what the Optionholder now believes to be true, which if known, could have materially affected this release, but the Optionholder nevertheless hereby waives any Claims or rights based on different or additional facts. The Optionholder hereby covenants not to commence or continue any Claims against any of the Released Parties.

[Civil Code Section 1542 Waiver: The Optionholder understands that the foregoing releases shall be effective as a full and final accord and satisfaction and general release of all claims, whether known or unknown, against the Company and the other Released Parties. The Optionholder acknowledges that the Optionholder has been advised of and fully waives, Section 1542 of the Civil Code of the State of California (and any similar law), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.]

8. Securityholders’ Representative. The Optionholder hereby (i) ratifies and approves the designation and appointment of Shareholder Representative Services LLC as the Securityholders’ Representative in accordance with and subject to the Merger Agreement, to act for and on behalf of the Optionholder, pursuant to the terms of the Merger Agreement, and, as such, to act as the Optionholder’s true and lawful attorney-in-fact and agent (with full power of substitution) for the purposes set forth in the Merger Agreement, including, without limitation, to act on behalf of all applicable Securityholders with respect to all matters relating to any claim for indemnification, compensation or reimbursement under the Merger Agreement, and (ii) acknowledges and agrees to the exculpation and indemnification provisions in favor of the Representative set forth in the Merger Agreement. Without limiting the foregoing, the Optionholder agrees that a decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of the Merger Agreement, shall, subject to the limitations in the Merger Agreement, constitute a decision of the Securityholders and shall be final, binding and conclusive upon the Securityholders, including the Optionholder.

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9. Miscellaneous.

(a) Effectiveness. Notwithstanding anything to the contrary herein, this Agreement shall automatically become null and void and shall be of no further force and effect upon the termination of the Merger Agreement or in the event that the Acquisition does not close.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 9(b) shall be binding upon the parties and their respective successors and assigns.

(c) Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without regard to choice of law principles (whether of the State of Delaware or any other jurisdiction).

(d) Counterparts. This Agreement may be executed electronically and in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other; except that the Company may assign its rights and delegate its obligations hereunder to Buyer or any of Buyer’s affiliates.

(f) Waiver of Jury Trial. Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Merger Agreement, the Acquisition or any of the transactions contemplated hereby or thereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

(g) Entire Agreement. This Agreement (including Exhibit A attached hereto) and the Merger Agreement (to the extent incorporated herein) set forth the entire agreement and understanding between the Optionholder and the Company relating to the matter comprising the subject of this Agreement and supersedes any and all prior agreements, arrangements and understandings, written or oral, between the Optionholder and the Company with respect to the subject matter hereof, including, but not limited to, following the Effective Time, the Option Award Agreements.

[The remainder of this page is intentionally left blank.]

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Very truly yours,

The Athletic Media Company

By:
Name:
Title:

AGREED TO AND ACCEPTED:

OPTIONHOLDER:

(sign on line above)

(print name on line above)

EXHIBIT A

OPTIONHOLDER’S CLOSING OPTIONS

Closing Options	Grant Date	Number of Shares of Common Stock	Exercise Price Per Share	Estimated Closing Option Payment Applicable to Such Closing Options(1)(2)(3)

(1)

Such estimated amount is based on an assumed Closing Stock Per Share Merger Consideration of $[___], which is approximated as of [DATE] and subject to change. The estimated Closing Option Payment is presented as net of the applicable exercise price, multiplied by the number of shares of Common Stock subject to the Closing Option.

(2)	The actual Closing Option Payment will be payable less applicable taxes and withholding consistent with the terms of this Agreement.
(3)	The Closing Option Payment does not include any Additional Payment Amount that may become payable as set forth in the Merger Agreement and this Agreement.

EXHIBIT J

Form of Warrant Cancellation Agreement

WARRANT CANCELLATION AGREEMENT

[DATE]

Re: Warrant Cancellation Agreement

Dear Holder of The Athletic Media Company Warrants:

As you are aware, The Athletic Media Company, a Delaware corporation (the “Company”), has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) whereby, subject to the satisfaction of certain conditions, the Company will be acquired by The New York Times Company, a New York corporation (“Buyer”). Specifically, under the terms of that certain Merger Agreement, dated as of January 6, 2022, and entered into by and among Buyer, the Company, Subscription Holding Co., a Delaware corporation and wholly-owned subsidiary of Buyer, and Shareholder Representative Services LLC, a Colorado limited liability company, as the Shareholders’ Representative, Buyer will acquire the Company (the “Acquisition”) and the Company will become a subsidiary of Buyer. Capitalized terms used herein and not defined have the meanings set forth in the Merger Agreement.

You are receiving this Warrant Cancellation Agreement (the “Agreement”) because you currently hold one or more warrants (the “Warrants”) under your warrant agreement(s) (collectively, as applicable, the “Warrant Agreements”) which will be affected by the Acquisition, and this Agreement explains such effect of the Acquisition on your Warrants. Subject to, and contingent upon, the Closing of the Acquisition, each unexercised Warrant that you hold as of immediately prior to the Effective Time, as set forth on Exhibit A attached hereto (collectively, your “Closing Warrants”), will be exercised on a cashless basis for the number of shares of Common Stock set forth on Exhibit A attached hereto effective immediately prior to the Effective Time and you will be entitled to receive the payment(s) described in Section 1 below, payable in cash, subject to and in accordance with the provisions of the Merger Agreement and this Agreement.

To receive your Warrant Consideration (as defined below), you must return an executed copy of this Agreement to the Company at the e-mail address set forth in Section 3 of this Agreement.

You are referred to herein as the “Warrant Holder”, and you agree as follows:

1. Cashless Exercise; Closing Warrant Payments.

(a) The Warrant Holder hereby acknowledges and agrees that, contingent on the Closing and subject to the terms of the Merger Agreement, the Warrant Holder’s Closing Warrants that are set forth under the heading “Closing Warrants” on Exhibit A attached hereto will automatically be Cashless Exercised (as defined in the Warrant Agreements) in accordance with Section 1.2 of the Warrant Agreements, effective immediately prior to the Effective Time, and the Warrant Holder shall receive an amount in cash for each share of Common Stock issuable upon such Cashless Exercise as determined as follows (such aggregate amount, the “Warrant Consideration”):

(i) the Closing Per Participating Share Merger Consideration;

(ii) plus, if applicable, an amount in cash for each Closing Warrant equal to the portion of any funds from the Adjustment Escrow Account, Indemnification Escrow Account and Representative Holdback Amount (as each term is defined in the Merger Agreement) that may be disbursed to the Warrant Holder in accordance with the terms of the Merger Agreement (which amount shall be subject to any pro rata reduction in connection with certain indemnification obligations applicable to the Warrant Holder as a “Warrant Holder” under the Merger Agreement).

(b) The portion of the Warrant Consideration payable pursuant to Section 1(a)(i) (the “Closing Warrant Payment”) shall be payable within a reasonably practicable time following the Closing through the Paying Agent, and the portion of the Warrant Consideration, if any, represented by Section 1(a)(ii) (the “Additional Payment Amount”), shall be payable, if at all, as and when such payment is required to be made pursuant to Section 1.08, Section 10.06 and Section 11.18 of the Merger Agreement. For the avoidance of doubt, the amount of cash each Warrant Holder is entitled to receive with respect to its Closing Warrants shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Closing Warrants held by such Warrant Holder.

2. Termination of the Warrant Agreements. The Warrant Holder hereby acknowledges and agrees that (a) this Agreement serves as the notice to the Warrant Holder pursuant to Section 1.6(b) of the Warrant Agreements and (b), contingent on the Closing and subject to the terms of the Merger Agreement, in consideration for the right to receive the Warrant Consideration, the Warrant Agreements shall be terminated as of immediately prior to the Effective Time with no further liability or obligation on the part of Buyer, the Company or any of their respective Affiliates. Notwithstanding anything to the contrary in this Agreement, if the Closing does not occur, or the Merger Agreement is terminated pursuant to its terms, then this Agreement shall be void ab initio.

3. Requirements to Receive Warrant Consideration.

(a) The Warrant Holder acknowledges and agrees that to receive its Closing Warrant Payment and any Additional Payment Amounts, the Warrant Holder must execute this Agreement and deliver this Agreement to the Company, at the following e-mail addresses: [•]1. The payment of the Warrant Consideration provided in the immediately preceding sentence may be made only as set forth in this Agreement and subject to the Warrant Holder having submitted all of the documents, duly completed and executed, required to properly receive its Warrant Consideration (as determined by Buyer’s review of such documents).

(b) If at any time after the Closing under the Merger Agreement, any further action is necessary to carry out the purposes of this Agreement, the Warrant Holder agrees to take such action as is necessary and to execute such documents as are necessary and lawful. The Warrant Holder hereby waives any and all advance notice rights it may be entitled to, including any set forth in the Warrant Agreements with respect to the Acquisition, the Merger Agreement or any action or series of actions contemplated therein, to which the Warrant Holder would otherwise be entitled.

4. Withholding and Tax Matters. The parties agree and acknowledge that the Warrant Holder is responsible for payment of all taxes legally imposed upon it in connection with the Warrant Holder’s receipt of the Warrant Consideration under the Merger Agreement and this Agreement and none of Buyer, Merger Sub, the Company, the Escrow Agent or any of their respective Affiliates or Representatives shall have any liability to the Warrant Holder or any other party with respect to any such tax or amount. The Warrant Consideration will be subject to applicable tax and other withholdings required by law, and will be made net of such withholding amounts as and to the extent required by applicable law. The Warrant Holder hereby acknowledges and agrees that no representations have been made with respect to the tax treatment of any consideration that may be received pursuant to the terms of this Agreement and the Merger Agreement.

[1]	Note to Draft: email addresses to be provided.

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5. No Transfer or Assignment. The Warrant Holder may not sell, exchange, transfer or otherwise dispose of its right to receive the Warrant Consideration set forth herein or any portion thereof. Any transfer in violation of this Section 5 shall be null and void and need not be recognized by Buyer or the Company.

6.Representations, Warranties and Covenants of the Warrant Holder. The Warrant Holder hereby represents, warrants and covenants to the Company and Buyer as of the date of this Agreement as follows:

(a) As of the date of this Agreement, the Warrant Holder was a party to the Warrant Agreements governing the Closing Warrants set forth on Exhibit A attached hereto. The Warrant Holder acknowledges and agrees that the Closing Warrants listed on Exhibit A attached hereto represent all of the outstanding Warrants or other rights to receive Common Stock held by the Warrant Holder or any other equity or equity-based rights or interests in the Company. The Warrant Holder acknowledges and agrees that the Warrant Consideration is the full amount that the Warrant Holder is entitled to receive in connection with the cancellation and termination of the Closing Warrants and nothing else is owed or payable to the Warrant Holder as a result of the cancellation and termination of the Closing Warrants.

(b) The Warrant Holder has the right to the Closing Warrants listed on Exhibit A attached hereto free and clear of any liens, encumbrances, equities, security interests, restrictions and claims whatsoever. The Warrant Holder has the right to surrender the Closing Warrants listed on Exhibit A attached hereto and has not made any prior exercise, sale or transfer of such Closing Warrants.

(c) Upon execution of this Agreement, the Warrant Holder hereby acknowledges and agrees that (i) the Warrant Holder is a “Warrant Holder” under the terms of the Merger Agreement and (ii) the Warrant Holder is bound by all of the terms, conditions, duties and obligations of a Warrant Holder pursuant to the Merger Agreement to the fullest extent permitted by applicable law, including, but not limited to, the post-Closing Merger Consideration adjustment set forth in Section 1.08 of the Merger Agreement, the post-Closing release of funds from the Indemnification Escrow set forth in Section 10.06 of the Merger Agreement, the appointing of the Securityholders’ Representative pursuant to and with the powers and authority set forth in Section 11.18 of the Merger Agreement and the release of the Representative Holdback Amount set forth in Section 11.18(c) of the Merger Agreement.

(d) The Warrant Holder has full power or capacity (as the case may be) and authority to execute and deliver this Agreement.

(e) This Agreement, to which the Warrant Holder is a party, has been duly executed and delivered, and constitutes the legal, valid and binding obligation of the Warrant Holder, enforceable in accordance with its terms.

(f) The execution, delivery and performance by the Warrant Holder of this Agreement, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof do not and will not: (A) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law applicable to the Warrant Holder; (B) require any consent, approval or authorization of, or notice to, any person, corporation, partnership, domestic or foreign governmental body or other organization or entity; (C) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Warrant Holder is a party or by which the Warrant Holder is bound; or (D) result in the creation or imposition of any encumbrance on any of the Warrant Holder’s Closing Warrants.

(g) The Warrant Holder acknowledges and represents that the Warrant Holder has had the opportunity to consult with a legal advisor in connection with this Agreement and that the Warrant Holder is not relying upon the Company or Buyer for any legal or tax advice.

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7. Securityholders’ Representative. The Warrant Holder hereby (i) ratifies and approves the designation and appointment of Shareholder Representative Services LLC as the Securityholders’ Representative in accordance with and subject to the Merger Agreement, to act for and on behalf of the Warrant Holder, pursuant to the terms of the Merger Agreement, and, as such, to act as the Warrant Holder’s true and lawful attorney-in-fact and agent (with full power of substitution) for the purposes set forth in the Merger Agreement, including, without limitation, to act on behalf of all applicable Securityholders with respect to all matters relating to any claim for indemnification, compensation or reimbursement under the Merger Agreement, and (ii) acknowledges and agrees to the exculpation and indemnification provisions in favor of the Representative set forth in the Merger Agreement. Without limiting the foregoing, the Warrant Holder agrees that a decision, act, consent or instruction of the Securityholders’ Representative, including an amendment, extension or waiver of the Merger Agreement, shall, subject to the limitations in the Merger Agreement, constitute a decision of the Securityholders and shall be final, binding and conclusive upon the Securityholders, including the Warrant Holder.

8. Miscellaneous.

(a) Effectiveness. Notwithstanding anything to the contrary herein, this Agreement shall automatically become null and void and shall be of no further force and effect upon the termination of the Merger Agreement or in the event that the Acquisition does not close.

(b) Amendments and Waivers. Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 8(b) shall be binding upon the parties and their respective successors and assigns.

(c) Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without regard to choice of law principles (whether of the State of Delaware or any other jurisdiction).

(d) Counterparts. This Agreement may be executed electronically and in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(e) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other; except that the Company may assign its rights and delegate its obligations hereunder to Buyer or any of Buyer’s affiliates.

(f) Waiver of Jury Trial. Each party hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Merger Agreement, the Acquisition or any of the transactions contemplated hereby or thereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

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(g) Entire Agreement. This Agreement (including Exhibit A attached hereto) and the Merger Agreement (to the extent incorporated herein) set forth the entire agreement and understanding between the Warrant Holder and the Company relating to the matter comprising the subject of this Agreement and supersedes any and all prior agreements, arrangements and understandings, written or oral, between the Warrant Holder and the Company with respect to the subject matter hereof, including, but not limited to, following the Effective Time, the Warrant Agreements.

[The remainder of this page is intentionally left blank.]

5

Very truly yours,

The Athletic Media Company

By:

Name:
Title:

AGREED TO AND ACCEPTED:

WARRANT HOLDER:

(sign on line above)

(print name on line above)

EXHIBIT A

WARRANT HOLDER’S CLOSING WARRANTS

Closing Warrants	Grant Date	Number of Shares of Common Stock	Warrant Price	Estimated Closing Warrant Payment Applicable to Such Closing Warrants(1)(2)(3)

(1)

Such estimated amount is based on an assumed Closing Per Participating Share Merger Consideration of $[___], which is approximated as of [DATE] and subject to change. The estimated Closing Warrant Payment is presented as the Closing Per Participating Share Merger Consideration, multiplied by the number of shares of Common Stock subject to the Closing Warrant.

(2)	The actual Closing Warrant Payment will be payable less applicable taxes and withholding consistent with the terms of this Agreement.
(3)	The Closing Warrant Payment does not include any Additional Payment Amount that may become payable as set forth in the Merger Agreement and this Agreement.